SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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SCHERING-PLOUGH CORPORATION

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Notice of Annual Meeting
of Shareholders
May 19, 2006
The Annual Meeting of Shareholders of Schering-Plough Corporation will be held at The Conference Center at Harvard Medical, 77 Avenue Louis Pasteur, Boston, Massachusetts, on Friday, May 19, 2006, at 8:30 a.m. The purposes of the meeting are to vote on the following proposals and transact other business that may properly come before the meeting:

Proposal One:	Elect five Directors for a one-year term (unless proposal three does not pass, in which case the term will be three years). The Board recommends a vote FOR this proposal.

Proposal Two:	Ratify the designation of Deloitte & Touche LLP to audit Schering-Plough’s books and accounts for 2006. The Board recommends a vote FOR this proposal.

Proposal Three:	Approve amendments to Schering-Plough’s governing instruments to provide for the annual election of Directors. The Board recommends a vote FOR this proposal.

Proposal Four:	Approve the Directors Compensation Plan. The Board recommends a vote FOR this proposal.

Proposal Five:	Approve the 2006 Stock Incentive Plan. The Board recommends a vote FOR this proposal.

Proposals Six and Seven:	Consider shareholder proposals, if each is brought before the meeting. The Board recommends a vote AGAINST each proposal.
Only holders of record of common shares at the close of business on March 20, 2006 will be entitled to vote at the meeting or any adjournments or postponements thereof.
Your vote is important. Whether or not you plan to attend the meeting, please vote in advance by proxy in whichever way is most convenient — in writing, by telephone or by the internet.
To be admitted to the Annual Meeting of Shareholders, a shareholder must present both an admission ticket and a photo identification. The process for shareholders to obtain an admission ticket from Schering-Plough’s transfer agent, The Bank of New York, is described in the Proxy Statement on page      .
Susan Ellen Wolf
Corporate Secretary and
Vice President – Corporate Governance
Kenilworth, New Jersey
March      , 2006

Proxy Statement
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Schering-Plough Corporation to be voted at its Annual Meeting of Shareholders on May 19, 2006, and any adjournments or postponements of the meeting. At the 2006 Annual Meeting, holders of common shares will vote on the following matters:

Proposal One:	Elect five Directors for a one-year term (unless proposal three does not pass, in which case the term will be three years). The Board recommends a vote FOR this proposal.

Proposal Two:	Ratify the designation of Deloitte & Touche LLP to audit Schering-Plough’s books and accounts for 2006. The Board recommends a vote FOR this proposal.

Proposal Three:	Approve amendments to Schering-Plough’s governing instruments to provide for the annual election of Directors. The Board recommends a vote FOR this proposal.

Proposal Four:	Approve the Directors Compensation Plan. The Board recommends a vote FOR this proposal.

Proposal Five:	Approve the 2006 Stock Incentive Plan. The Board recommends a vote FOR this proposal.

Proposals Six and Seven:	Consider shareholder proposals, if each is brought before the meeting. The Board recommends a vote AGAINST each proposal.
The Board of Directors has designated Fred Hassan, Robert Bertolini and Susan Ellen Wolf as proxies in connection with the 2006 Annual Meeting of Shareholders. With respect to any other matter that properly comes before the Annual Meeting, these proxies will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.
This Proxy Statement and the accompanying proxy and voting instruction card, together with the 2005 Annual Report to Shareholders and Company Overview, are being mailed beginning on or about March      , 2006, to all holders of record of common shares as of the close of business on March 20, 2006. There were                      common shares outstanding on March 20, 2006.
The address of Schering-Plough’s principal executive offices is 2000 Galloping Hill Road, Kenilworth, New Jersey 07033 and its website is www.schering-plough.com.

GENERAL INFORMATION ABOUT VOTING AND THE ANNUAL MEETING
Shareowners Entitled to Vote
Only holders of record of common shares at the close of business on the record date, March 20, 2006, are entitled to vote shares held on that date at the Annual Meeting. Each outstanding common share entitles its holder to cast one vote.
Voting by Proxy
You may vote in person at the meeting. Even if you plan to attend the meeting, Schering-Plough recommends that you vote in advance of the meeting. You may vote in advance of the meeting by any of the following methods:
Vote By Mail. Sign and date each proxy and voting instruction card you receive and return it in the prepaid envelope. If you return your signed proxy and voting instruction card but do not indicate your voting preferences, your shares will be voted on your behalf FOR the election of the five nominated Directors, FOR the ratification of the designation of Deloitte & Touche LLP to audit Schering-Plough’s books and accounts for 2006, FOR the approval of amendments to Schering-Plough’s governing instruments to provide for the annual election of Directors, FOR the approval of the Directors Compensation Plan, FOR the approval of the 2006 Stock Incentive Plan, and AGAINST the shareholder proposals.
Vote By Telephone or Internet. If you are a shareholder of record (that is, if you hold your shares in your own name), you may vote by telephone (toll free) or the internet by following the instructions on your proxy and voting instruction card. If your shares are held in the name of a bank, broker or other holder of record (that is, in “street name”), and if the bank or broker offers telephone and internet voting, you will receive instructions from them that you must follow in order for your shares to be voted. If you vote by telephone or internet, you do not need to return your proxy and voting instruction card.
Voting under the Schering-Plough Employee Savings Plans
If you are a current or former Schering-Plough employee with shares credited to an account under the Schering-Plough Employees’ Savings Plan or the Schering-Plough Puerto Rico Employees’ Retirement Savings Plan, you will receive a proxy and voting instruction card.
If you do not give voting instructions to the plan trustee by mailing your proxy and voting instruction card or voting by internet or telephone, the trustee will vote shares you hold in the Employees’ Savings Plan or in the Puerto Rico Employees’ Retirement Savings Plan in the same proportion as shares held in that plan for which voting instructions were timely received. To allow sufficient time for the trustee to vote your shares under either Plan, your voting instructions must be received by 5:00 p.m. E.S.T. on May 16, 2006.
Broker Discretionary Voting and Effect of Votes, Broker Non-Votes & Abstentions
A New York Stock Exchange (NYSE) member broker who holds shares in street name for a customer has the authority to vote on certain items if the broker does not receive instructions from the customer. NYSE rules permit member brokers who do not receive instructions to vote on proposal one to elect directors, proposal two to ratify the designation of Deloitte & Touche as auditors and proposal three to approve amendments to the governing instruments to provide for the annual election of Directors. NYSE rules do not permit member brokers who do not receive instructions to vote on proposal four to approve the Directors Compensation Plan, proposal five to approve the 2006 Stock Incentive Plan or proposals six and seven, the shareholder proposals because these are “non-discretionary” items. Proxies that are counted as abstentions and any proxies returned by brokers as “non-votes” on behalf of shares held in street names (because beneficial owners’ discretion has been withheld or brokers are not permitted to vote on the beneficial owners’ behalf) will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. However, any shares not voted as a result of an abstention or a broker non-vote will not be counted as voting for or against a particular matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of a vote, other than with respect to proposal three to approve amendments to the governing instruments to provide for the annual election of Directors, where abstentions and broker non-votes will not be counted toward meeting the 80% outstanding common share vote requirement applicable to that proposal.
Shareholders Sharing an Address
Consistent with notices sent to record shareholders sharing a single address, we are sending only one Proxy Statement, 2005 Annual Report to Shareholders and Company Overview to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of the Proxy Statement, 2005 Annual Report to Shareholders and Company Overview by one of the following methods:

•	Record shareholders wishing to discontinue or begin householding, or any record shareholder residing at a household address wanting to request delivery of a copy of the Proxy Statement, 2005 Annual Report to Shareholders and Company Overview, should contact our transfer agent, The Bank of New York, at 877-429-1240 (U.S.), 212-815-3700 (outside of the U.S.) or www.stockbny.com or may write to them at P.O. Box 11002, Church Street Station, New York, New York 10286-1002.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder. Any shareholder in the household may request prompt delivery of a copy of the Proxy Statement, 2005 Annual Report to Shareholders and Company Overview by contacting Schering-Plough at 908-298-3636 or may write to Schering-Plough at Office of the Corporate Secretary, Schering-Plough Corporation, 2000 Galloping Hill Road, Mail Stop: K-1-4-4525, Kenilworth, New Jersey 07033.

Revoking a Proxy
You may change your vote or revoke your proxy at any time before the proxy is voted at the meeting. If you submitted your proxy by mail, you must (a) file with the Corporate Secretary of Schering-Plough a written notice of revocation or (b) timely deliver a valid, later-dated proxy. If you submitted your proxy by telephone or internet, you may change your vote or revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is voted at the meeting or you vote by written ballot at the Annual Meeting.
Attending the Meeting
You need an admission ticket and a photo identification to attend the meeting. To get an admission ticket, you must write to Schering-Plough’s transfer agent, The Bank of New York, using one of the following addresses:

Email:	bmincey@bankofny.com

Mail:	The Bank of New York c/o Investor Services Correspondence P.O. Box 11598 New York, NY 10277-2075 Attn: Barbara Mincey
If you are a record shareholder (your shares are held in your name), you must list your name exactly as it appears on your stock ownership records at The Bank of New York. If you hold through a bank or broker or trustee, you must also include a copy of your latest bank or broker statement showing your ownership.
Quorum
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will constitute a quorum. On March 20, 2006, the record date, Schering-Plough had outstanding and entitled to vote at the Annual Meeting                      common shares, par value $.50 per share.
Abstentions and broker non-votes are counted for determining whether a quorum is present at the meeting.
Electronic Access to Proxy Materials and Annual Report
This Proxy Statement, the 2005 Annual Report to Shareholders and the Company Overview are available on Schering-Plough’s website at www.schering-plough.com. You can save Schering-Plough postage and printing expense by consenting to access these documents over the internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a shareholder of record, you may sign up for this service by logging onto the internet at https://www.giveconsent.com/sgp. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as telephone and internet access charges, for which you are responsible.
PROPOSAL ONE: ELECT FIVE DIRECTORS FOR A ONE-YEAR TERM (UNLESS PROPOSAL THREE DOES NOT PASS, IN WHICH CASE THE TERM WILL BE THREE YEARS)
The Board has nominated five candidates for election as Directors for a one-year term expiring at the 2007 Annual Meeting. Currently, Schering-Plough’s Board of Directors is divided into three classes that serve staggered three-year terms and are as nearly equal in number as possible. If proposal three to amend Schering-Plough’s governing instruments to provide for the annual election of directors is not approved by the requisite vote of shareholders, then the Directors elected at this 2006 Annual Meeting will be elected for a three-year term ending at the 2009 Annual Meeting of Shareholders. In each case, Directors are elected to serve for their respective terms and until their successors have been elected and qualified.

In the event one or more of the named nominees is unable to serve, the persons designated as proxies may cast votes for other persons as substitute nominees. The Board of Directors has no reason to believe that any of the nominees named below will be unavailable, or if elected, will decline to serve.
Richard de J. Osborne will retire as Director at the Annual Meeting in keeping with the policy that Directors retire at age 72.
Biographical information is given below for each nominee for Director, and for each Director whose term of office will continue after the Annual Meeting. All of the nominees are presently Directors.
Vote required. A plurality of the votes cast is required for the election of Directors. However, the Corporate Governance Guidelines provide that, should any Director receive a majority of votes cast as withhold votes, then he or she must submit an offer to resign to the Nominating and Corporate Governance Committee (see page     ).
The Board recommends a vote FOR each of the nominees in proposal one.
Nominees for Director

[THOMAS J. COLLIGAN PHOTO]	THOMAS J. COLLIGAN, Age 61, Retired Vice Chairman of PricewaterhouseCoopers, LLP (accounting firm).
Prior History: Mr. Colligan was associated with PricewaterhouseCoopers from 1969 until his retirement in 2004.
Other Directorships: Education Management Corporation and Corgentech, Inc.
Other: Managing Director of Duke Corporate Education, Board of Trustees of Newark Boys Chorus School, Board of Advisors of the Silberman College of Business at Farleigh Dickinson University.
Director since: 2005

[C. ROBERT KIDDER PHOTO]	C. ROBERT KIDDER, Age 61, Principal of Stonehenge Partners (private investment firm).
Prior History: Mr. Kidder was Chairman and Chief Executive Officer of Borden, Inc. from 1995 to 2003. He was also a Founding Partner of Borden Capital Management Partners. Prior to that, he was at Duracell International Inc. from 1980 to 1994, assuming the role of President and Chief Executive Officer in 1984.
Other Directorships: Morgan Stanley
Other: Board of Trustees of Columbus Children’s Hospital and Ohio University, and President of Wexner Center Foundation.
Director since: 2005

[CARL E. MUNDY, JR. PHOTO]	CARL E. MUNDY, JR., Age 70, Retired General, Former Commandant of the Marine Corps.
Prior History: General Mundy entered the Marine Corps in 1953. He held senior positions of operational command and top-level management prior to appointment as Commandant and Joint Chiefs of Staff member in 1991. He led the Marine Corps and served as military adviser to the President and Secretary of Defense from 1991 to 1995.
Other Directorships: General Dynamics Corporation
Other: Chairman of the Marine Corps University Foundation, member of the boards of advisors to the Comptroller General of the United States and the Navy League of the United States, and member of the Council on Foreign Relations. Past president of Worldwide Operations of the United Services Organization.
Director since: 1995

[PATRICIA F. RUSSO PHOTO]	PATRICIA F. RUSSO, Age 53, Chairman and Chief Executive Officer of Lucent Technologies Inc. (communications company). Ms. Russo assumed the position of Chairman in 2003 and the positions of Chief Executive Officer and President in January 2002.
Prior History: Ms. Russo was President and Chief Operating Officer of Eastman Kodak Company from April 2001 and Director from July 2001, and also Chairman of Avaya Inc. since December 2000, until she rejoined Lucent in January 2002. Ms. Russo was Executive Vice President and Chief Executive Officer of the Service Provider Networks business of Lucent from November 1999 to August 2000 and served as Executive Vice President from 1996 to 1999. Prior to that she held various executive positions with Lucent and AT&T.
Director since: 1995

[ARTHUR F. WEINBACH PHOTO]	ARTHUR F. WEINBACH, Age 62, Chairman and Chief Executive Officer of Automatic Data Processing, Inc. (ADP) (independent computing services company). Mr. Weinbach has been associated with ADP since 1980, assuming his current position in April 1998. Mr. Weinbach will retire as chief executive officer of ADP effective August 31, 2006, but will serve as a non-executive chairman.
Other Directorships: First Data Corp.
Other: Trustee of New Jersey Seeds.
Director since: 1999

Directors Continuing in Office — Term to Expire 2007
[FRED HASSAN PHOTO]	FRED HASSAN, Age 60, Chairman of the Board and Chief Executive Officer since April 2003.
Prior History: Mr. Hassan was Chairman of the Board and Chief Executive Officer of Pharmacia Corporation from February 2001 until April 2003, President and Chief Executive Officer of Pharmacia from March 2000 to February 2001, and President and Chief Executive Officer of Pharmacia & Upjohn, Inc. from May 1997 until March 2000. Mr. Hassan was Executive Vice President and a member of the Board of Directors of Wyeth, Inc. (formerly American Home Products Corporation), from 1995 to 1997.
Other Directorships: Avon Products, Inc.
Director since: 2003

[PHILIP LEDER, M.D. PHOTO]	PHILIP LEDER, M.D., Age 71, Chairman, Department of Genetics, Harvard Medical School. Dr. Leder has been Chairman, Department of Genetics, Harvard Medical School, since 1980; John Emory Andrus Professor of Genetics since 1980.
Other: Honorary Trustee of the Massachusetts General Hospital, Trustee and Chairman of the Board of the Charles A. Revson Foundation.
Director since: 2003

[EUGENE R. MCGRATH PHOTO]	EUGENE R. MCGRATH, Age 64, Chairman of Consolidated Edison, Inc. (energy company).
Prior History: Mr. McGrath has been associated with Con Edison since 1963. He served as Chairman, President and Chief Executive Officer from October 1997 until 2005, and served as Chairman and Chief Executive Officer of Con Edison’s subsidiary, Consolidated Edison Company of New York, Inc., since September 1990.
Other: Director or Trustee of AEGIS Insurance Services, Atlantic Mutual Insurance Services, Barnard College, Manhattan College and the Wildlife Conservation Society.
Director since: 2000

Directors Continuing in Office — Term to Expire 2008

[HANS W. BECHERER PHOTO]	HANS W. BECHERER, Age 70, Retired Chairman, Chief Executive Officer and Chief Operating Officer of Deere & Company (manufacturer of mobile power machinery and supplier of financial and health care services).
Prior History: Mr. Becherer was associated with Deere & Company from 1962 until his retirement in 2000. He was elected President and Chief Operating Officer of Deere & Company in 1987, President and Chief Executive Officer in 1989, and Chairman and Chief Executive Officer in May 1990.
Other Directorships: J.P. Morgan Chase & Co., until his retirement in April 2006.
Other: Member of the Business Council and Council on Foreign Relations.
Director since: 1989

[KATHRYN C. TURNER PHOTO]	KATHRYN C. TURNER, Age 58, Chairperson, Chief Executive Officer and President of Standard Technology, Inc. (management and technology solutions firm). Ms. Turner has served in her present position since 1985.
Other Directorships: ConocoPhillips, Carpenter Technology Corporation and Tribune Company (until May 2006).
Other: Board member of National Capital Area Council of the Boy Scouts of America and Children’s Hospice International.
Director since: 2001

[ROBERT F.W. VAN OORDT PHOTO]	ROBERT F.W. VAN OORDT, Age 69, Chairman of the Supervisory Board of Rodamco Europe N.V. (largest retail real estate investment company in Europe).
Prior History: Mr. van Oordt served as Chief Executive Officer of Rodamco from March 2000 to June 2001. Prior to this assignment, Mr. van Oordt served as Chairman of the Executive Board of NV Koninklijke KNP BT (producer of paper and distributor of graphic and office products) from March 1993, following the merger of three Dutch-based industrial corporations, including Bührmann-Tetterode N.V., until his retirement in April 1996. Former Director of Nokia Corporation.
Other Directorships: Fortis Bank N.V. and Supervisory Board of Draka Holding N.V.
Other: Member of the International Advisory Board of Nijenrode University and senior member of the Conference Board.
Director since: 1992

Committees of the Board of Directors
The Board of Directors has a standing Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee, each consisting exclusively of independent Directors, as independence is defined in the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard specified in the Corporate Governance Guidelines (attached as Exhibit G). Members of the Audit Committee all meet the independence requirements set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The Board of Directors also has a standing Business Practices Oversight Committee and a Finance Committee. In 2005, the Board of Directors formed a Science and Technology Committee.
The Charters of the Committees have been adopted by the Board and are attached as exhibits to this Proxy Statement and are also available on Schering-Plough’s website at www.schering-plough.com.
Committee Membership and Meetings

		Business			Nominating	Science
		Practices			& Corporate	&
	Audit	Oversight	Compensation	Finance	Governance	Technology

Mr. Becherer	M		C		M
Mr. Colligan	C			M
Mr. Hassan
Mr. Kidder			M	M
Dr. Leder		M				C
Mr. McGrath	M	M
General Mundy		M		M	M
Mr. Osborne*			M	M	M
Ms. Russo			M		C
Ms. Turner		M		M	M	M
Mr. van Oordt	M	C			M
Mr. Weinbach			M	C
Total meetings in fiscal year 2005	13	6	6	4	5	0

M    Committee Member
C    Committee Chairperson

*	Retiring at Annual Meeting, pursuant to the retirement requirement in the Corporate Governance Guidelines.
S-P also has an executive committee which meets as needed in the interim between board meetings. It did not meet in 2005.
Committee Functions
Audit Committee functions include selecting the independent registered public accounting firm, subject to shareholder ratification, and providing oversight of their independence, qualifications and performance, and assisting the Board in its oversight function by monitoring the integrity of Schering-Plough’s financial statements, the performance of the internal audit function, and compliance by Schering-Plough with legal and regulatory requirements.
Business Practices Oversight Committee functions include assisting the Board with oversight of non-financial compliance systems and practices and related management activities, including regulatory requirements prescribed by the U.S. Food and Drug Administration, the European Agency for the Evaluation of Medicinal Products; and assisting the Board with oversight of systems for compliance with Schering-Plough’s Standards of Global Business Practices.
Compensation Committee functions include discharging the Board’s responsibilities relating to the compensation of Officers; responsibility for the approval, evaluation and administration of executive compensation plans, policies and programs; and making recommendations to the Board regarding equity compensation and incentive plans.
Finance Committee functions include assisting the Board with oversight of strategic financial matters and the capital structure; and recommending the dividend policy to the Board.

Nominating and Corporate Governance Committee functions include assisting the Board with Board and Committee structure, function and composition, including identifying nominees (and considering shareholder nominees in accordance with provisions of the By-Laws described on page      ); developing and recommending the Schering-Plough Board Independence Standard and Corporate Governance Guidelines (attached as Exhibit G) to the Board for approval; recommending Director compensation; and recommending and providing oversight of the annual performance review process for the Board and for each Committee.
The Science and Technology Committee functions include assisting the Board of Directors in the general oversight of science and technology matters that impact Schering-Plough’s business and products.
Board Turnover
In light of routine inquiries on Board turnover, the following information is provided:
Between 2002, (the year in which the Board announced the intention to replace R.J. Kogan as Chairman and CEO) and the date of the 2006 Annual Meeting of Shareholders, 7 Directors will have left the Board and 4 Directors have joined the Board.
Specifically, during 2002, Directors Herzlinger, Morley and Wood left the Board; during 2003, the year in which Mr. Hassan joined Schering-Plough, Mr. Hassan and Dr. Philip Leder joined the Board, while R.J. Kogan left the Board; during 2004, David Komansky and Donald L. Miller left the Board; during 2005, Thomas J. Colligan and C. Robert Kidder joined the Board; and in May 2006, Richard de J. Osborne will retire from the Board.
Board Meetings and Attendance of Directors
The Board of Directors held 8 meetings in 2005, including a two-day strategic planning meeting. All Directors attended more than 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all Committees of the Board on which they served.
Directors Attendance at Annual Meeting of Shareholders
Directors are expected to attend the Annual Meeting of Shareholders unless an emergency makes such attendance imprudent. Since 1990 only one Director has missed one Annual Meeting of Shareholders (due to illness), and all other Directors have attended all Annual Meetings of Shareholders, including the 2005 Annual Meeting at which all Directors were present.
Directors Education
All Directors participated in a customized Director education module on U.S. Food and Drug Administration regulation of the pharmaceutical industry and Schering-Plough. The module consisted of 5 hours of preparatory work and a 2-hour interactive session, led by an outside expert and Schering-Plough’s Executive Vice President, Global Regulatory Affairs and Global Project Management.
Additional education is provided throughout the year as needed on matters pertinent to Committee work and Board deliberations. Subjects covered during these sessions in 2005 included product pricing in the pharmaceutical industry, patient assistance programs for indigent and low-income persons, the structure of the U.S. pharmaceutical industry, and Schering-Plough’s process for compliance with pharmacovigiliance regulations. Each Director earned at least 7 additional education credit hours by participating in these activities. Several Directors also attended general Director education programs offered by third parties during 2005.
Director Stock Ownership Requirements
In 2005, the Board established stock ownership requirements for all Directors and included the requirements in the Corporate Governance Guidelines. Each Director is required to own 5,000 shares within three years of joining the Board.
Director Compensation
Who Receives Director Compensation
Fred Hassan receives no compensation for his service as a Director.
Other Directors receive compensation pursuant to the Directors compensation program. These other Directors receive no compensation, directly or indirectly, from Schering-Plough other than pursuant to the Directors compensation program.
The Process for Reviewing and Determining Director Compensation
The Nominating and Corporate Governance Committee, pursuant to its Charter, is responsible for conducting an annual assessment of non-management Director compensation and benefits. The Committee members are all independent.

As part of the assessment, the Committee considers the amount of Director compensation and the mix of compensation instruments. The Committee uses benchmarking data relating to Director compensation at other companies. The Committee also considers feedback from shareholders about Director compensation.
Prior to 2005, this assessment consisted of benchmarking against the seven U.S. pharmaceutical companies that comprise the peer index shown in the performance graph on page      , based on information in those companies’ proxy statements.
Past reviews resulted in prior changes to Director compensation, such as the elimination of meeting fees in 2004. Director compensation has not increased since 2004.
The 2005 Director Compensation Review and Recommended Changes
In 2005, the Committee conducted a comprehensive review of Director compensation. As a result of the review, the Committee changed the peer group used to benchmark Director compensation and determined that a re-design of the Directors compensation program was advisable.
Compensation Philosophy for Director Compensation
During the 2005 review, the Committee determined to begin using independent data compiled by the National Association of Corporate Directors for similar-sized companies in both the pharmaceutical and healthcare industries. The Committee determined that this more diverse group of companies better represented the market in which Schering-Plough competes for directors and is representative of Boards serving in companies with similar complexities and challenges. The Committee targeted compensation at the median of total compensation of that group of companies.
The Committee also determined that a simpler, more transparent Director compensation program was advisable. The Committee considered the Non-Employee Director Compensation Policy published by the Council of Institutional Investors and followed many of its recommendations. The Committee consulted outside counsel, who advised on program design and drafted the proposed new Directors Compensation Plan.
The new Directors Compensation Plan is submitted for shareholder approval at the 2006 Annual Meeting of Shareholders. See proposal four beginning on page      of this Proxy Statement, which includes more details about the Directors Compensation Plan, which will become effective June 1, 2006.
Director compensation has not included in 2005 and will not include in 2006 perquisites or personal benefits. Directors occasionally receive Schering-Plough’s consumer products, like Dr. Scholl’s and Coppertone products, and spouses are invited to accompany Directors to meetings from time to time. The total cost to Schering-Plough for all such items is under $10,000 per Director per year.
2005 Compensation
The prior Directors compensation program included stock, stock equivalent and cash components described below. Directors were compensated under the prior program in 2005 and for the first five months of 2006. Details of the prior program are as follows:
          Equity and Phantom Equity:

•	Directors Stock Award Plan under which Directors receive 3,000 common shares annually, increased from 2,500 shares. Directors have the option to defer the award into Deferred Stock Units, which grow/diminish in value as if invested in Schering-Plough common shares (with dividends reinvested) and are paid out in common shares at the end of a specified deferral period.

•	Directors Stock Equivalency Program under which Directors receive an annual award of phantom stock equivalent units valued at $25,000 (no increase from prior years), which grow/diminish in value as if invested in Schering-Plough common shares (with dividends reinvested) until termination of service as a Director, at which time they are paid out in cash.
          Cash:

•	Board Retainer of $50,000.

•	Committee Retainer of $15,000 for the Audit Committee and $10,000 for each of the other Board Committees (there was no retainer for the Executive Committee).

•	Committee Chair Retainer of $5,000 paid to the Chair of each Committee (there was no Committee Chair retainer for the Executive Committee).

•	Deferral option under the Directors Deferred Compensation Plan, which permits Directors to defer any cash compensation. They may elect whether deferred cash compensation grows/diminishes in value as if invested in Schering-Plough common shares (with dividends reinvested) or earns interest at a market rate. Deferred amounts are paid in cash at the end of a specified deferral period.
The following table shows amounts paid to each Director in 2005 under the prior Directors compensation program.

Name	Total	Cash Fees[a]			Non-Stock
			Stock	Option	Incentive Plan	All Other
			Awards[b]	Awards	Compensation	Compensation[c]

Mr. Becherer	$189,145	$75,000	$111,650	$0	$0	$2,495

Mr. Colligan	114,696	37,500	76,233	0	0	962

Mr. Kidder	91,650	17,500	74,150	0	0	0

Dr. Leder	150,400	63,750	87,650	0	0	0

Mr. McGrath	161,650	0	161,650	0	0	0

General Mundy	166,650	80,000	86,650	0	0	0

Mr. Osborne	171,650	85,000	86,650	0	0	0

Ms. Russo	162,586	28,125	133,525	0	0	936

Ms. Turner	169,150	82,500	86,650	0	0	0

Mr. van Oordt	176,650	90,000	86,650	0	0	0

Mr. Weinbach	166,650	0	166,650	0	0	0

a Includes cash paid and amounts deferred into a Simple Interest Fund for the Board Retainer, the Committee Retainer and the Committee Chair Retainer.
b Includes market value on date of grant shares awarded under the Directors Stock Award Plan or, if award is deferred, phantom units awarded, as well as market value on date of grant of deferred stock units (phantom units) awarded under the Directors Stock Equivalency Program and amounts deferred into stock units.
c Interest credited on deferred cash amounts, which accrues at the prime rate specified by JP Morgan Chase Bank.
Certain Transactions
Dr. Leder’s son, Ethan Leder, is chief executive officer of United BioSource Corporation (“UBC”). UBC was formed in November 2003 and is a provider of specialized pharmaceutical services, including pharmacoeconomic information and analysis. UBC has developed its business by acquisition of a number of existing companies since its formation. Schering-Plough, for many years, has obtained services from these companies (going back to a period prior to Dr. Leder joining the Schering-Plough Board or Ethan Leder becoming affiliated with these companies). During 2005, Schering-Plough business with these companies totaled approximately $2.3 million, which was between 3% and 4% of UBC’s annual gross revenues for fiscal year 2005.
The Nominating and Corporate Governance Committee and the Board of Directors determined that Dr. Leder is not independent as a result of these transactions, in accordance with the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard. Since joining the Board, Dr. Leder has never been a member of a Board Committee where independence is required.

CORPORATE GOVERNANCE
Schering-Plough believes that good corporate governance practices create a solid foundation for achieving its business goals and keeping the interests of its shareholders and other stakeholders in perspective. Under the leadership of Chairman of the Board and CEO, Fred Hassan, in 2003 Schering-Plough adopted a new Vision — to earn trust, every day — and new Leader Behaviors: shared accountability and transparency, cross-functional teamwork and collaboration, listening and learning, benchmark and continuously improve, coaching and developing others, and business integrity.
Corporate Governance Guidelines
Schering-Plough has long recognized good corporate governance, first adopting its Statement of Corporate Director Policies in 1971, which among other things required that a majority of the Board be independent. In 2004, the Board adopted Corporate Governance Guidelines. Consistent with the Vision and Leader Behaviors, the Board, with oversight by the Nominating and Corporate Governance Committee, reviews and enhances the governance practices, including the Corporate Governance Guidelines and the Charters of the Board Committees, on a regular basis.
Pursuant to such a review, in December 2005, the Committee recommended and the Board agreed to amend the Guidelines to include a requirement that any Director who does not receive a majority of votes cast offer to resign to the Nominating and Corporate Governance Committee, which will determine what action is best for Schering-Plough in light of the then current facts and circumstances. The Guidelines are attached as Exhibit G.
About the Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is comprised of five independent Directors, as independence is defined in the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard.
Director Nominees
One of the Nominating and Corporate Governance Committee’s most important functions is the identification of Director nominees. The Committee considers nominees from all sources, including shareholders, nominees submitted by other outside parties, and candidates known to current Directors. The Committee also has from time to time retained an expert search firm (that is paid a fee) to help identify candidates possessing the minimum criteria and other qualifications identified by the Committee as being desired in connection with a vacancy on the Board. All candidates must meet the minimum criteria for Directors established by the Committee. These criteria are listed in Schering-Plough’s Corporate Governance Guidelines.
Candidates are evaluated in the same manner no matter who first suggests they be nominated. The candidate’s credentials are provided to the Committee by the Corporate Secretary with the advance materials for the next Committee meeting. If any member of the Committee believes the candidate may be qualified to be nominated, the Committee discusses the matter at the meeting. For each candidate who is discussed at a meeting, the Committee decides whether to further evaluate the candidate. Evaluation includes a thorough background check, interaction and interviews with the Committee members and other Directors and discussion about the candidate’s availability and commitment. When there is a vacancy on the Board, the best candidate from all evaluated is recommended by the Committee to the full Board to consider for nomination.
Director Independence
Schering-Plough is subject to the New York Stock Exchange independence requirements for Directors and has adopted the more restrictive Schering-Plough Board Independence Standard which is included in the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee assists the Board with the assessment of Director independence.
The Nominating and Corporate Governance Committee and the Board have determined that (1) Mr. Hassan is not independent because as Chairman of the Board and Chief Executive Officer of Schering-Plough, he is an Officer and employee of Schering-Plough; (2) Dr. Leder is not independent because of certain transactions between the Company and a company where his son is Chief Executive Officer; (3) all other Directors are independent under both the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard; and (4) each independent Director has no material relationship with Schering-Plough.
The Nominating and Corporate Governance Committee and the Board have determined that all members of the Audit Committee — Directors Becherer, Colligan, McGrath and van Oordt — also are independent pursuant to the requirements of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.
Executive Sessions of the Board of Directors
As required in the Corporate Governance Guidelines, the Board periodically meets in executive session without any Director present who is also a member of management. During 2005, the Board held 6 such sessions.

Executive sessions are always chaired by an independent Director. The independent Directors have determined to rotate this responsibility every six months among the independent Directors who chair Committees of the Board. Currently, Hans W. Becherer is chairing the executive sessions.
Communications with Directors
The Board of Directors has adopted a process for shareholders and others to send communications to the Board or any Director. This includes communications to a Committee, the independent Directors as a group, the current Chair of the Board’s executive sessions or other specified individual Director(s). All communications are to be sent by mail or by fax, care of the Corporate Secretary, at Schering-Plough headquarters, addressed as follows:
[Board or Name of Individual Director(s)]
c/o Corporate Secretary
Schering-Plough Corporation
2000 Galloping Hill Road
Mail Stop: K-1-4-4525
Kenilworth, New Jersey 07033
Fax: 908-298-7303
The independent Directors have directed the Corporate Secretary to screen the communications. First, communications sent by mail are subject to the same security measures as other mail coming to Schering-Plough, which may include x-ray and scanning. Next, the Board has directed the Corporate Secretary and her staff to read all communications and to discard communications unrelated to Schering-Plough or the Board. All other communications are to be promptly passed along to the addressee(s). Further, the Corporate Secretary’s staff is to retain a copy in the corporate files and to provide a copy to other Directors, members of management and third parties, as appropriate. For example, if a communication was about auditing or accounting matters, the policy established by the Audit Committee provides that Audit Committee members also would receive a copy, as would the senior Internal Audits executive, and in certain cases, the independent auditors.
Anyone who wishes to contact the Audit Committee to report complaints or concerns about accounting, internal accounting controls or auditing matters, may do so anonymously by using the above procedure.
Corporate Governance Materials
The Company has adopted Standards of Global Business Practices applicable to all employees, including the chief executive officer, chief financial officer and controller, as well as the Directors Code of Conduct and Ethics applicable to the Board. The Company’s Corporate Governance Guidelines, Standards of Global Business Practices, the Directors Code of Conduct and Ethics, and Committee Charters are available in the Investor Relations section of Schering-Plough’s website at www.schering-plough.com. In addition, a written copy of the materials will be provided at no charge by writing to: Office of the Corporate Secretary, Schering-Plough Corporation, 2000 Galloping Hill Road, Mail Stop: K-1-4525, Kenilworth, New Jersey 07033.

Stock Ownership
Stock Ownership of Certain Beneficial Owners
Set forth below is certain information with respect to those persons who are known to Schering-Plough to own beneficially more than five percent of the outstanding Schering-Plough common shares, as of March 1, 2006.

	Common Shares
	Beneficially	Percent
Name and Address of Beneficial Owner	Owned	of Class

Wellington Management Company, LLP (a) 75 State Street Boston, MA 02109	156,897,180	10.6%

Capital Research and Management Company (b) 333 South Hope Street Los Angeles, CA 90071	102,640,720	6.9%

FMR Corp. and Edward C. Johnson 3d (c) 82 Devonshire Street Boston, MA 02109	81,876,390	5.5%
Notes to table:

a	As reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2006, Wellington Management Company, LLP, through one of its subsidiaries, has (i) shared power to vote or direct the vote of 69,130,053 common shares and (ii) shared dispositive power as to 156,897,180 common shares.

b	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 10, 2006, Capital Research and Management Company has (i) sole power to vote 24,588,900 common shares and (ii) sole power to direct the disposition of 102,640,720 common shares.

c	As reported on Schedule 13G/ A filed with the Securities and Exchange Commission on February 14, 2006, FMR Corp. has sole power to vote or direct the vote of 5,252,686 common shares and sole power to direct the disposition of 81,876,390 common shares; and Edward C. Johnson 3d and other family members own certain shares of FMR Corp. as specified in the Schedule 13G/A.

Common Share and Common Share Equivalents Ownership of Directors and Officers
Set forth below in the column titled “Number of Common Shares” is information with respect to beneficial ownership of Schering-Plough common shares as of March 1, 2006, by each Director, the Executive Officers named in the Summary Compensation Table and by all Schering-Plough Directors and Executive Officers as a group. Set forth below in the column titled “Number of Common Share Equivalents” is the number of common share equivalents (which grow/diminish like common shares) credited as of March 1, 2006, to the accounts of Schering-Plough’s non-employee Directors.

			Number of
	Number of		Common
	Common		Share
Name	Shares(a)		Equivalents(d)

Hans W. Becherer	19,900		47,591
Thomas J. Colligan	0		5,434
Fred Hassan	2,503,501	(b)	0
C. Robert Kidder	0		4,851
Philip Leder, M.D.	7,250		4,162
Eugene R. McGrath	11,901		32,133
Carl E. Mundy, Jr.	15,866		19,877
Richard de J. Osborne	75,335		15,499
Patricia F. Russo	22,800		33,192
Kathryn C. Turner	5,213		14,913
Robert F. W. van Oordt	16,718		74,313
Arthur F. Weinbach	8,750		37,337
Robert J. Bertolini	489,214	(b,c)
Carrie S. Cox	983,334	(b)
Cecil B. Pickett	1,146,939	(b)
Thomas J. Sabatino, Jr.	233,335	(b)

All Directors and Executive Officers as a group including those above (19 persons)	6,513,656	(b,c)	289,302

Notes to table:

a	The total for each individual, and for the group of all Directors and Executive Officers (19 persons), is less than one percent of the outstanding common shares (including shares which could be acquired within 60 days of March 1, 2006 through the exercise of outstanding options or the distribution of shares under the Stock Incentive Plans). The information shown is based upon information furnished by the respective Directors and Executive Officers.

b	Includes shares which could be acquired within 60 days of March 1, 2006 through the exercise of employee stock options as follows: Mr. Bertolini (83,334); Ms. Cox (283,334); Mr. Hassan (516,668); Dr. Pickett (75,000); Mr. Sabatino (150,001); all Directors and Executive Officers as a group (1,251,673).

c	Includes 5,880 shares beneficially owned by Mr. Bertolini and 3,946 shares beneficially owned by two other executive officers as of December 31, 2005 in a qualified 401(k) plan, over which they have voting and investment power. Also includes 60 common share equivalents credited to one executive officer’s account as of December 31, 2005 in Schering-Plough’s non-qualified deferred compensation plan.

d	Includes common share equivalents credited to non-employee Directors under the Directors Deferred Compensation Plan and to participating non-employee Directors under the Directors Deferred Stock Equivalency Program, plus dividends credited, rounded to the nearest whole number. The equivalents are paid in cash following termination of service as a Director based on the market value of Schering-Plough common shares at that time. Of the totals shown, these include 38,883 for Mr. Becherer; 2,418 for Mr. Colligan; 1,851 for Mr. Kidder; 4,162 for Dr. Leder; 26,046 for Mr. McGrath; 11,168 for General Mundy; 15,497 for Mr. Osborne; 30,168 for Ms. Russo; 6,204 for Ms. Turner; 68,630 for Mr. van Oordt; and 28,628 for Mr. Weinbach.

Also includes common share equivalents credited to participating non-employee Directors under a deferral feature of the Directors Stock Award Plan. The equivalents are paid in stock at the end of the deferral period. Of the totals shown, these include 8,709 each for Directors Becherer, Mundy, Turner and Weinbach; 6,087 for McGrath; 5,684 for van Oordt; 3,025 for Russo; 3,016 for Colligan and 3,000 for Kidder.

For additional information, see “Director Compensation” on page .

Section 16(a) Beneficial Ownership Reporting Compliance
Directors, Officers and beneficial owners of more than 10% of Schering-Plough’s outstanding common shares are required by Section 16(a) of the Exchange Act and related regulations to file ownership reports on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange and to furnish us with copies of the reports.
Schering-Plough believes that all required Section 16(a) reports were timely filed in 2005. Schering-Plough’s belief is based solely upon a review of:

•	Forms 3 and 4 filed during 2005, and amendments to those Forms; and

•	representation letters from those who did not file a Form 5 stating that no Form 5 was due.

Executive Compensation
Our Philosophy of Designing Compensation to Drive Business Performance
Following the arrival of Fred Hassan as the Chief Executive Officer in April of 2003, he introduced, with full support of the Board of Directors, a six- to eight-year Action Agenda, a plan with goals of stabilizing, repairing, and then turning around Schering-Plough and creating a foundation on which to build growth. Mr. Hassan implemented many strategic changes with the oversight, advice and approval of the Board, and replaced many members of the senior management team. Among the changes approved by the Compensation Committee was the creation of a total compensation program for the Chief Executive Officer and other key employees. Plans that differentiate more specifically by performance replaced certain legacy plans, such as profit sharing. The new program (described in detail in the Compensation Committee’s report on page      ) is designed to foster a high performance culture and behaviors that are aligned with the Action Agenda, and with the long-term interests of Schering-Plough’s shareholders.
Under the new program, base salary continues to be provided to executives at a level based on market competitiveness, the scope of the position, individual performance and demonstration of Leader Behaviors. Employee benefits offered to key executives are designed to be competitive.
One key feature of the new total compensation program is a revised incentive pay mix for members of Schering-Plough’s Operations Management Team, which is comprised of the top 35 or so key executives responsible for driving Schering-Plough’s business and aligning its strategic direction. By implementing the new incentive pay mix, Schering-Plough is able to focus more closely on driving Schering-Plough short and long-term performance with incentives that motivate by providing variable compensation based on Company performance, and that differentiate for individual performance. All stock components of this program come from plans approved by shareholders.
Following is a brief overview of Schering-Plough’s incentive plans which are described in the Compensation Committee’s report on page       and throughout this Executive Compensation section:
Operations Management Team Incentive Plan — Based on Annual Results — an annual incentive pay plan approved by shareholders in 2004 that provides an opportunity for annual cash awards based upon Schering-Plough’s achievement of specific business objectives and the individual’s demonstration of Schering-Plough’s Leader Behaviors and achievement of personal objectives.
2002 Stock Incentive Plan — To Link Compensation to Shareholder Interests, Recognize Future Potential and Facilitate Employee Retention — a long-term incentive plan approved by shareholders pursuant to which stock options and deferred stock awards/units are granted to key employees.

Cash Long-Term Incentive Plan — Based on Earnings Per Share Growth — a long-term incentive plan focused on long-term operational excellence by providing an opportunity to earn a cash incentive award at the end of a three-year performance period. The amount earned will be based upon Schering-Plough’s three-year compounded earnings per share growth, and three-year compounded earnings per share growth relative to the Peer Group over that period. This plan has an additional two-year retention period following the end of the performance period that must be satisfied for payout of 100% of the earned award.
Long-Term Performance Share Unit Incentive Plan — Based on Total Shareholder Return — also a long-term incentive plan focused on Schering-Plough’s long-term performance by providing an opportunity to earn performance stock units payable in cash at the end of a three-year performance period. The amount earned will be based upon Schering-Plough’s achievement of targeted three-year compounded total shareholder return, and three-year total shareholder return ranking relative to the Peer Group over that period. This plan has an additional two-year retention period following the end of the performance period that must be satisfied for payout of 100% of the earned award.
After two years of the current three-year performance period, the Company’s total shareholder return was in the top quartile in relation to our Composite Peer Group (on December 31, 2005).
Performance Measure Chart for Share-Based Long-Term Incentive Plans
The following chart depicts the period-to-date performance of Schering-Plough’s total shareholder return as compared to the Composite Peer Group, used in Long-Term Performance Share Unit Incentive Plan and One-Time Transformational Performance Contingent Shares Grant.
Comparison of Cumulative Total Return
For the Two Years Ended December 31, 2005

The graph above assumes a $100 investment in January 1, 2004, and reinvestment of all dividends, in each of the Company’s common shares and a composite peer group of the major U.S.-based pharmaceutical companies, which are: Abbott Laboratories, Bristol-Myers Squibb Company, Johnson & Johnson, Eli Lilly and Company, Merck & Co., Inc., Pfizer Inc. and Wyeth.
One-Time Transformational Performance Contingent Shares Grant — In addition to the plans described above, for the 8 most senior management leaders (including each of the Named Executive Officers), the Compensation Committee approved the Transformational Performance Contingent Shares Grant, a special non-recurring grant designed to provide a reward opportunity that is commensurate with their crucial role in turning around and transforming Schering-Plough. Cash awards under this special one-time grant will be earned at the end of a five-year performance period based on Schering-Plough’s achievement of specific business objectives over that extended time period. If Schering-Plough’s performance over the 5-year performance period is not in the top half of the peer group, no payment will be earned under the grant. Earned awards will be credited to the Named Executive Officers’ accounts under Schering-Plough’s non-qualified savings plan. Under that plan, the reward will grow/diminish in value as if invested in Schering-Plough common shares (with dividends reinvested) and generally is not distributable until the year following termination of employment.

Summary Compensation Table
The following table sets forth compensation of the five most highly compensated Executive Officers of Schering-Plough, including the Chief Executive Officer, for 2005.

								Long-Term Compensation

								Awards

Name and		Annual Compensation									Total (e)
Principal								Restricted	Securities
Position in							Other Annual	Stock Awards	Underlying	All Other	Actual	Opportunity
2005	Year	Salary		Bonus			Compensation (b)	(c)	Options	Compensation (d)	Received	to Earn

Fred Hassan	2005	$1,556,250	(a)	$	TBD		$332,850	$4,140,000	1,100,000	$218,324	$
Chairman of the Board &	2004	$1,500,000	(a)		$1,556,300		$398,939	$3,640,000	1,100,000	$185,416	$
Chief Executive Officer	2003	$1,046,154	(a)		$—	(f)	$349,156	$3,486,000	900,000	$14,926	$
Robert J. Bertolini	2005	$801,175		$	TBD		$25,340	$931,500	250,000	$88,381	$
Executive Vice President &	2004	$775,000			$542,500		$19,457	$819,000	250,000	$66,655	$
Chief Financial Officer	2003	$96,875			$100,000	(g)	—	$1,031,000	350,000	—	$
Carrie S. Cox	2005	$937,500		$	TBD		$46,499	$1,573,200	400,000	$109,427	$
Executive Vice President &	2004	$900,000			$622,300		$38,393	$1,274,000	450,000	$104,213	$
President, Global	2003	$565,962			$452,770	(g)	—	$1,850,000	450,000	$14,926	$
Pharmaceuticals
Cecil B. Pickett, Ph.D.	2005	$733,375		$	TBD		$16,622	$852,840	225,000	$134,628	$
Senior Vice President &	2004	$712,000			$408,500		$19,829	$728,000	225,000	$155,414	$
President, Schering-Plough	2003	699,500			—		—	$297,024	253,000	$8,982	$
Research Institute Division
Thomas J. Sabatino, Jr.	2005	$675,875		$	TBD		$17,395	$724,500	200,000	$78,497	$
Executive Vice President &	2004	$462,917			$455,000	(g)	$18,419	$1,215,900	250,000	$177,437	$
General Counsel (h)	2003	—			—		—	$—	—	—	$
Notes to table:

a	Includes a portion of salary deferred at the election of Mr. Hassan.

b	Personal benefits provided to the Named Executive Officers include financial planning, tax preparation, installation and operation of home security systems, personal security services, payment of legal fees for negotiation of terms of employment agreements, personal use of corporate-owned aircraft and use of a car and driver. These benefits are valued at the incremental cost to Schering-Plough of providing the benefit to the executive.

The Chairman of the Board and CEO has been directed by the Board to use the corporate-owned aircraft for all travel. This provides several business benefits to Schering-Plough. First, the policy is intended to ensure the personal safety of Mr. Hassan, who maintains a significant public role as the leader of Schering-Plough. Second, the policy is intended to ensure his availability and to maximize the time available for Schering-Plough business. Certain of the other Named Executive Officers (and other key executives) use the corporate-owned aircraft for business travel, and on occasion for personal travel.

Schering-Plough calculates the incremental cost of the personal use of corporate-owned aircraft based on a methodology developed in 2004 by an independent consultant in connection with Schering-Plough’s cost savings initiatives. The methodology includes the average weighted cost of fuel, crew hotels and meals, on-board catering, trip-related maintenance, landing fees, trip-related hangar/parking costs and smaller variable costs. Since the corporate-owned aircraft are used primarily for business travel, the methodology excludes the fixed costs which do not change based on usage, such as pilots’ salaries, the purchase costs of the corporate-owned aircraft and the cost of maintenance not related to personal travel.

Schering-Plough makes one car and driver available to Mr. Hassan. This provides several business benefits to Schering- Plough. First, the policy is intended to ensure the personal safety of Mr. Hassan, who maintains a significant public role as the leader of Schering-Plough. Second, the policy is intended to ensure his availability and to maximize the time available for Schering-Plough business. The other Named Executive Officers occasionally use cars and drivers from a pool. All executives use the cars primarily for business purposes, and the cars (including Mr. Hassan’s car) are also used by other Company personnel for business purposes. Schering-Plough calculates the incremental cost of executives’

personal use of corporate-owned cars driven by Company personnel based on a methodology developed in 2005 which includes driver overtime, meals and travel pay and fuel costs. Since the cars are used primarily for business travel, the methodology excludes the fixed costs which do not change based on personal usage, such as drivers’ salaries, maintenance, and the purchase costs of the cars.

Following is a table which itemizes the total personal benefits provided to each Named Executive Officer in 2005 as set forth in the column titled “Other Annual Compensation” – all amounts have been included in that column of the Summary Compensation Table above.

	Corporate-	Corporate	Personal	Home	Financial	Tax
	owned	car and	security	security	planning	preparation
	aircraft	driver	services	system	services	services	TOTAL

Hassan	$151,923	$18,064	$152,819	$10,044	$0	$0	$332,850

Bertolini	0	2,330	0	15,510	5,000	2,500	$25,340

Cox	33,545	1,742	0	712	8,000	2,500	$46,499

Pickett	6,806	1,213	0	1,103	5,000	2,500	$16,622

Sabatino	0	573	0	7,822	6,500	2,500	$17,395

c	For 2005, Messrs. Hassan, Bertolini and Sabatino, Ms. Cox and Dr. Pickett each received performance stock awards which were granted as phantom stock units. These units are earned and become distributable to the executive only upon, and to the extent of, the achievement of applicable corporate performance goals. Because the corporate performance goals were satisfied, 100% of the 2005 performance stock awards granted to such executives were earned as follows: Mr. Hassan, 200,000 shares; Mr. Bertolini, 45,000 shares; Ms. Cox, 76,000 shares; Dr. Pickett, 41,200 shares; and Mr. Sabatino, 35,000 shares. The amounts shown in the table for these executives represents the award that were earned, valued at the share price on the award grant date. The earned portion of the awards are generally distributed in full on the third anniversary of the grant date.

At December 30, 2005, the total number and value of earned but undistributed performance shares was 400,000 shares ($8,340,000) for Mr. Hassan, 155,000 shares ($3,231,750) for Mr. Bertolini, 146,000 shares ($3,044,100) for Ms. Cox, 91,616 shares ($1,910,194) for Dr. Pickett, and 35,000 shares ($729,750) for Mr. Sabatino.

Under the terms of their employment agreements, Messrs. Bertolini and Sabatino each received a grant of phantom stock units at the time of hire which grants were not subject to the attainment of performance goals and are included in the table at fair market value on the date of grants. Mr. Bertolini received 65,000 units and Mr. Sabatino received 70,000 units which were valued at $1,355,250 and $1,459,500, respectively, as of December 30, 2005.

Under the terms of his employment agreement, Mr. Hassan received a grant of 200,000 shares of restricted stock in 2003 which shares are included in the table at fair market value on the date of grant. The value of those shares as of December 30, 2005 was $4,170,000. Under the terms of her employment agreement, Ms. Cox received a grant of 100,000 shares of restricted stock in 2003 which shares are included in the table at fair market value on the date of grant. The value of those shares as of December 30, 2005 was $2,085,000.

Cash equivalent to the amount of all dividends paid on the common shares is paid on all shares of restricted stock and all phantom stock units before they are distributed or forfeited.

d	For each of the Named Executive Officers, the amount shown for 2005 includes: contributions to savings plans for Mr. Hassan, $155,628; Mr. Bertolini, $67,184; Ms. Cox, $77,990; Dr. Pickett, $57,094; and Mr. Sabatino, $52,344; and executive life insurance for Mr. Hassan, $62,696; Mr. Bertolini, $21,197; Ms. Cox, $31,437; Dr. Pickett, $77,534; and Mr. Sabatino, $26,153.

e	Schering-Plough voluntarily introduced these columns. The Actual Received column includes the amounts in the columns titled Salary, Bonus, Other Annual Compensation and All Other Compensation. The Opportunity to Earn column includes amounts that will change in value, or may never be realized, depending on future performance. The amounts in the Opportunity to Earn reflect the total of the amounts in the columns titled Restricted Stock Awards (value as provided in note(c)) and Securities Underlying Options (valued as provided in the table on page ).

f	Five months after his arrival in April 2003, Mr. Hassan announced major actions to protect Schering-Plough’s financial position. These include a freeze on salary increases and no profit sharing payments for 2003 and no regular bonuses for 2003. Even though he achieved his objectives for 2003, he voluntarily gave up the opportunity to earn an incentive as high as $2 million in light of Schering-Plough’s financial position.

g	These payment amounts were required under each executive’s employment agreement.

h	Mr. Sabatino joined Schering-Plough on April 15, 2004.

Employment and Change of Control Arrangements
Mr. Hassan’s Agreement. In April 2003, Schering-Plough entered into an employment agreement with Mr. Hassan. His agreement provides for his employment as Chief Executive Officer of Schering-Plough through December 31, 2005. The terms of his employment automatically extend for additional successive one-year periods until December 31, 2010 unless Mr. Hassan or Schering-Plough elects to terminate the agreement at least 90 days prior to the end of any of his employment periods. Mr. Hassan’s agreement also provides for a three-year extension of his employment period in the event of a change of control. Under his agreement, Mr. Hassan will receive an annual base salary of at least $1,500,000. He will be eligible to receive annual cash incentive awards in accordance with Schering-Plough’s cash bonus plans, as well as Schering-Plough’s other executive benefit and incentive plans. Upon joining Schering-Plough, Mr. Hassan received 200,000 shares of restricted stock that vest on the third anniversary of his employment and an option to purchase 900,000 common shares that vest as to 600,000 shares on the first anniversary of his employment and 150,000 shares on each of the second and third anniversaries of his employment. He may also receive future grants under Schering-Plough’s stock incentive program consistent with other senior executives and competitive pay practices generally. His employment agreement also provides for his participation in all employee compensation plans and welfare benefit plans generally available to Schering-Plough’s other senior executives. Mr. Hassan also will receive reimbursement of all reasonable business expenses, fringe benefits (including security services and the use of Schering-Plough’s private transportation services), office and support staff and vacation benefits in accordance with Schering-Plough’s plans, policies, and practices and in a manner comparable to other senior executives.
Mr. Hassan’s employment agreement also provides that if his employment is terminated by reason of his death or disability, he or his estate or his beneficiary will be entitled to receive a payment equal to (1) his base salary through the date of termination of his employment to the extent not paid; (2) any compensation previously deferred and due upon his termination of employment; (3) any accrued vacation pay; and (4) any unreimbursed expenses. In addition, the option and restricted stock awards granted to Mr. Hassan upon his commencement of employment will fully vest upon his termination of employment due to death or disability. Upon termination of employment due to disability, Mr. Hassan and his family shall also continue to receive welfare benefits for three years after termination.
Under his agreement, if Schering-Plough terminates Mr. Hassan’s employment without cause, if he terminates employment for good reason, or if he resigns during the one-month “window” period one year after a change of control of Schering-Plough, Mr. Hassan would be entitled to receive:

•	a cash payment equal to his base salary through the date of termination of employment to the extent not paid, any compensation previously deferred and due upon his termination of employment, any accrued vacation pay, and any unreimbursed expenses;
•	a pro-rata bonus payment based upon the greater of the highest annual bonus paid in the three most recent fiscal years or the target annual bonus then in effect;
•	a severance payment equal to three times the sum of (a) his annual base salary, (b) the greater of his highest annual bonus paid in the three most recent fiscal years or his target annual bonus then in effect, and (c) the amount of the contribution by Schering-Plough on his behalf under Schering-Plough’s qualified and nonqualified profit-sharing plans;
•	continued welfare benefits for at least three years following termination;
•	full vesting of the option and restricted stock awards granted to him at the time of his employment; and
•	a minimum benefit under Schering-Plough’s supplemental executive retirement plan equal to 32% of Mr. Hassan’s average final earnings calculated as if his employment continued through December 31, 2010 and without reduction for early payment. Mr. Hassan’s agreement gives him the right to terminate for good reason and receive the benefits described in the immediately preceding sentence if Schering-Plough gives him notice of its election to terminate or otherwise not extend his employment at any time before December 31, 2010. The amount of Mr. Hassan’s severance payment under his employment agreement will be either reduced by the amount due Mr. Hassan under any other severance program of Schering-Plough or paid in full in lieu of any such other severance payment.
Mr. Hassan will also receive a gross-up payment to the extent any payment would constitute an excess parachute payment under the Internal Revenue Code.
It is impossible to correctly and fully quantify the compensation that would be payable in a circumstance involving a change of control of Schering-Plough without knowing the specific actual context of a given transaction.
Mr. Bertolini’s Agreement. In November 2003, Schering-Plough entered into an employment agreement with Mr. Bertolini that provides for his employment as Executive Vice President and Chief Financial Officer of Schering-Plough. Under his agreement, Mr. Bertolini will receive an annual base salary of at least $775,000. Mr. Bertolini’s annual incentive opportunity is targeted at 70% of his base salary, and he is entitled to receive a bonus guaranteed at target for 2004 unless his performance for 2004 is substantially inadequate. He will be eligible to receive annual cash incentive awards in accordance with Schering-Plough’s cash bonus plans, as well as Schering-Plough’s other executive benefit and incentive plans. Upon joining Schering-Plough, Mr. Bertolini received a grant of 65,000 deferred stock units that vest on the third anniversary of the grant date and an option to purchase 350,000 common shares that vest in three equal annual installments beginning one year from the date of grant. He may also receive future grants under Schering-Plough’s stock incentive program consistent with other senior executives and competitive pay practices generally. Mr. Bertolini also received a $100,000 commencement bonus and a payment of $266,521 representing certain tax liabilities that Mr. Bertolini incurred as a result of his leaving his prior employer to join Schering-Plough. His employment agreement also provides for his participation in all employee compensation plans and welfare benefit plans generally available to Schering-Plough’s other senior executives. Mr. Bertolini will also receive reimbursement of all reasonable business expenses, fringe benefits (including security services and the use of Schering-Plough’s private transportation services), office and support staff and vacation benefits in accordance with Schering-Plough’s plans, policies, and practices and in a manner comparable to other senior executives.
Upon commencing employment with Schering-Plough, Mr. Bertolini became a participant in Schering-Plough’s Supplemental Executive Retirement Plan (SERP). His agreement provides that he will receive an additional 20 years of benefit service under the SERP that will vest upon his fifth anniversary of employment with Schering-Plough. Mr. Bertolini’s SERP benefit will be offset by his retirement benefits from the qualified and non-qualified defined benefit retirement plans of Schering-Plough and of any and all of his former employers. In the event that Mr. Bertolini voluntarily terminates his employment after attaining age 50, Schering-Plough will provide him with a special retirement benefit equal to the difference between the estimated annual retirement benefit that he would have received at such age from his former employer reduced by his benefits under Schering-Plough’s qualified and non-qualified defined benefit retirement plans, including his SERP benefit.
If Schering-Plough terminates Mr. Bertolini’s employment without cause or if he terminates employment for good reason, he will be entitled to receive a lump sum payment equal to three times his base salary and annual bonus calculated at target. The amount of his severance payment will be offset by the amount due Mr. Bertolini under any other severance program of Schering-Plough. In addition, his outstanding stock options and deferred stock awards will fully vest. Schering-Plough will also provide him with a fully vested unreduced SERP benefit (calculated including the 20 years of additional credited benefit service described in the preceding paragraph) payable at age 55 without reduction for early retirement (or, at Mr. Bertolini’s election, payable earlier than age 55 with the application of actuarial assumptions). This fully vested unreduced SERP benefit is also provided upon his termination due to death or disability.
Mr. Bertolini also has an agreement with Schering-Plough that triggers an employment period of three years or to age 65, if sooner, upon a change of control or upon a termination of employment by Schering-Plough in anticipation of a change of control. If, following a change in control, Schering-Plough terminates Mr. Bertolini’s employment other than for cause or disability, or if he terminates employment for good reason, or if he resigns during the one month “window” period one year after a change in control of Schering-Plough, he would be entitled to receive:

•	a cash payment equal to his base salary through the date of termination of employment to the extent not paid, any compensation previously deferred and due upon his termination of employment, any accrued vacation pay, and any unreimbursed expenses;
•	a pro-rata bonus payment based upon the greater of the highest annual bonus paid in the three most recent fiscal years or the target annual bonus then in effect;
•	a severance payment equal to three times the sum of (a) his annual base salary, (b) his highest annual bonus paid in the three most recent fiscal years, and (c) the amount of the highest contribution by Schering-Plough on his behalf under Schering-Plough’s qualified and nonqualified profit-sharing plans made in the three years preceding his termination date;
•	a lump sum supplemental pension amount based on three years of deemed employment or to age 65, if sooner;
•	continued welfare benefits following termination for a period of three years or to age 65, if sooner;
•	full vesting of the option and deferred stock awards;
•	supplemental pension payments calculated without application of any early retirement reduction factors if termination is at or after age 50, provided that if his termination occurs prior to his reaching age 50, Mr. Bertolini will be entitled to a SERP benefit reduced for each year prior to this 50th birthday by the same annual reduction factors as are applicable under the SERP’s pre-age 62 early retirement reduction schedule; and
•	if he is at least age 45 as of his termination date, he will be entitled to retiree medical coverage upon attainment of age 55 and following the end of his other welfare benefit coverage provided by Schering-Plough.
Mr. Bertolini will also receive a gross-up payment to the extent that any payment would constitute an excess parachute payment under the Internal Revenue Code.
Ms. Cox’s Agreement. In May 2003, Schering-Plough entered into an employment agreement with Ms. Cox. Her agreement provides for her employment as Executive Vice President and President, Global Pharmaceuticals, through May 31, 2008. The terms of her employment automatically extend for additional successive one-year periods until October 1, 2022, unless either party to her agreement elects to terminate the agreement at least 90 days prior to the end of any of her employment periods. Ms. Cox’s agreement also provides for a three-year extension of her employment period in the event of a change of control. Under her agreement, Ms. Cox will receive an annual base salary of at least $900,000. She will be eligible to receive annual cash incentive awards in accordance with Schering-Plough’s cash bonus plans, as well as Schering-Plough’s other executive benefit and incentive plans. Ms. Cox’s agreement also provided her with a guaranteed minimum 2003 bonus equal to 80% of the base salary she received in 2003. Upon joining Schering-Plough, Ms. Cox received 100,000 shares of restricted stock that vest on the third anniversary of her employment agreement, and an option to purchase 450,000 common shares with a grant date of May 14, 2003, that vest as to 150,000 shares on each of the first, second and third anniversaries of the grant date. She may also receive future grants under Schering-Plough’s stock incentive program consistent with other senior executives and competitive pay practices generally. Her employment agreement also provides for her participation in all employee compensation plans and welfare benefit plans generally available to Schering-Plough’s other senior executives. Ms. Cox will also receive reimbursement of all reasonable business expenses, fringe benefits (including security services and the use of Schering-Plough’s private transportation services), office and support staff and vacation benefits in accordance with Schering-Plough’s plans, policies, and practices and in a manner comparable to other senior executives.
Ms. Cox’s employment agreement also provides that if her employment is terminated by reason of her death or disability, she or her estate or her beneficiary will be entitled to receive a payment equal to (1) her base salary through the date of termination of her employment to the extent not paid; (2) any compensation previously deferred and due upon her termination of employment; (3) any accrued vacation pay; and (4) any unreimbursed expenses. In addition, the option and restricted stock awards granted to Ms. Cox upon her commencement of employment will fully vest upon her termination of employment due to death or disability.
Upon termination of employment due to disability, Ms. Cox and her family also shall continue to receive welfare benefits for two years after termination. Under the agreement, if Schering-Plough terminates Ms. Cox’s employment without cause, if she terminates employment for good reason, or if she resigns during the one-month “window” period one year after a change of control of Schering-Plough, Ms. Cox would be entitled to receive:

•	a cash payment equal to her base salary through the date of termination of employment to the extent not paid, any compensation previously deferred and due upon her termination of employment, any accrued vacation pay, and any unreimbursed expenses;
•	a pro-rata bonus payment based upon the greater of the highest annual bonus paid in the three most recent fiscal years or the target annual bonus then in effect;
•	a severance payment equal to two times (or three times, if the qualifying termination occurs within three years following a change of control) the sum of (a) her annual base salary, (b) the greater of her highest annual bonus paid in the three most recent fiscal years or her target annual bonus then in effect, and (c) the amount of the contribution by Schering-Plough on her behalf under Schering-Plough’s qualified and nonqualified profit-sharing plans;
•	continued welfare benefits for at least two years following her termination;
•	full vesting of the option and restricted stock awards granted to Ms. Cox at the time of her employment; and
•	a minimum benefit under Schering-Plough’s supplemental executive retirement plan equal to 26% of Ms. Cox’s average final earnings calculated using average final earnings as defined in the supplemental executive retirement plan and modified by her employment agreement. Ms. Cox’s agreement gives her the right to terminate for good reason and receive the benefits described in the immediately preceding sentence if Schering-Plough gives her notice of its election to terminate or otherwise not extend her employment at any time before October 1, 2022.
Ms. Cox will also receive a gross-up payment to the extent that any payment would constitute an excess parachute payment under the Internal Revenue Code.
Dr. Pickett’s Agreements. Dr. Pickett has an agreement with Schering-Plough that triggers an employment period of three years or to age 65, if sooner, upon a change of control or upon a termination of employment by Schering-Plough in anticipation of a change of control. If, following a change in control, Schering-Plough terminates Dr. Pickett’s employment other than for cause or disability, or if he terminates employment for good reason, or if he resigns during the one month “window” period one year after a change in control of Schering-Plough, he would be entitled to:

•	a cash payment equal to his base salary through the date of termination of employment to the extent not paid, any compensation previously deferred and due upon his termination of employment, any accrued vacation pay, and any unreimbursed expenses;
•	a pro-rata bonus payment based upon the greater of the highest annual bonus paid in the three most recent fiscal years or the target annual bonus then in effect;
•	a severance payment equal to three times the sum of (a) his annual base salary, (b) his highest annual bonus paid in the three most recent fiscal years, and (c) the amount of the highest contribution by Schering-Plough on his behalf under Schering-Plough’s qualified and nonqualified profit-sharing plans made in the three years preceding his termination date;

•	a lump sum supplemental pension amount based on three years of deemed employment or to age 65, if sooner;
•	continued welfare benefits following termination for a period of three years or to age 65, if sooner;
•	supplemental pension payments calculated without application of any early retirement reduction factors if termination is at or after age 50; and
•	if he is at least age 45 as of his termination date, Dr. Pickett will be entitled to retiree medical coverage upon attainment of age 55 and following the end of his other welfare benefit coverage provided by Schering-Plough.

Dr. Pickett will also receive a gross-up payment to the extent that any payment would constitute an excess parachute payment under the Internal Revenue Code.
Mr. Sabatino’s Agreement. In March 2004, Schering-Plough entered into an employment agreement with Mr. Sabatino that provides for his employment as Executive Vice President and General Counsel of Schering-Plough. Under his agreement, Mr. Sabatino will receive an annual base salary of at least $650,000. Mr. Sabatino’s annual incentive opportunity is targeted at 70% of his base salary, and he is entitled to receive a bonus guaranteed at target for 2004 unless his performance for 2004 is substantially inadequate. He will be eligible to receive annual cash incentive awards in accordance with Schering-Plough’s cash bonus plans, as well as Schering-Plough’s other executive benefit and incentive plans. Upon joining Schering-Plough, Mr. Sabatino received a grant of 70,000 shares of phantom stock units that vest on the third anniversary of the grant date and an option to purchase 250,000 common shares that vests in three equal annual installments beginning one year from the date of grant. He may also receive future grants under Schering-Plough’s stock incentive program consistent with other senior executives and competitive pay practices generally. His employment agreement also provides for his participation in all employee compensation plans and welfare benefit plans generally available to Schering-Plough’s other senior executives. Mr. Sabatino will also receive reimbursement of all reasonable business expenses, fringe benefits (including security services and the use of Schering-Plough’s private transportation services), office and support staff and vacation benefits in accordance with Schering-Plough’s plans, policies, and practices and in a manner comparable to other senior executives.
If Schering-Plough terminates Mr. Sabatino’s employment without cause, he will be entitled to receive a lump sum payment equal to three times his base salary and annual bonus calculated at target. The amount of his severance payment will be offset by the amount due Mr. Sabatino under any other severance program of Schering-Plough.
If, following a change in control, Schering-Plough terminates Mr. Sabatino’s employment other than for cause or disability, or if he terminates employment for good reason, or if he resigns during the one month “window” period one year after a change in control of Schering-Plough, he would be entitled to receive:

•	a cash payment equal to his base salary through the date of termination of employment to the extent not paid, any compensation previously deferred and due upon his termination of employment, any accrued vacation pay, and any unreimbursed expenses;
•	a pro-rata bonus payment based upon the greater of the highest annual bonus paid in the three most recent fiscal years or the target annual bonus then in effect;
•	a severance payment equal to three times the sum of (a) his annual base salary, (b) his highest annual bonus paid in the three most recent fiscal years, and (c) the amount of the highest contribution by Schering-Plough on his behalf under Schering-Plough’s qualified and nonqualified profit-sharing plans made in the three years preceding his termination date;
•	a lump sum supplemental pension amount based on three years of deemed employment or to age 65, if sooner;
•	continued welfare benefits following termination for a period of three years or to age 65, if sooner;
•	supplemental pension payments calculated without application of any early retirement reduction factors if termination is at or after age 50; and
•	if he is at least age 45 as of his termination date, Mr. Sabatino will be entitled to retiree medical coverage upon attainment of age 55 and following the end of his other welfare benefit coverage provided by Schering-Plough.
Mr. Sabatino will also receive a gross-up payment to the extent that any payment would constitute an excess parachute payment under the Internal Revenue Code.
Under Schering-Plough’s Stock Incentive Plans, deferred stock awards and stock options granted to the Named Executive Officers (and other participants in the Plans) may vest and be cashed out upon a change of control.

Stock Option Information
The following tables provide information with respect to stock options granted to or exercised by the named Executive Officers during 2005 and the year-end value of options held by such officers.
Option Grants in Last Fiscal Year

	Individual Grants

	Number
	of
	Securities	% of Total
	Underlying	Options Granted
	Options	to Employees in	Exercise	Expiration	Grant Date
Name	Granted(a)	Fiscal Year	Price	Date	Present Value(b)

Fred Hassan	1,100,000	9.61%	$20.70	4/24/15	$8,624,000
Robert J. Bertolini	250,000	2.19	20.70	4/24/15	1,960,000
Carrie S. Cox	400,000	3.50	20.70	4/24/15	3,136,000
Cecil B. Pickett	225,000	1.97	20.70	4/24/15	1,764,000
Thomas J. Sabatino, Jr.	200,000	1.75	20.70	4/24/15	1,568,000
Notes to table:

a	Option grants for the Named Executive Officers who received grants in 2005 are exercisable in installments of 33 1/3% per year on each of the first through third anniversaries of the grant date, except that transferable options which are transferred become exercisable immediately upon transfer. The exercise price of the options is the fair market value of the common shares on the date of grant. Options have a term of 10 years, and after the occurrence of a change of control, they become exercisable and may be cashed out for a period of 60 days. If an optionee’s employment is involuntarily terminated after a change of control, any then-outstanding options that he or she held at the time of the change of control will remain exercisable for their full remaining term, notwithstanding the termination. The options granted during 2005 to Mr. Hassan, Mr. Bertolini, and Ms. Cox are transferable in accordance with the terms of the plan.

b	The valuation calculations are solely for purposes of compliance with the rules and regulations promulgated under the Exchange Act, and are not intended to forecast possible future appreciation, if any, of Schering-Plough’s stock price. The grant date present value for the options expiring on February 22, 2014 is derived by using the Black-Scholes option pricing model with the following assumptions: the annualized dividend yield at the time of grant (1.21%); volatility of the common shares based on monthly total returns for the three years ended January 31, 2003 (26.77%); an annualized risk-free interest rate of 4.38%; and an option term of 10 years. If the named Executive Officers should realize the grant date values shown in the table for the options listed, the equivalent value of the appreciation of all common shares of Schering-Plough outstanding on the grant date of those options would be approximately $11.5 billion, of which the value of the named Executive Officers’ options would be 0.15%. This valuation model was not adjusted for risk of forfeiture or the vesting restrictions of the options. This valuation model does not necessarily represent the fair market value of individual options. At the expiration date, the options will have no actual value unless, and only to the extent that, the price of the common shares appreciates from the grant date to the exercise date.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at FY-End(a)		Options at FY-End(a)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Fred Hassan	—0—	$—0—	1,116,667	1,983,333	$3,536,668	$2,621,332
Robert J. Bertolini	—0—	—0—	316,667	533,333	1,382,833	1,060,167
Carrie S. Cox	—0—	—0—	450,000	850,000	1,102,500	1,207,500
Cecil B. Pickett	—0—	—0—	915,133	388,267	1,731,939	471,051
Thomas J. Sabatino, Jr.	—0—	—0—	83,334	366,666	290,002	609,998
Notes to table:

a	Based on the difference between the closing price of common shares on the New York Stock Exchange on December 30, 2005 of $20.85 and the exercise price of the option.

Pension Plan Information

Pension Plan Table
The approximate total annual benefits payable upon retirement at age 65 in specified compensation and years of service classifications are shown in the following table.

	Years of Service

Remuneration	15	20	25	30	35

$200,000	$70,000	$80,000	$90,000	$100,000	$110,000
400,000	140,000	160,000	180,000	200,000	220,000
600,000	210,000	240,000	270,000	300,000	330,000
800,000	280,000	320,000	360,000	400,000	440,000
1,000,000	350,000	400,000	450,000	500,000	550,000
1,200,000	420,000	480,000	540,000	600,000	660,000
1,400,000	490,000	560,000	630,000	700,000	770,000
1,600,000	560,000	640,000	720,000	800,000	880,000
1,800,000	630,000	720,000	810,000	900,000	990,000
2,000,000	700,000	800,000	900,000	1,000,000	1,100,000
2,200,000	770,000	880,000	990,000	1,100,000	1,210,000
2,400,000	840,000	960,000	1,080,000	1,200,000	1,320,000
2,600,000	910,000	1,040,000	1,170,000	1,300,000	1,430,000
2,800,000	980,000	1,120,000	1,260,000	1,400,000	1,540,000
3,000,000	1,050,000	1,200,000	1,350,000	1,500,000	1,650,000
3,200,000	1,120,000	1,280,000	1,440,000	1,600,000	1,760,000
3,400,000	1,190,000	1,360,000	1,530,000	1,700,000	1,870,000
3,600,000	1,260,000	1,440,000	1,620,000	1,800,000	1,980,000
The table above reflects benefits on a life annuity basis and amounts payable are not subject to Social Security or other offset. Retirement benefits under Schering-Plough’s nonqualified plans are payable on an annuity basis or on a present value lump sum basis at the election of the executive. Covered compensation consists of salary and bonus which, for the named Executive Officers, is shown in the Summary Compensation Table on page      . Benefits are calculated with reference to the highest average annual compensation (salary and bonus) for any period of 60 consecutive months during the last 120 months prior to retirement. The actual credited years of service as of March 1, 2006 are: Mr. Hassan (2 years), Mr. Bertolini (2 years), Ms. Cox (2 years), Dr. Pickett (12 years), and Mr. Sabatino (1 year).
As described in detail on page      , Mr. Bertolini is entitled to an additional 20 years of benefit service under Schering-Plough’s supplemental executive retirement plan that will vest upon his fifth anniversary of employment with Schering-Plough. Mr. Bertolini’s supplemental pension benefit will be offset by his retirement benefits from the qualified and non-qualified defined benefit pension plans of Schering-Plough and of any and all of his former employers. Employment terms that may impact Mr. Bertolini’s pension benefits are described in detail on page       under “Mr. Bertolini’s Agreement.”
Descriptions of how employment terms may impact the Named Executive Officers’ pension benefits are provided on page       under “Employment and Change of Control Arrangements.”
Compensation Committee Report
The Compensation Committee is responsible for setting Schering-Plough’s executive compensation policy. The five Directors who serve on the Committee are not employees of Schering-Plough and are not eligible to participate in Schering-Plough’s executive compensation programs. All Committee members are independent under the New York Stock Exchange standards and the more restrictive Schering-Plough Board Independence Standard.

Total Compensation Philosophy
The Compensation Committee’s overarching goal is to develop a total compensation program for the Chief Executive Officer and other key executives that will drive business performance and transformational change at Schering-Plough. The program is designed to foster productive behaviors aligned with Schering-Plough’s long-term Action Agenda, consistent with Schering-Plough’s commitment to business integrity and other Leader Behaviors.
Effective in 2004, Schering-Plough implemented a new total compensation philosophy. This new philosophy is based on guiding principles against which Schering-Plough’s compensation and benefits programs will be measured. The objectives are to (1) maximize shareholder value over time, (2) reward above average execution by providing opportunities for above average rewards, (3) reward efforts that create long-term shareholder value, and (4) encourage excellence by building an ownership mentality throughout Schering-Plough.

Under Schering-Plough’s compensation philosophy, base salaries, annual incentives, long-term incentives, benefits and total compensation for Executive Officers and other key employees are targeted at the median of the Peer Group (as defined below), but for certain high-potential, high-performing individuals with critical skills and abilities, long-term incentives and total compensation targets may be set at or above the 75th percentile of the market.
An important element of Schering-Plough’s compensation philosophy is share ownership guidelines that are applicable to the Chief Executive Officer, Executive Officers and other key employees at Schering-Plough. Under the share ownership guidelines, executives and other key employees are encouraged to acquire and maintain share holdings in Schering-Plough’s stock in amounts expressed as a multiple of base salary. The guidelines provide for a five-year window period within which the share ownership is to be achieved and subjects the Chief Executive Officer, Executive Officers and other key employees to future reductions in stock option grants following the five-year window if the share ownership is not achieved. These guidelines establish a clear link between executive ownership, long-term strategic thinking and compensation programs that are tied to Company performance and the interests of the shareholders.

Total Compensation Program
Schering-Plough’s executive compensation program is designed to serve Schering-Plough’s broader strategic goals of profitable growth and the creation of long-term shareholder value. The program is fundamentally a pay-for-performance program designed to:

•	ensure Schering-Plough’s ability to attract and retain superior executives;

•	strongly align the interests of Schering-Plough’s executives with those of its shareholders; and

•	provide a compensation package that balances individual contributions and overall business results.
The Committee selects, and when it deems appropriate is advised by, an independent executive compensation consultant to assist in evaluating the components of the executive compensation program. The Committee also annually ratifies Schering-Plough’s selection of a compensation consultant, which works with Schering-Plough’s Global Human Resources professionals and also provides information to the Committee.
In determining executive compensation for 2005, the Committee evaluated both the total compensation package and its individual elements. As part of its review, the Committee considered compensation data for companies that represent direct competitors for executive talent. The data includes information on those global research-based drug and health care companies within the peer index used in the performance graph (page xx) in the Proxy Statement (the “Peer Group”). In addition, in order to ensure that Schering-Plough’s total compensation is appropriate for positions that are common in industries other than drug and health care, the Committee considered, without particular weighting, other general industry companies that the Committee believes are relevant to assure competitiveness of the overall compensation package.
For 2005, an executive’s total compensation consisted of four elements: base salary, an annual incentive bonus opportunity, long-term incentives and employee benefits. Due to the financial condition of Schering-Plough, and based on the recommendation from the new Chief Executive Officer, the Committee decided that no salary increases would be awarded to the Executives named in the Summary Compensation Table in 2004, and they would receive no annual incentive bonus for 2003 (although Mr. Bertolini and Ms. Cox received other payments per their employment agreements). There was no catch-up action in 2005 to replace this lost compensation.

Base Salary
The Committee assessed a number of factors in fixing the salary of the Executive Officers (including those Executive Officers named in the Proxy Statement). Those factors include:

•	Competitive labor market position determined from market surveys

•	Level of job responsibility

•	Individual and team performance

•	Demonstration of Schering-Plough’s Leader Behaviors
The Committee also considered Schering-Plough’s overall financial performance, and in the case of Executive Officers with responsibility for a particular business unit, that unit’s financial results. These factors are not weighted, and the Compensation Committee bases salary increases on an assessment of the above factors.

Each year, the Committee reviews with the Chief Executive Officer his performance ratings of the other Executive Officers and evaluates compensation levels against levels at the competitor companies. The Committee targets salaries of Schering-Plough’s Executive Officers at or near the median of the salary levels at the competitor companies. However, base salaries above the median are necessary, in some cases, to attract and retain key talent. Officer performance and base salaries are also reviewed by the Committee annually.

Annual Incentive Bonus
In 2004, the shareholders approved the Schering-Plough Corporation Operations Management Team Incentive Plan. Under the terms of the plan, target annual cash incentives and specific performance criteria are established each year for Executive Officers with the actual payout based on the extent to which the performance criteria are met. Annual incentives are targeted at the median of the peer group, with above-average and superior performance resulting in actual payments above the median. Below a threshold level of performance, no awards may be granted under the plan.
The Committee fixed specified percentages of base salary as target incentive bonus awards for the Executive Officers. The actual amount of cash incentive bonuses that the Committee may award under the Operations Management Team Incentive Plan to Executive Officers for any year is determined by a formula established by the Committee, which is based on business drivers from Schering-Plough’s annual operating plan. The Committee may, in its discretion, reduce the amount of the incentive bonus award determined under the program formula. However, the Committee may not increase the amount of any incentive bonus award above the amount determined under the program formula. In no event may an incentive bonus award for any year to any covered Executive Officer exceed the maximum award specified in the incentive plan.
For 2005 awards were based on revenue, earnings per share and individual performance. Actual earnings per share and revenue were based upon amounts reported in Schering-Plough’s financial statements in its Annual Report to Shareholders.
In 2005, Schering-Plough exceeded the annual targets set forth in the pre-established formula. Accordingly, the incentive funding for the management team was above target.

Long-Term Incentives
The Committee believes that Schering-Plough’s long-term incentives, which are primarily stock-based compensation, align the interest of Executive Officers with that of the shareholders, as any appreciation in the price of the stock will benefit all shareholders commensurately. As a result, the compensation program is designed such that at risk long-term incentive compensation, in the form of stock options, restricted stock awards, performance stock units and cash long-term incentives comprises the largest portion of total compensation package for Executive Officers.
       Stock Options — Stock options link compensation to the interests of shareholders by providing executives with the opportunity to purchase common stock of Schering-Plough, thereby increasing their equity in Schering-Plough and sharing in the appreciation in the value of the stock. Under the 2002 Stock Incentive Plan which has been approved by shareholders, the Committee may grant stock options to Executive Officers and other key employees. Stock options are awarded with an exercise price equal to the market price at the time of grant. In determining the number of stock options to grant, the Committee relies on a valuation of stock options provided by Schering-Plough’s compensation consultant using the Black-Scholes methodology as the basis for valuation.
       For 2005, the Committee granted all annual options subject to a three-year ratable vesting schedule. These options generally have a term of ten years. The actual value of any options granted will depend entirely on the extent to which Schering-Plough’s Common Shares have appreciated in value at the time the options are exercised. This provides an incentive for executives to create wealth for the shareholders and provides rewards in proportion to the gain received by other shareholders. Schering-Plough has not repriced outstanding stock options in the past, and the Committee included a prohibition against repricing outstanding stock options without shareholder approval in the 2002 Stock Incentive Plan. In addition, Schering-Plough has adopted a formal policy against option repricing without shareholder approval within its Corporate Governance Guidelines.
       Indexed Options — Schering-Plough believes traditional stock options are an important component of a competitive pay package necessary to attract and retain top executive talent.
       The Committee believes that traditional stock options have a performance component, since the options have no value unless the stock price rises. Pursuant to the terms of our plans, all stock options have an exercise price equal to the fair market value at the grant date. However, the Committee also understands that certain institutional investors of Schering-Plough favor stock options with special performance–based vesting provisions.

       As a result, starting in 2005, twenty percent of the stock options granted to senior executives are subject to a performance-based vesting index (Indexed Options). The Committee appreciates the dialogue and information from investors.
Deferred Stock Awards — To Link Compensation to Shareholder Interests, Recognize Future Potential and Facilitate Employee Retention - The Committee may also grant restricted stock awards to Executive Officers and other key employees under the 2002 Stock Incentive Plan. Under the Plan, the Committee may establish performance goals based on one or more of the following: earnings per share, return on equity, pre-tax earnings, operating profit and cash flow. Under the current deferred stock award program, the Committee designates performance goals for senior Executive Officers. If the performance goals are not fully met, then the vesting of a covered executive’s deferred stock award is based on the degree to which the performance goals are achieved. The awards are assigned a dollar value based on the share price at the time the award is made. Vested award shares are distributable on the third anniversary of the date of grant, or, if sooner, upon retirement. Cash payments equivalent to the amount of dividends paid on Common Shares are paid on all shares of deferred stock before they are distributed or forfeited.
Performance Stock Units — Based on Total Shareholder Return - Performance stock units are used to focus executives on specific long-term goals that directly impact the long-term performance of Schering-Plough. Performance stock units generally are earned at the end of a three- to five-year performance period based on Schering-Plough’s total shareholder return and total shareholder return relative to the Peer Group over that period. The units may include an additional service requirement, (and in that case, also assist with retention) beyond the performance period in order to fully vest.
Cash Long-Term Incentives — Based on Earnings Per Share Growth - Cash long-term incentives are used to focus executives on specific long-term operational excellence measures that directly impact the long-term performance of Schering-Plough. Cash long-term incentives are earned at the end of a three-year performance period based on Schering-Plough’s three-year earnings per share performance and three-year earnings per share performance relative to our Peer Group over that period. The incentives also include an additional service requirement, (and in that case, also assist with retention) beyond the performance period in order to fully vest.

Employee Benefits
Employee benefits offered to key executives are designed to be competitive and to provide a “safety-net” of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with Schering-Plough. In addition, senior executives are provided with other benefits mentioned in Note (b) on page xx.

Compensation of the Chief Executive Officer for 2005

Factors influencing Compensation:
In setting Mr. Hassan’s base salary for 2005, the Committee evaluated the same factors which it considers in establishing the salary levels of the Executive Officers generally, as well as the limitations of Section 162(m) of the Internal Revenue Code relating to deductibility of certain executive compensation. In addition, the Committee considered the status of Mr. Hassan as Schering-Plough’s most senior Officer, a review of the compensation for chief executive officers of peer groups, the important role he played in developing and leading the execution of the long-term Action Agenda, securing the beginning of the turnaround phase and in representing Schering-Plough and industry to external audiences. Mr. Hassan did not receive separate compensation for serving as Chairman of the Board.
The Compensation Committee determined Mr. Hassan’s base and incentive (at risk) compensation based on the serious challenges facing the Company upon his arrival in 2003 – and his recognized track record as a change leader. Among the achievements the Committee weighted as significant were the following facts: Ms. Hassan moved with speed to establish a 6-8 year Action Agenda for transformation. He made important people and process changes and has provided strong and steady leadership in resolving problems from the past, addressing immediate issues such as cash flow and also acting as the change leader toward longer term strength. Mr. Hassan also effectively represented the Company to external audiences. Further, in determining Mr. Hassan’s incentive (at risk) compensation, the Committee also noted three significant achievements: the Company reaching the Turnaround Phase of the Action Agenda in October 2005, being the fastest growing among its peer group in sales in 2005, and also exceeding the 2005 financial targets.
The Committee looks at total compensation charts, sometimes called tally sheets, when making compensation decisions.

Compensation Actions:
The Committee set Mr. Hassan’s base salary of $1,575,000 for 2005. He also had the opportunity to earn a bonus for 2005 targeted at 125% of his base salary with an opportunity of up to 200% of his base salary. Based on Schering-Plough’s financial results in 2005 and Mr. Hassan’s substantial progress in stabilizing and repairing Schering-Plough, the Committee approved an incentive payout of $x,xxx,xxx for 2005.

In granting stock options and deferred stock awards to Mr. Hassan, the Committee took into consideration his total compensation package, competitive compensation data, the long-term nature of stock options and deferred stock awards, overall corporate financial challenges, and his role both in attaining 2005 financial and operating results and building groundwork for future performance including recruiting and integrating the senior leadership team. No particular weighting was assigned to any factor.
In 2005, the Committee granted Mr. Hassan a stock option to purchase 1,100,000 shares, of which 220,000 underlying shares were subject to performance vesting criteria, and a performance deferred stock award for 200,000 shares. The Committee has certified that the performance goal (based on earnings per share) established for 2005 was satisfied. As a result, the 220,000 performance based option shares will vest in 3 equal installments on each of the first through third anniversaries of the grant date, and the 200,000 shares of deferred stock will vest in full on the third anniversary of the grant date.
In 2003, as the new CEO, Mr. Hassan presented a long range plan designed to 1) deal with the problems of the past, 2) deal with the urgent issues of the present and 3) execute a transformation in the future. To align the CEO’s incentives with this plan, certain improvements were made to Company’s compensation strategy. In 2004, the Committee awarded Mr. Hassan a one-time target grant of 750,000 performance share units under the Transformational Performance Contingent Shares Program eligible to be earned, in the range of 0% to 125% of target, on December 31, 2008 based on Schering-Plough’s five-year total shareholder return and Schering-Plough’s five-year total shareholder return as it relates to the peer group, or a pro-rata payment upon a change-in-control of Schering-Plough, with the same terms provided to other executive officers. In 2004, the Committee also awarded Mr. Hassan a target grant of 317,797 performance share units under the Long-Term Performance Share Unit Incentive Plan eligible to be earned, in the range of 0% to 200% of target, on December 31, 2006 based on Schering-Plough’s three-year total shareholder return and Schering-Plough’s three-year total shareholder return as it relates to the peer group, or upon a change-in-control of Schering-Plough, with the same terms provided to other executive officers. One-quarter of the award earned would vest on December 31, 2006, one-half would vest on December 31, 2007 and the remaining one-quarter would vest on December 31, 2008.
In 2004, the Committee awarded Mr. Hassan a cash long-term incentive award with a target value of three (3) times his annual bonus target eligible to be earned, in the range of 0% to 200% of target, on December 31, 2006 based on Schering-Plough’s three-year growth in earnings per share and Schering-Plough’s three-year growth in earnings per share as it relates to the peer group, or upon a change-in-control of Schering-Plough, with the same terms provided to other executive officers. One-quarter of the award earned would vest on December 31, 2006, one-half would vest on December 31, 2007 and the remaining one-quarter would vest on December 31, 2008.
The Board evaluates the performance of Schering-Plough’s Chief Executive Officer at least annually based upon both Schering-Plough’s financial performance and the satisfaction of established strategic and business goals.
Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code generally places a limit of $1,000,000 on the amount of compensation that Schering-Plough may deduct in one year with respect to each of its five most highly paid executive officers. Certain qualifying performance-based compensation is not subject to the Section 162(m) limit. The Committee has structured the annual incentive bonus, deferred compensation and long-term equity-based compensation programs for its senior executives so that such bonuses and restricted stock awards should constitute qualifying performance-based compensation under Section 162(m). The Committee also recognizes that unanticipated future events, such as a change of control of Schering-Plough or a change in executive personnel, could result in a disallowance of compensation deductions under Section 162(m). Moreover, the Committee may from time to time award compensation that is non-deductible under Section 162(m) when, in the exercise of the Committee’s business judgment, such award would be in the best interests of Schering-Plough and its shareholders.
COMPENSATION COMMITTEE
Hans W. Becherer, Chairman
C. Robert Kidder
Richard de J. Osborne
Patricia F. Russo
Arthur F. Weinbach

Performance Graph
PERFORMANCE GRAPH
COMPARISON OF CUMULATIVE TOTAL RETURN
FOR THE FIVE YEARS ENDED DECEMBER 31, 2005
The graph above assumes a $100 investment on December 31, 2000, and reinvestment of all dividends, in each of Schering-Plough’s Common Shares, the S&P 500 Index, and a composite peer group of the major U.S.-based pharmaceutical companies, which are: Abbott Laboratories, Bristol-Myers Squibb Company, Johnson & Johnson, Eli Lilly and Company, Merck & Co., Inc., Pfizer Inc. and Wyeth.
PROPOSAL TWO: RATIFY THE DESIGNATION OF DELOITTE & TOUCHE LLP TO AUDIT SCHERING-PLOUGH’S BOOKS AND ACCOUNTS FOR 2006
The Audit Committee selected Deloitte & Touche LLP (Deloitte) to audit Schering-Plough’s books and accounts for the year ending December 31, 2006, and will offer a resolution at the meeting for shareholders to ratify the designation.
Representatives of Deloitte will be present at the meeting to respond to appropriate questions. They will have an opportunity, if they desire, to make a statement at the meeting.
Vote required. The affirmative vote of a majority of the votes cast is needed to ratify the designation of Deloitte & Touche LLP.
The Board of Directors recommends a vote FOR proposal two.

Information About Deloitte’s Fees
Aggregate fees for 2005 and 2004 services provided by Deloitte and its affiliates to Schering-Plough and its subsidiaries are as follows:

Type Services Provided	2005 Fees	2004 Fees

Audit Fees(1)	$8,262.600	$7,597,500

Audit-Related Fees(2)	$841,200	$902,500

Tax Fees(3)	$738,800	$825,000

All Other Fees	$0	$0
Notes to table:

1.	Audit fees were for professional services rendered for the integrated audit of Schering-Plough’s annual consolidated financial statements, review of financial statements included in Schering-Plough’s 10-Qs, the Sarbanes-Oxley Section 404 attestation and services that are normally provided by the independent accountant in connection with statutory and regulatory filings and engagements.

2.	Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit of the annual financial statements and the review of the financial statements in the 10-Qs such as audits of employee benefits plans, consultation on accounting and auditing matters, agreed-upon procedures under commercial contracts and requested audits or agreed upon procedures regarding corporate matters or subsidiaries.

3.	Tax fees were for preparation of international tax returns and other tax compliance services directly related to such returns. (In situations where the tax return in question has not yet been completed because it is not yet due, the work relates to the 2005 tax year and the related fees have been pre-approved but will not be billed until the tax return is completed.)
Pre-Approval Process for Work Performed by Deloitte and Related Fees
The Audit Committee pre-approves all services provided by Deloitte or its affiliates and the related fees. They did so for all 2004 and 2005 services and will continue the pre-approval process in the future. The pre-approval process includes the following steps:

•	The independent auditors, Schering-Plough management and Schering-Plough counsel all confirm that the proposed services are not prohibited services by regulations of the SEC or the Public Company Accounting Oversight Board.

•	The Committee determines that neither the nature of the services provided nor the related fees would impair the independence of Deloitte.

•	Deloitte provides a written report to the Committee at least quarterly listing the services that have been pre-approved and the related fees, broken down by project and classified into categories of audit, audit-related, tax and other non-audit.

•	The Committee has specified that it will not approve any fees for general tax planning or tax strategy services.
Audit Committee Report
The Audit Committee of the Board of Directors has four members. Each member is an independent Director, as independence is defined in the New York Stock Exchange listing standards, Rule 10A-3(b)(1) under the Exchange Act and the more restrictive Schering-Plough Board Independence Standard.
The Audit Committee operates under a written Charter adopted by the Board. The Charter is attached to this Proxy Statement as Exhibit A and also is available on Schering-Plough’s website. The Board has determined that the Committee Chairman, Thomas J. Colligan, meets the SEC requirements for, and has designated him as, the Audit Committee Financial Expert.
The Audit Committee is appointed by the Board to assist the Board in its oversight function by monitoring, among other things, the integrity of Schering-Plough’s consolidated financial statements, the financial reporting process, the independence and performance of the independent registered public accountants, and the performance of the internal auditors. It is the responsibility of Schering-Plough’s management to prepare financial statements in accordance with generally accepted accounting principles and of the independent auditors to audit those financial statements. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate and, where appropriate, replace the independent auditors.

In this context, the Audit Committee has met and held discussions with management, the independent auditors, and the internal auditors. Management represented to the Audit Committee that Schering-Plough’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management, the independent auditors and the internal auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.
In addition, the Audit Committee has received the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) from the independent auditors and has discussed with the independent auditors the independent auditor’s independence from Schering-Plough and its management. Further, the Audit Committee has considered whether the non-audit services provided by the independent auditors are compatible with maintaining the auditor’s independence.
Further, the Audit Committee periodically meets with both the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Schering-Plough’s internal controls, and the overall quality of Schering-Plough’s financial reporting.
During 2005, the Audit Committee met privately with the independent auditors five times and the internal auditors four times.
Based on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in the Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Schering-Plough’s 2005 10-K for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE
Thomas J. Colligan, Chairman
Hans W. Becherer
Eugene R. McGrath
Robert F. W. van Oordt
PROPOSAL THREE: APPROVE AMENDMENTS TO SCHERING-PLOUGH’S GOVERNING INSTRUMENTS
TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS
Schering-Plough’s Restated Certificate of Incorporation and By-Laws currently provide that the Board of Directors is divided into three classes, with each class being elected every three years. In December 2005, on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors unanimously adopted resolutions approving, declaring advisable and recommending to the shareholders for approval, amendments to provide for the annual election of directors.
Directors whose current terms will not have expired in 2006 will stand for election for one-year terms once their current terms expire. (This means that Directors whose terms expire at the 2007 annual meeting of shareholders would be elected for a one-year term to expire in 2008 and, beginning with the 2008 annual meeting, all Directors would be elected for one-year terms at each annual meeting.) At all times, Directors are elected to serve for their respective terms and until their successors have been elected and qualified. This proposal would not change the present number of Directors and it would not change the Board’s authority to change that number and to fill any vacancies or newly created Directorships.
Article NINTH of the Company’s Restated Certificate of Incorporation and Article V, Section 1 of the Company’s By-Laws contain the provisions which will be affected if this proposal is adopted. These Articles, set forth in Exhibit       to this Proxy Statement, show the changes resulting from the proposed amendment with deletions indicated by strike-outs and additions indicated by underlining. If approved, this proposal will become effective upon the filing of the Amended and Restated Certificate of Incorporation containing these amendments with the Department of Treasury of the State of New Jersey, which Schering-Plough intends to do promptly after shareholder approval is obtained.
Background of Proposal
The Proposal is a result of ongoing review of corporate governance matters by Schering-Plough’s Nominating and Corporate Governance Committee. The Committee considered the advantages and disadvantages of maintaining the classified board structure.

The Committee considered the view of some shareholders who believe that classified boards have the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for shareholders to influence corporate governance policies. The Committee in its evaluation gave considerable weight to the approval at the 2005 Annual Meeting of a shareholder proposal requesting that the Board take all necessary steps to elect the Directors annually.
The Committee also considered benefits of retaining the classified board structure, which has a long history in corporate law. Proponents of a classified structure believe it provides continuity and stability in the management of the business and affairs of a company because a majority of directors always has prior experience as directors of the company. Proponents also assert that classified boards may enhance shareholder value by forcing an entity seeking control of a target company to initiate arms-length discussions with the board of a target company because the entity is unable to replace the entire board in a single election.
After careful consideration by the Schering-Plough’s Nominating and Corporate Governance Committee and the Board of Directors, including hearing advice from outside experts, the Board decided that it was appropriate to recommend that shareholders approve the necessary amendments to the Company’s Certificate of Incorporation and By-Laws to implement this change to provide for the annual election of Directors.
Vote Required. The affirmative vote of at least 80% of the outstanding common shares is needed to pass this proposal.
The Board of Directors recommends a vote FOR proposal three.
PROPOSAL FOUR: APPROVE THE DIRECTORS COMPENSATION PLAN
General
The Schering-Plough Corporation Directors Compensation Plan (referred to as the “Directors Compensation Plan” or “Plan”) provides for the semi-annual payment of Director Fees to non-employee Directors in an approximate mix of two-thirds cash and one-third common shares, subject to a Director’s right to elect to defer receipt of Director Fee payments pursuant to the terms of the Plan. The Directors Compensation Plan is intended to provide Schering-Plough with the means to attract, retain and fairly compensate highly qualified and talented individuals to serve as non-employee Directors and to more closely align the interests of Schering-Plough’s non-employee Directors with the interests of its shareholders by increasing non-employee Directors’ ownership of Common Shares. The Directors Compensation Plan also consolidates prior Directors compensation plans and programs into one comprehensive and transparent compensation plan.
The Nominating and Corporate Governance Committee and the Board of Directors have approved the Directors Compensation Plan, which will take effect on June 1, 2006. Shareholder approval of the Plan is being sought because New York Stock Exchange rules provide that, new equity compensation plans, such as this Plan, must be approved by the issuer’s shareholders before the issuer’s shares can be issued under the Plan. Accordingly, if shareholders do not approve the Directors Compensation Plan, the Plan will still become effective on June 1, 2006, but no common shares will be issued under the Plan. Instead, all future Director Fees payable under the Directors Compensation Plan will be paid 100% in cash. Payment in cash in lieu of Common Shares would defeat one the Plan’s primary purposes— aligning the non-employee Director’s interests with those of Schering-Plough’s shareholders.
Vote Required. The affirmative vote of a majority of the votes cast is required to approve the Plan.
Description of the Directors Compensation Plan
The following is a summary of the material terms and provisions of the Directors Compensation Plan. This summary is qualified in its entirety by reference to the complete text of the Directors Compensation Plan, which is attached to this Proxy Statement as Exhibit J. Any capitalized terms that are used but not defined in this summary have the meanings set out in Article II of the Directors Compensation Plan.
Administration: The Directors Compensation Plan will be administered by the Nominating and Corporate Governance Committee (referred to as the “Committee”). The Committee has broad discretion and authority under the Directors Compensation Plan to (i) interpret the Plan; (ii) prescribe, amend and rescind rules and regulations regarding the Plan; (iii) make specified adjustments to the Plan in accordance with the Plan’s adjustment provisions (see “Adjustments” below); and (iv) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan. The interpretations and decisions of the Committee will be final and binding.

Eligibility: Each member of the Board of Directors who is not an employee of Schering-Plough or any if its subsidiaries will receive Director Fees under the Plan. Currently, there are 10 Directors who would be entitled to receive Director Fees under the Plan.
Director Fees: Directors Fees under the Directors Compensation Plan will consist of an annual Base Director Fee and an annual Additional Service Fee. The Director Fees are subject to the following terms and conditions.

•	Base Director Fee: The annual Base Director Fee will be paid to all eligible Directors for service as a member of the Board.

•	Additional Service Fee: The annual Additional Service Fee will be paid, in addition to the Base Director Fee, to each eligible Director who serves either as a member of the Audit Committee or as the chair of any other Board Committee, other than the Executive Committee. However, Committee chairmen who are also members of the Audit Committee will be paid the Additional Service Fee for service as the chairman of the Board Committee, but not the Additional Service Fee for service as a member of the Audit Committee.

•	Amount of Director Fees: The Base Director Fee will be set initially at $200,000 per year and the Additional Service Fee will be set initially at $15,000 per year. For each subsequent year after the 2006 Plan year, the Board will review the amount of Director Fees and set the amount of the Base Director Fee and Additional Service Fee that will be payable for that year, taking into account the recommendations of the Committee. The amount of Directors Fees payable with respect to a given year will be disclosed in Schering-Plough’s Proxy Statement for that year.

•	Form of Payment: If shareholders approve the Plan, the Base Director Fee will be paid initially two-thirds in cash and one-third in Common Shares, and the Additional Service Fee will be paid entirely in cash. If shareholders do not approve the Plan, all future Director Fees, including the Base Director Fee, will be paid entirely in cash.

•	Time of Payment: All annual Director Fees will be paid in advance in two equal semi-annually payments on June 1 and December 1 of each year. If June 1 or December 1 is not a business day, payment will be made on the last business day prior to that date. The first semi-annual payment of the Base Director Fee to an eligible Director who is first elected to the Board between payment dates (or of the Additional Service Fee to an eligible Director who is first appointed to the Audit Committee or as a Committee chairman between payment dates) will be made, without proration, on the date the Director is first elected (or appointed) in that capacity.
Fee Deferrals: Eligible Directors may elect to defer receipt of all or a portion of their annual Director Fees that are payable in cash (referred to as a “Cash Deferral”) or Common Shares (referred to as a “Share Deferral”) or both, subject to the following terms and conditions.

•	Fee Deferral Election Deadlines: Fee Deferral elections must be made by December 31 of the year prior to the year in which the election is to take effect, except that (i) the initial Fee Deferral election of an individual who will be an eligible Director as of the June 1, 2006 effective date of the Plan and who wishes to defer the June 2006 Director Fee payment must be made no later than May 31, 2006 and (ii) the initial Fee Deferral election for an eligible Director who is first elected to the Board after June 1, 2006 and who wants to immediately begin deferring Director Fee payments must be made prior to the date the Director is elected to the Board.

•	Irrevocable Elections: Fee Deferrals elections are irrevocable for the year(s) covered by the election and will automatically renew and be effective for all future years unless and until the Director submits a new Fee Deferral election that modifies and supersedes the existing election for such future years.

•	Cash Deferrals: An eligible Director may designate the amount of a Cash Deferral either as (i) a fixed dollar amount on each semi-annual payment date or (ii) a percentage, up to 100%, of the amount of the cash portion of each semi-annual payment.

•	Share Deferrals: An eligible Director may designate the amount of a Share Deferral as either (i) a fixed dollar amount on each semi-annual payment date (ii) a percentage, up to 100%, of the amount of the Share portion of the annual Base Director Fee, or (iii) in a fixed number of Shares on each payment date. If a Director elects to defer either a fixed dollar amount or a percentage of the Share portion, then the Director’s Deferral Account will be credited on each semi-annual payment date with a number of Deferred Stock Units equal to the dollar amount of the Share Deferral divided by the closing price of a Common Share on the previous trading day.

•	Deferral Accounts: Schering-Plough will maintain a Deferral Account for each eligible Director who elects to make a Fee Deferral. The Deferral Account will not hold any assets; rather, it will be a bookkeeping account used to track the Director’s Fee Deferrals. Fee Deferrals will be credited to each Deferral Account as of the date the Director Fees would otherwise have been paid to the Director had no Fee Deferral election been made. Each Deferral Account will be comprised of two sub-accounts: a Cash Deferral Sub-Account and a Share-Deferral Sub-Account.

-	Cash-Deferral Sub-Account: The Cash Deferral Sub-Account will track an eligible Director’s Cash Deferrals and hypothetical earnings on those deferrals based on the performance of two available “investment funds”—the Simple Interest Fund and the DSU Fund—as elected by the Director. Amounts allocated to the Simple Interest Fund will be adjusted to reflect hypothetical interest earnings based on the published interest rate offered by JP Morgan Chase Bank, New York, New York to its preferred risk commercial borrowers. Amounts allocated to the DSU Fund are credited as Deferred Stock Units based on the dollar amount being allocated to the DSU Fund divided by the closing price of a Common Share on the last trading date prior to the allocation date. Amounts allocated to the DSU Fund will be adjusted annually as of the December 31, and on any date on which a distribution from the sub-account is made, to reflect dividends paid during the year on Common Shares, based on the assumption that an equivalent dividend or distribution is paid on Deferred Stock Units and such dividend is reinvested in additional Deferred Stock Units based on the closing price of a Common Share on the last trading date prior to the dividend payment date.

-	Share Deferral Sub-Account: The Share Deferral Sub-Account will track an eligible Director’s Share Deferrals in the form of Deferred Stock Units based on the dollar amount being credited to the Share Deferral Sub-Account divided by the closing price of a Share on the last trading date prior to the crediting date. Deferred Stock Units credited to the Share Deferral Sub-Account will be adjusted annually as of the December 31, and on any date on which a distribution from the sub-account is made, to reflect dividends paid during the year on Common Shares in the same manner that amounts allocated to the DSU Fund under the Cash Deferral Sub-Account are adjusted.

•	Payment of Fee Deferrals; Distribution Elections: At the time an eligible Director makes a Fee Deferral election, the Director will elect the date when payment of the amounts credited to the Director’s Deferral Account will be made or begin (referred to as the “Payment Commencement Date”) and the method of payment of those amounts.

-	Payment Commencement Dates: An eligible Director may elect a Payment Commencement Date from among the following:

-	Termination of Board membership (this is the default);

-	Anniversary of termination (up to the 15th anniversary);

-	Specified age or date;

-	Earlier of termination and specified age or date;

-	Later of termination and specified age or date; or

-	Earlier of becoming Disabled or any other permissible payment date under Plan.

-	Methods of Payment: An eligible Director may elect to receive payment in the form of either:

-	a single lump sum payment (this is the default); or

-	in either 5, 10 or 15 substantially equal annual installments.

-	Form of Payment: Amounts credited to the Simple Interest Fund under the Cash Deferral Sub-Account will be paid in cash only and, except in the event of a Change in Control (see “Permitted Payment Accelerations” below), amounts credited as Deferred Stock Units to the Share Deferral Sub-Account and the DSU Fund under the Cash Deferral Sub-Account will be paid in whole Common Shares, with fractional Common Shares paid in cash.

•	Changes to Distribution Elections: An eligible Director may elect to have a different Payment Commencement Date and/or method of payment apply to future Fee Deferrals by submitting a new Fee Deferral election no later than December 31 of the year prior to the year in which the change will take effect. Changes to the Payment Commencement Date and/or method of payment for prior Fee Deferrals may be made only if all of the following requirements are met: (i) the change in election must be received at least 12 months prior to original Payment Commencement Date, (ii) the change will not be effective for 12 months after the date of the change in election and (iii) the new Payment Commencement Date must be at least 5 years later than original Payment Commencement Date.

•	Permitted Payment Accelerations: An eligible Director will not be permitted to receive payment of amounts credited to the Deferral Account prior to the Director’s applicable Payment Commencement Date, except under the following circumstances.

-	Death: Any amounts remaining in the a Director’s Deferral Account will be paid in a single lump sum to the Director’s designated beneficiary (or, if no beneficiary is designated, to the Director’s estate).

-	Unforeseeable Emergency: At its discretion, the Committee may permit early withdrawals of amounts credited to a Director’s Deferral Account if the Director provides satisfactory evidence that an early withdrawal is needed to meet an Unforeseeable Emergency, which is a severe financial hardship to the Director resulting from (i) an illness or accident affecting the Director, the Director’s spouse or the Director’s dependent, (ii) loss of the Director’s property due to casualty or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Director’s control. The amount a Director can withdraw in connection with an Unforeseeable Emergency may not exceed the lesser of (i) the amount necessary to satisfy the Unforeseen Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the withdrawal and (ii) the dollar value of amounts that remain credited to the Director’s Deferral Account.

-	Change in Control: In the event of a Change in Control, all amounts remaining in a Director’s Deferral Account will be paid to the Director in a lump sum cash payment within 30 days. For this purpose, the dollar value of Deferred Stock Units will be determined based on the “Change in Control Price,” which will be the higher of (i) the highest reported sales price of a Common Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which Shares may then be listed during the 60-day period prior to and including the effective date of the Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a business combination, the highest price per Common Share paid in such tender or exchange offer or business combination.
Prior Plan Accounts: As of the June 1, 2006 effective date of the Directors Compensation Plan, all of a Director’s (or former Director’s) outstanding account balances under the Directors Stock Award Plan, the Directors Deferred Stock Equivalency Program and the Directors Deferred Compensation Plan (referred to collectively as the “Prior Plans”) will be transferred to a Prior Plan Account established in the Director’s name under the Director’s Compensation Plan, and the transferred amounts will become subject to all of the terms and provisions of the Plan (including, without limitation, the provisions regarding “Permissible Payment Accelerations” described above), and the Prior Plans will be terminated as of such date. Each Prior Plan Account will be comprised of three ’investment funds” that will be used to determine hypothetical earnings—the Simple Interest Fund, the Stock Equivalency Fund and the DSU Fund.

•	Simple Interest Fund: Amounts previously credited to a Director’s simple interest fund under the prior Directors Deferred Compensation Plan will be transferred to the Simple Interest Fund under the Prior Plan Account. Like the Simple Interest Fund under the Cash Deferral Sub-Account of the Deferral Account, this fund will be credited with annual interest at a rate equal to the JP Morgan Chase Bank interest rate for preferred risk commercial borrowers and is paid in cash at distribution.

•	Stock Equivalency Fund: “Units” previously credited to a Director’s deferred account under the prior Directors Deferred Stock Equivalency Program and the Director’s stock equivalency fund under the prior Directors Deferred Compensation Plan will be transferred to the Stock Equivalency Fund under the Prior Plan Account and credited as Phantom Stock Units that are paid in cash at distribution. Phantom Stock Units will earn the same dividends that Common Shares earn, which will be deemed reinvested in the Stock Equivalency Fund as additional Phantom Stock Units.

•	DSU Fund: “Stock units” previously credited to a Director’s stock unit account under the prior Directors Stock Award Plan will be transferred to the DSU Fund under the Prior Plan Account and credited as Deferred Stock Units that are paid in Common Shares at distribution. Deferred Stock Units will earn the same dividends that Common Shares earn, which will be deemed reinvested in the DSU Fund as additional Deferred Stock Units.

•	Reallocation of Amounts in Prior Plan Account: A Director will be permitted to elect once each year to reallocate all or a portion of the amounts allocated to the Simple Interest Fund and Stock Equivalency Fund under the Prior Plan Account, but no reallocations into or out of the DSU Fund under the Prior Plan Account will be permitted.

•	Payment of Prior Plan Accounts: Each Director (or former Director) with a Prior Plan Account will be given a one-time opportunity to elect a new Payment Commencement Date and method of payment that will apply to the amounts credited to the Prior Plan Account under the same terms and conditions applicable to distribution elections for Deferral Accounts (see “Payment of Deferral Fees; Distribution Elections” above), without the need to comply with the requirements applicable to “Changes in Distribution Elections” described above. The deadline for making this election will be December 31, 2006. Distribution elections made under the Directors Compensation Plan with respect to amounts credited to the Director’s Prior Plan Account will override and supersede any previous distributions elections made under each of the Prior Plans with respect to amounts previously deferred under those plans and transferred to the Director’s Prior Plan Account under the Plan. If a Director does not submit a distribution election for the amounts credited to his or her Prior Plan Account by the election deadline, such amounts will be distributed in accordance with the distribution elections in effect under the applicable Prior Plan as of May 31, 2006. If no distribution election was made under the Prior Plan prior to June 1, 2006 with respect to amounts transferred to the Directors Prior Plan Account, then those amounts will be distributed in a single lump sum payment upon the Director’s termination of Board membership.
Shares Available For Issuance: If shareholders approve the Directors Compensation Plan, one million (1,000,000) Common Shares will be reserved for issuance under the Plan, either in payment of the Share portion of the Base Director Fees or in settlement of Deferred Stock Units, subject to adjustment in the case of certain corporate transactions (see “Adjustments” below). No shares reserved for issuance under a Prior Plan (referred to as “Prior Plan Shares”), but which have not been issued under the Prior Plan as of June 1, 2006, may be issued after that date except in connection with the payment of Deferred Stock Units credited to the DSU Fund under the Prior Plan Account, as discussed in the “Prior Plan Accounts” section above.
Adjustments: The maximum number or kind of shares available for issuance under the Directors Compensation Plan, and the number or kind of shares underlying Deferred Stock Units and Phantom Stock Units, and the number of Deferred Stock Units credited to a Deferral Account or Prior Plan Account and the number of and Phantom Stock Units credited to a Prior Plan Account, may be adjusted by the Committee, in its discretion, if the Committee determines that, because of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of shares or other securities, the issuance of warrants or other rights to purchase shares or other securities, or another similar corporate transaction or event, such adjustment is required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
Amendment and Termination: The Board may amend the Directors Compensation Plan at any time without the approval of Schering-Plough’s shareholders, except that none of the following amendments will be effective unless and until shareholder approval of the amendment is obtained: (i) an increase to the aggregate number of Common Shares that may be issued under the Plan, (ii) a material modification to the eligibility requirements for participation in the Plan, (iii) a provision allowing the payment of Director Fees to be made in a form of equity other than Common Shares, or (iv) a change to the percentage of Base Director Fees that is payable in Common Shares.
If not earlier terminated by the Board, the Directors Compensation Plan will automatically terminate on May 31, 2016. No Director Fees may be paid and no Fee Deferrals will be credited to any Deferral Accounts under the Plan after it is terminated, but any previously credited Fee Deferrals will remain in effect until they are paid in full under the terms of the Plan in effect prior to its termination.
Code Section 409A: The Directors Compensation Plan has been designed to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (referred to as the “Code”). In the event, however, that the Plan fails to meet the requirements of Code section 409A with respect to a Director’s Fee Deferrals, Deferral Account or Prior Plan Account under the Plan, Code section 409A requires that all the Director’s deferred amounts under the Plan will immediately be includible in the Director’s gross income, and, regardless of the circumstances leading to the Plan’s failure to meet those requirements, the Director will be subject to a 20 percent additional tax and an interest penalty at the underpayment rate used by the Internal Revenue Service plus one percent for the period beginning with the date of deferral. In the taxable year that a Director recognizes income on his or her deferred amounts, the Company will be entitled to a deduction equal to the amount of income recognized by the Director.
DIRECTORS COMPENSATION PLAN BENEFITS
The information contained in the following table represents the dollar amount of Director Fees that eligible Directors of Schering-Plough will receive in 2006 assuming all Directors who have been nominated for election will be elected and based on current Board Committee membership.

Name and Position *	Dollar Value

Director [but not a Committee Chair and not on Audit Committee]	$200,000

Director [and Committee Chair or Audit Committee member]	$215,000

Non-Executive Director Group	$2,105,000
* The Named Executive Officers and other Executive Officers are not included in this table because they are not eligible for benefits under the Directors Compensation Plan.
The Board of Directors recommends a vote FOR the approval of the Directors Compensation Plan.
PROPOSAL FIVE: APPROVE THE 2006 STOCK INCENTIVE PLAN
The Schering-Plough Corporation Stock Incentive Plan (referred to as the “Stock Incentive Plan” or “Plan”) will replace the Schering-Plough Corporation 2002 Stock Incentive Plan (referred to as the “2002 Plan”), which was previously approved by Schering-Plough’s shareholders. The purpose of the Stock Incentive Plan is to enable Schering-Plough to achieve superior financial performance, as reflected in the performance of its Common Shares and other key financial indicators, by providing for broad-based Awards of incentives to selected Employees in consideration of their services to Schering-Plough, aiding in the recruitment and retention of outstanding Employees and providing Employees a an opportunity to acquire and expand equity interests in Schering-Plough, thus aligning the interests of Employees with those of shareholders.
To accomplish these objectives, the Stock Incentive Plan provides for the grant of Stock Options (including Nonqualified Stock Options and Incentive Stock Options), Restricted Stock, Deferred Stock Units, Other Stock-Based Awards, Performance Awards and Replacement Awards and reserves for issuance under such Awards a maximum of 92 million Common Shares, subject to adjustment as provided under the terms of the Stock Incentive Plan (see “Adjustments” below). The 92 million Common Shares available for issuance under the Stock Incentive Plan include approximately 11.2 million Common Shares that have been approved by shareholders for issuance under the 2002 Plan, but which have not been awarded and will no longer be available for issuance under the 2002 Plan for any reason upon approval of the Stock Incentive Plan.
Schering-Plough is submitting the Stock Incentive Plan for shareholder approval. Shareholder approval is being sought because New York Stock Exchange rules provide that, with certain exceptions not applicable to the Stock Incentive Plan, all new “equity compensation plans” must be approved by the issuer’s shareholders before the issuer’s shares can be issued under the plan. Also, the Code requires shareholder approval of the Plan in order for Schering-Plough to be able to issue Incentive Stock Options under the Plan and for Performance Awards to Covered Employees under the Plan to qualified as “performance-based compensation” under Section 162(m) of the Code. The Stock Incentive Plan, which has been approved by the Compensation Committee and the Board of Directors, will take effect on May 19, 2006 if shareholders approve the Plan. If shareholders do not approve the Stock Incentive Plan, the Plan will not become effective and no Awards will be issued under the Plan.
Vote Required. The affirmative vote of a majority of the votes cast is required to approve the Plan.
Description of the Stock Incentive Plan
The following is a summary of the material terms and provisions of the Stock Incentive Plan. This summary is qualified in its entirety by reference to the complete text of the Stock Incentive Plan, which is attached to this Proxy Statement as Exhibit K. Any capitalized terms that are used but not defined in this summary have the meanings set out in Article II of the Stock Incentive Plan.
Administration. The Stock Incentive Plan will be administered by the Compensation Committee, which will have broad discretion and authority under the Stock Incentive Plan to (i) interpret and administer the Plan; (ii) prescribe, amend and rescind rules and regulations regarding the Plan, (iii) select Employees to receive Awards under the Plan; (iv) determine the form of an

Award, the number of Shares subject to an Award, and the terms, conditions, restrictions and/or limitations, of each Award; (v) determine whether Awards will be granted singly, in combination or in tandem; (vi) establish and administer Performance Measures in connection with Qualified Performance Awards and certify the level of performance attainment for each Performance Measure; (vii) waive or amend any terms, conditions, restrictions or limitations of an Award (although the Plan’s prohibition on Stock Option repricing and the limitation on elections to defer payment of Deferred Stock Units cannot be waived); (viii) accelerate the vesting, exercise or payment of an Award when it would be in the best interest of the Company, so long as such action does not result in tax penalties to the Participant; (ix) make specified adjustments to the Plan in accordance with the Plan’s adjustment provisions (see “Adjustments” below); (x) determine under which circumstances Awards may be deferred and the extent to which a deferral will be credited with Dividend Equivalents and interest; (xi) determine whether Nonqualified Stock Options may be transferable to family members, a family trust or a family partnership; (xii) establish subplans in order to implement and administer the Plan in foreign countries; (xiii) appoint appropriate agents needed for the proper administration of the Plan and (xiv) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.
Delegation of Authority. The Compensation Committee can delegate some or all of its duties and authority under the Stock Incentive Plan, except for the authority to grant and administer Awards to any Employee who is either a “covered employee” for purposes of the limitation on deductions under Code Section 162(m) or is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, or to any Employee to whom the Compensation Committee has delegated any of its authority under the Plan. Also, the Compensation Committee cannot delegate its duty to establish and certify Performance Measures for Qualified Performance Awards.
Eligibility. Employees of Schering-Plough and its Affiliates and Subsidiaries are eligible to receive Awards under the Stock Incentive Plan. The Compensation Committee in its discretion will determine all questions regarding eligibility and will select Participants from those Employees who are eligible to receive Awards.
Stock Options. Stock Options awarded under the Stock Incentive Plan may be in the form of either Nonqualified Stock Options or Incentive Stock Options, or a combination of the two, at the discretion of the Compensation Committee. Stock Options granted under the Plan are subject to the following terms and conditions:

•	Form, Amount and Exercise Price: At the time of grant, the Compensation Committee will designate in the Award Certificate the form of a Stock Option, the amount of Common Shares that will be subject to the Stock Option and the Exercise Price. The Exercise Price cannot, however, be less than the Fair Market Value of a Common Share on the date of grant.

•	No Repricing: The Stock Incentive Plan contains a prohibition against decreasing the Exercise Price of a Stock Option after grant without shareholder approval (other than in connection with permitted Plan adjustments (see “Adjustments” below).

•	Term: Stock Options will automatically lapse on the expiration date set out in the Award Certificate, which can be no later than 10 years after the date of grant. Initially, it is expected that Stock Options granted under the Plan will have a seven year term.

•	Vesting: Stock Options will become exercisable (vest) in accordance with the vesting schedule determined by the Compensation Committee and set out in the Award Certificate at the time of grant. Initially, it is expected that one-third of each Stock Option will vest ratably on each of the first three one-year anniversaries of the grant date. Stock Options will immediately vest, however, upon a Participant’s death, Disability or Termination Due to Business Divestiture, or upon a Change in Control. Upon a Participant’s Retirement, those Stock Options that the Participant has held for at least one year prior to Retirement will continue to vest in accordance with the vesting schedule in the Award Certificate; Stock Options held for less than one year prior to Retirement will be forfeited.

•	Post-Termination Exercise: Stock Options that have not vested as of the date of a Participant’s Termination of Employment for any reason other than death, Disability, Termination Due to Business Divestiture or Retirement will be forfeited as of such Termination of Employment. Unless the Compensation Committee provides otherwise in an Award Certificate, any vested Stock Option that has not already been exercised as of the date of termination must be exercised by the following dates:

• Death: Later of expiration of Stock Option’s original term and one year from date of death;
• Disability: Expiration of Stock Option’s original term;

• Termination Due to Business Divestiture: Earlier of five years after termination date and expiration of Stock Option’s original term;
• Retirement: Earlier of five years after termination date and expiration of Stock Option’s original term;
• Involuntary Termination: Earlier of one year after termination date and expiration of Stock Option’s original term;
• Other Terminations: Earlier of three months after termination date and expiration of Stock Option’s original term;

•	Payment of Exercise Price: Payment of the Exercise Price may be made in cash, certified check, bank draft, wire transfer, or money order or, if permitted by the Compensation Committee, (i) by delivering irrevocable instructions to a broker to deliver to Schering-Plough the amount of sale proceeds with respect to Shares having a Fair Market Value equal to the Exercise Price, (ii) by tendering to the Common Shares owned by the Participant for at least six months having a Fair Market Value equal to the Exercise Price, or (iii) by instructing Schering-Plough to withhold Common Shares having a Fair Market Value equal to the Exercise Price.

•	Special Rules For Incentive Stock Options: Incentive Stock Options may not be granted under the Stock Incentive Plan to any Employee who is a 10% or more shareholder of Schering-Plough. Also, the aggregate Fair Market Value on the date of grant of the Common Shares with respect to which Incentive Stock Options first become exercisable during any calendar year under the terms of the Stock Incentive Plan for any Participant may not exceed $100,000. For purposes of this $100,000 limit, the Participant’s Incentive Stock Options under the Stock Incentive Plan and all other plans maintained by Schering-Plough and its Affiliates and Subsidiaries are aggregated. A Stock Option that is intended to be an Incentive Stock Option will be treated as a Nonqualified Stock Option to the extent it is exercised more than three months after a Participant’s Termination of Employment (12 months in the case of Disability).
Restricted Stock. Restricted Stock may be awarded under the Stock Incentive Plan to any Employee selected by the Compensation Committee. The Compensation Committee has the discretion to fix the amount, terms, conditions and restrictions and Restriction Period applicable to Restricted Stock awards, subject to the following provisions of the Plan:

•	Payment: When Restricted Stock becomes payable, Schering-Plough will register stock certificates in the Participant’s name and, at Schering-Plough’s discretion, will either deliver the certificates to the Participant or hold the certificates on behalf of the Participant until all restrictions have lapsed. At the time the stock certificates are registered in the Participant’s name, the Participant will have all the rights of a shareholder with respect to the Common Shares (including the right to vote and receive dividends), except that the Common Shares will be subject to vesting and forfeiture upon the Participant’s Termination of Employment during the Restriction Period for any reason other than death, Disability or Termination Due to Business Divestiture. Stock certificates for Restricted Stock will include appropriate legends listing any applicable restrictions that the Compensation Committee may, in its discretion, impose.

•	Restriction Period: The Compensation Committee will determine the Restriction Period or Periods applicable to an award of Restricted Stock at the time of grant.

•	Accelerated Lapse: All restrictions on shares of Restricted Stock will immediately lapse upon the death or Disability of the Participant or a Change in Control. The Compensation Committee may also provide in an Award Certificate at the time of grant that restrictions will lapse upon a Participant’s Retirement or Involuntary Termination.
Deferred Stock Units. The Compensation Committee may make awards of Deferred Stock Units, which are payable in Common Shares, to selected Employees. The Compensation Committee has the discretion to fix the amount, terms and conditions applicable to Deferred Stock Units, subject to the following provisions of the Plan:

•	Deferred Stock Accounts: Schering-Plough will maintain a Deferred Stock Account for each Participant who is granted an Award of Deferred Stock Units. The Deferred Stock Account will not hold any assets; rather, it will be a bookkeeping account used to track the Participants Deferred Stock Units.

•	Dividend Equivalents: Dividend Equivalents in connection with cash dividends paid on Common Shares will be paid currently on each dividend payment date to each Participant holding undistributed Deferred Stock Units. If a stock dividend is declared, the Participants’ Deferred Stock Accounts will be credited with a corresponding number of additional Deferred Stock Units on the dividend payment date.

•	Shareholder Rights: Except for the right to receive Dividend Equivalents, Participants will not acquire any rights as a shareholder with respect to the Common Shares underlying a Deferred Stock Award credited to the Participant’s Deferred Stock Account until the Common Shares are distributed.

•	Payment. At the time of grant, the Compensation Committee with set out in the Award Certificate the date or dates that the Common Shares underlying Deferred Stock Units will be distributed, which can be no earlier than the six-month anniversary of the grant date, and the manner of payment, which can be either a single lump sum payment or a set number of equal or unequal periodic installments. Common Shares will be issued in payment of a Participant’s Deferred Stock Units at a rate of one share per each Deferred Stock Unit scheduled to be paid.

•	Termination and Forfeiture. Unless the Compensation Committee provides otherwise in an Award Certificate at the time of grant, all undistributed Deferred Stock Units will be forfeited upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement, Termination Due to Business Divestiture or Involuntary Termination. In the event of any of these other types of terminations, the following will apply (unless the Award Certificate provides otherwise):

• Death: Undistributed Units vest and are distributed in a single lump sum to the Participant’s Beneficiary as soon as administratively feasible after Participant’s death.
• Disability and Termination Due to Business Divestiture: Undistributed Units vest and continue to be distributed in accordance with original schedule set out in Award Certificate (although the Compensation Committee can provide in the Award Certificate that remaining Units will be distributed in a single lump sum at Disability or Termination Due to Business Divestiture).
• Retirement: Undistributed Units held less than one year are forfeited; Units held at least one year will vest and continue to be distributed in accordance with the original schedule set out in the Award Certificate (although the Compensation Committee can provide in the Award Certificate that all Units will be forfeited at Retirement or that Units held at least one year will be distributed in a single lump sum at Retirement).
• Involuntary Termination: Undistributed Units held less than one year are forfeited; prorated portion of Units held at least one-year vest and continue to be distributed in accordance with original schedule set out in Award Certificate.

•	Payment Deferral: The Compensation Committee may permit Participant’s to elect to defer receipt of the Common Shares that are schedule to be distributed in connection with Deferred Stock Units. Elections to defer the receipt of Common Shares in payment of Deferred Stock Units will be subject to the requirements of Section 409A of the Code, including, for example, the requirements that any such election be made at least 12 months prior to the originally scheduled payment date and not be effective for at least 12 months from the date the election is made, and that the new payment date be at least five years later than the originally schedule payment date.
Other Stock-Based Awards. The Compensation Committee may also grant stock-based Awards (other than Stock Options, Restricted Stock or Deferred Stock Units) under the Stock Incentive Plan, which would consist of, or be denominated in, Common Shares. These Awards may include, among other things, Common Shares, restricted stock options, stock appreciation rights and phantom or hypothetical shares. The Compensation Committee has broad discretion to determine the terms, conditions, restrictions and limitations, if any, that will apply to Other Stock-Based Awards granted under the Stock Incentive Plan, including whether Dividend Equivalents will be credited or paid in connection with the Award.
Performance Awards. The Stock Incentive Plan provides for the grant of Performance Awards to selected Employees. Performance Awards can, at the discretion of the Compensation Committee, be payable in cash, Common Shares, Stock Options, Restricted Stock, Deferred Stock Units, Other Stock-Based Awards or a combination of these forms. The Compensation Committee has broad discretion to fix the Performance Cycles, Performance Measures and vesting or payout formulas applicable to Performance Awards.
Qualified Performance Awards. The Compensation Committee may, in its discretion, designate a Performance Award granted under the Stock Incentive Plan to a Covered Employee (defined under the Plan as an Employee who is or may be covered under Section 162(m) of the Code) as a Qualified Performance Award. Qualified Performance Awards are subject to the following terms and conditions:

•	Performance Cycles: The Compensation Committee must establish the length of the Performance Cycle for Qualified Performance Awards in writing during the Qualified Performance Award Determination Period, which generally is the 90-day period beginning on the first day of the Performance Cycle for Performance Cycles that are at least one year in length.

•	Performance Measures: The amount of any Qualified Performance Award payable to a Covered Employee under the Plan will be determined by reference to the degree of attainment of one or more Performance Measures selected by the Compensation Committee in writing during the Qualified Performance Award Determination Period to measure the level of performance of Schering-Plough during the applicable Performance Cycle. Performance Measures that the

Compensation Committee may select under the Plan include one or more of the following (in absolute values or relative to the performance of one or more comparable companies or an index of comparable companies):

• Net operating profit after taxes;
• Operating profit before taxes;
• Return on equity;
• Return on assets or net assets;
• Total shareholder return;
• Relative total shareholder return;
• Earnings before income taxes;
• Earnings per Share;
• Net income;
• Free cash flow;
• Free cash flow per Share;
• Revenue (or any component thereof);
• Revenue growth;
• Share performance;
• Relative Share performance;
• Economic value added; or
• Return on capital.

The Compensation Committee can determine, in its discretion, that the selected Performance Measures apply to all of Schering-Plough, or solely to one or more its business units, divisions, Affiliates or Subsidiaries. In applying Performance Measures, the Compensation Committee has the discretion to exclude unanticipated, unusual or infrequently occurring items, and may determine during the Qualified Award Determination Period to exclude other items.

•	Target Awards and Payout Formulas: During the Qualified Performance Award Determination Period, the Compensation Committee will set a target amount of Qualified Performance Award for each Covered Employee selected to receive an Award and an objective vesting and/or payout formula. The vesting and/or payout formula will set the minimum level of performance attainment that must be achieved on the applicable Performance Measure(s) before any of that Qualified Performance Award vests or becomes payable, and the percentage of the target Award that will vest or become payable upon attainment of various levels of performance in excess of the minimum required amount.

•	Committee Discretion: The Compensation Committee has the discretion, which it may apply on a case by case basis, to reduce (but not increase) the amount of any Qualified Performance Award payable to a Covered Employee.

•	Required Certification: No Qualified Performance Award to any Covered Employee will be payable in respect of a Performance Cycle until the Compensation Committee certifies, in writing, the level of attainment of the applicable Performance Measure(s) for that Performance Cycle.

•	Maximum Award: The maximum amount of any Qualified Performance Award payable in cash paid to any one Covered Employee under the Stock Incentive Plan during any 12-month Performance Cycle is $3 million (or, in the case of the Chief Executive Officer, $6,000,000); provided that for any Performance Cycle that is the same as a performance period under the Operations Management Team Incentive Plan, such amounts shall serve as combined limits under both this Plan and the Operations Management Team Incentive Plan. This maximum amount will be adjusted proportionately for Performance Cycles that are longer than 12 months. The Plan must set “caps” to ensure deductibility of compensation under Code Section 162(m). Such amounts are not indicative of actual targets that may be set from time to time.
Substitute Awards. The Stock Incentive Plan permits the Compensation Committee to make grants of Substitute Awards to grantees (referred to as “Acquired Grantees”) of stock-based awards of a business, corporation or other entity acquired by Schering Plough or any of its Affiliates or Subsidiaries (referred to as an “Acquired Company”). Substitute Awards granted under the Stock Incentive Plan are intended to assume or substitute outstanding stock-based awards previously granted to Acquired Grantees by an Acquired Company and, accordingly, will be generally subject to the terms and conditions of the original awards made by the Acquired Company.
Transfer Restrictions. Awards under the Plan may not be transferred by a Participant other than by will or the laws of descent and distribution and may be exercised only by a Participant, unless the Participant is deceased. The Compensation Committee, however, has the discretion to permit a Participant to transfer the vested portion of a Nonqualified Stock Option to a family member, a trust for the benefit of a family member and to certain family partnerships. Any Nonqualified Stock Option so transferred will be subject to the same terms and conditions of the original grant and may be exercised by the transferee only to the extent the Stock Option would have been exercisable by the Participant had no transfer occurred.

Effect of Change in Control. Upon the effective date of a Change in Control (as defined in the Stock Incentive Plan), any Award granted under the Plan will be deemed to apply to the securities, cash or other property to which the holder of the number of Common Shares equal to the number of Common Shares underlying the Award would have entitled to as a result of the Change in Control; provided that during the 60-day period beginning on the effective date of the Change in Control, the Compensation Committee, in its discretion, may either (i) modify or adjust the Award to reflect the Change in Control or (ii) cancel the Award and cause the surviving or acquiring company to replace the Award with equivalent rights after the Change in Control. In addition, upon a Change in Control:

•	All Stock Options will immediately vest and, during the 60-day period beginning on the effective date of the Change in Control, the Compensation Committee may, in its discretion, cancel all or a portion of a Participant’s remaining Stock Options and pay the Participant an amount per Share equal to the amount by which the Change in Control Price (as defined in the Plan) exceeds the Exercise Price of the option. Also, if a Participant incurs an Involuntary Termination after a Change in Control, all of the Participant’s Stock Options will remain exercisable for the full duration of the options’ original term.

•	All Deferred Stock Units credited to a Participant’s Deferred Stock Account will immediately vest and be distributed in a single lump sum cash payment (instead of Common Shares) at a dollar value per Unit equal to the Change in Control Price.

•	All restrictions and conditions on any shares of Restricted Stock or Other Stock-Based Awards will immediately lapse or be deemed satisfied, and all such Awards will become vested and non-forfeitable.

•	Each Employee who has been granted a Performance Award will be deemed to have achieved a level of performance that would result in a payout of 100% of the target Performance Award and all restrictions and vesting conditions on the Award payout will be waived.
Special Forfeiture Provision. Subject to the terms of any employment agreement that is in effect with respect to a Participant, the Compensation Committee has discretion to provide at the time of grant of a Stock Option, Restricted Stock Award or Deferred Stock Unit Award that in the event a Participant either (i) is Terminated for Cause or (ii) voluntarily terminates employment and within one year thereafter enters into an employment or consulting arrangement that is competitive with Schering-Plough or its Affiliates or Subsidiaries without first obtaining Schering-Plough’s written consent, the Participant will forfeit and return to Schering-Plough (a) the amount of any profit realized upon the exercise of any Stock Options at any time on or after the date that is ninety (90) days immediately prior to the date of the Participant’s Termination of Employment, (b) all Shares of Restricted Stock that vested during the three-month period preceding the Termination of Employment and (c) all Shares issued in payment of Deferred Share Units during the three-month period preceding the Termination of Employment.
Shares Available For Issuance. The maximum number of Common Shares that may be issued to Participants under the Stock Incentive Plan is 92 million shares, subject to adjustment as provided under the terms of the Plan (see “Adjustments” below). The 92 million Common Shares available for issuance under the Stock Incentive Plan include approximately 11.2 million Common Shares that have been approved by shareholders for issuance under the 2002 Plan, but which have not been awarded and will no longer be available for issuance under the 2002 Plan for any reason upon approval of the Stock Incentive Plan. Common Shares issuable under the Stock Incentive Plan may consist of authorized but unissued Common Shares or Common Shares held in Schering-Plough’s treasury. The following are the aggregate and individual limitations on the number of Common Shares issuable with respect to specific forms of Awards, which the Stock Incentive Plan is required under the tax law to set (in some cases to ensure deductibility) and are not indicative of the Awards that may actually be made from time to time:

•	Incentive Stock Options: No more than 46 million Common Shares may be issued under grants of Incentive Stock Options during the term of the Stock Incentive Plan.

•	Restricted Stock: No more than an aggregate of 46 million Common Shares may be issued under grants of Restricted Stock, Deferred Stock Units or Other Stock-Based Awards payable in Common Shares during the term of the Stock Incentive Plan.

•	Annual Participant Limitation: No more than an aggregate of three million Common Shares may be awarded in any form to any one Participant during any fiscal year of Schering-Plough.
Counting Rules. In determining the number of Common Shares that remain available under the Stock Incentive Plan, only Awards payable in Common Shares will be counted. Common Shares that are tendered or withheld in payment of all or part of the Exercise Price of a Stock Option, or in satisfaction of tax withholding obligations, will be counted against the remaining Common Shares and will no longer be available for issuance under the Plan. If, however, an Award is terminated by expiration, forfeiture, cancellation or otherwise without issuance of Common Shares, or is settled in cash in lieu of Common Shares, the

Common Shares underlying such Award will not be counted against the Common Shares remaining under the Plan and will be available for future Awards.
Adjustments. The maximum number or kind of shares available for issuance under the Stock Incentive Plan, the individual and aggregate maximum that may be issued under each form of Award, the number of Common Shares underlying outstanding Awards, the Exercise Price applicable to outstanding Stock Options and the number of Deferred Stock Units credited to Deferred Stock Accounts may be adjusted by the Compensation Committee, in its discretion, if the Compensation Committee determines that, because of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Common Shares, other securities or other property), extraordinary cash dividend, recapitalization, split-up, spin-off, reorganization, combination, repurchase or exchange of Common Shares or other securities, the issuance of warrants or other rights to purchase Common Shares or other securities, or other similar corporate transaction or event, such adjustment is required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Stock Incentive Plan.
Amendment and Termination. The Stock Incentive Plan may be amended or terminated by the Board of Directors at any time without shareholder approval, except that shareholder approval is required for any amendment that either (i) materially increases the number of Common Shares that may be issued under the Plan, (ii) changes the types of Awards that may be issued under the Plan, (iii) expands the class of persons eligible to receive Awards under the Plan, (iv) extends the terms of the Plan, (v) decreases the Exercise Price at which Stock Options may be granted, (vi) reduces the exercise price of outstanding Stock Options or (vii) results in the replacement of outstanding Stock Options with new Awards that have an Exercise Price that is lower than the Exercise Price of the replaced Stock Options. No amendment of the Stock Incentive Plan may adversely affect any right of any Participant with respect to any outstanding Award without the Participant’s written consent.
If not earlier terminated by the Schering-Plough’s Board of Directors, the Plan will automatically terminate on December 31, 2011. No Awards may be granted under the Plan after it is terminated, but any previously granted Awards will remain in effect until they expire.
Summary of Federal Income Tax Consequences of Awards
The following is a brief summary of the principal United States Federal income tax consequences of the grant, exercise and disposition of Awards under the Stock Incentive Plan, based on advice received from counsel to the Company regarding current United States Federal income tax laws. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Internal Revenue Service regulations generally provide that, for the purpose of avoiding federal tax penalties, a taxpayer may rely only on formal written advice meeting specific requirements. This tax summary does not meet those requirements. Accordingly, this tax summary was not intended or written to be used, and it cannot be used, for the purpose of avoiding federal tax penalties that may be imposed on any person.
Nonqualified Stock Options. A Participant will not recognize any income at the time a Nonqualified Stock Option is granted, nor will Schering-Plough be entitled to a deduction at that time. When a Nonqualified Stock Option is exercised, the Participant will recognize ordinary income in an amount equal to the excess of the Fair Market Value of the Common Shares received as of the date of exercise over the Exercise Price. Payroll taxes are required to be withheld from the Participant on the amount of ordinary income recognized by the Participant. Schering-Plough will be entitled to a tax deduction with respect to a Nonqualified Stock Option at the same time and in the same amount as the Participant recognizes income.
Incentive Stock Options (“ISOs”). A Participant will not recognize any income at the time an ISO is granted. Nor will a Participant recognize any income at the time an ISO is exercised. However, the excess of the Fair Market Value of the Common Shares on the date of exercise over the Exercise Price paid will be a preference item that could create a liability under the alternative minimum tax. If a Participant disposes of the Common Shares acquired on exercise of an ISO after the later of two years after the date of grant of the ISO or one year after the date of exercise of the ISO (the “holding period”), the gain (i.e., the excess of the proceeds received on sale over the Exercise Price paid), if any, will be long-term capital gain eligible for favorable tax rates. If the Participant disposes of the Common Shares prior to the end of the holding period, the disposition will be a “disqualifying disposition”, and the Participant will recognize ordinary income in the year of the disqualifying disposition equal to the excess of the lesser of (i) the Fair Market Value of the Common Shares on the date of exercise or (ii) the amount received for the Common Shares, over the Exercise Price paid. The balance of the gain or loss, if any, will be long-term or short-term capital gain or loss, depending on how long the Common Shares were held by the Participant prior to disposition. Schering-Plough is not entitled to a deduction as a result of the grant or exercise of an ISO unless a Participant recognizes ordinary income as a result of a disqualifying disposition, in which case Schering-Plough will be entitled to a deduction at the same time and in the same amount as the Participant recognizes ordinary income.

Restricted Stock. A Participant will not recognize any income at the time a share of Restricted Stock is granted. Nor will Schering-Plough be entitled to a deduction at that time. In the year in which restrictions on shares of Restricted Stock lapse, the Participant will recognize ordinary income in an amount equal to the excess of the Fair Market Value of the Common Shares on the date of vesting over the amount, if any, the Participant paid for the Common Shares. A Participant may, however, elect within 30 days after receiving Restricted Stock to recognize ordinary income in the year of receipt instead of the year of vesting. If an election is made, the amount of income recognized by the Participant will be equal to the excess of the Fair Market Value of the Common Shares on the date of receipt over the amount, if any, the Participant paid for the Common Shares. Payroll taxes are required to be withheld on the income recognized by the Participant. Schering-Plough will be entitled to a tax deduction at the same time and in the same amount as the Participant recognizes income.
Deferred Stock Units. A Participant will not recognize any income at the time a Deferred Stock Unit is granted, nor will Schering-Plough be entitled to a deduction at that time. When payment on a Deferred Stock Unit is made, the Participant will recognize ordinary income in an amount equal to the Fair Market Value of the Common Shares received. If a Deferred Stock Unit is paid in cash, the Participant will recognize ordinary income in the amount payable. Payroll taxes are required to be withheld on the income recognized by the Participant. Schering-Plough will be entitled to a tax deduction at the same time and in the same amount as the Participant recognizes income.
Performance Awards. A Participant will not recognize any income at the time a Performance Award is granted, nor will Schering-Plough be entitled to a deduction at that time. To the extent a Performance Award is paid in cash, a Participant will recognize compensation income in the year of payment and in the amount of cash payable. To the extent a Performance Award is paid in Common Shares, a Participant will recognize compensation in the year of payment in the amount of the Fair Market Value of the Common Shares as of the date of payment. Payroll taxes are required to be withheld on the amount paid. Schering-Plough will be entitled to a deduction at the same time and in the same amount as the Participant recognizes income.
Code Section 162(m). With certain exceptions, Section 162(m) of the Code limits the Schering-Plough’s deduction for compensation in excess of $1 million paid to covered employees (referred to in the Stock Incentive Plan as “Covered Employees”). Compensation paid to Covered Employees is not subject to the deduction limitation, however, if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. If shareholders approve the Stock Incentive Plan, Schering-Plough believes that all Stock Options and Performance Awards granted to Covered Employees under the Plan will meet the requirements of “qualified performance-based compensation” and therefore may be deducted from the federal income tax recognized by Schering-Plough.
Code Section 409A: To the extent that any Awards or payments under the Stock Incentive Plan result in the deferral of compensation for purposes of Section 409A of the Code, the Plan has been designed with the intent to satisfy the requirements of Code Section 409A with respect to such deferred compensation. In the event, however, that the Stock Incentive Plan fails to meet the requirements of Section 409A of the Code with respect to a particular Award or payment to a Participant under the Plan, Code Section 409A requires that all of the Participant’s deferred compensation under Plan will immediately be includible in the Participant’s gross income, and, regardless of the circumstances leading to the Plan’s failure to meet those requirements, the Participant will be subject to a 20 percent additional tax and an interest penalty at the underpayment rate used by the Internal Revenue Service plus one percent for the period beginning with the date of deferral. In the taxable year that a Participant recognizes income on his or her deferred amounts, Schering-Plough will be entitled to a deduction equal to the amount of income recognized by the Participant.
Stock Incentive Plan Benefits
Since awards under the Plan are wholly discretionary, amounts payable under the Plan are not determinable at this time. For information regarding awards made during fiscal year 2005 to the Named Executive Officers, see the Summary Compensation Table on page      .
          The Board of Directors recommends a vote FOR the approval of the 2006 Stock Incentive Plan

Equity Compensation Plan Information
The following information relates to plans under which equity securities of the Schering-Plough may be issued to employees or Directors. Schering-Plough has no plans under which equity securities may be issued to non-employees (except that under the 2002 Stock Incentive Plan and predecessor plans, certain stock options may be transferable to family members of the employee-optionee or related trusts).

Category	Column A	Column B	Column C
	Number of	Weighted-average	Number of securities
	securities to be	exercise price of	remaining available for
	issued upon exercise	outstanding options,	future issuance under equity
	of outstanding	warrants and rights	compensation plans
	options, warrants		(excluding securities
	and rights		reflected in Column A)

Equity compensation plans approved by security holders 2002 Stock Incentive Plan and Predecessor Plans	82,483,524	$27.00	11,163,695

Equity compensation plans not approved by security holders Directors Stock Award Plan*	N/A	N/A	544,008

Schering-Plough (Ireland) Share Purchase Scheme**	N/A	N/A	**

Non-plan inducement awards not approved by security holders	300,000 restricted shares***	N/A	0

Total			11,707,703
*The Plan provides an annual grant of 3,000 shares of common stock to each non-employee director. Directors may defer awards into stock units that pay out in shares of common stock when the deferral period ends.
**The Plan permits eligible employees who work for Schering-Plough’s Irish subsidiaries to enjoy tax advantages by having some or all of their Christmas bonus and between 1% and 5% of their pay passed to a trustee. The trustee purchases shares of common stock in the open market and allocates the shares to the employees’ accounts. No more than Euro 12,700 may be deferred in a year by an employee. Employees may not sell or withdraw shares allocated to their accounts for two to three years.
***Represents restricted shares awarded pursuant to Restricted Shares Agreements outside of any equity compensation plan adopted by Schering-Plough. Mr. Hassan was awarded 200,000 restricted shares upon the commencement of his employment in April 2003. Ms. Cox was awarded 100,000 restricted shares upon the commencement of her employment in May 2003. Such non-plan awards were authorized by the Compensation Committee of the Board but have not been approved by the stockholders of Schering-Plough.

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Proposals Six and Seven: Shareholder Proposals
Proposals six and seven are shareholder proposals. If the shareholder proponents, or representatives who are qualified under state law, are present and submit these proposals for a vote, then the proposals will be voted upon at the Annual Meeting. To make sure readers can easily distinguish between material provided by the proponents and material provided by Schering-Plough, the material provided by the proponents is shaded.
The Board’s recommendation on each proposal is presented on the page following each proposal.
Vote required. The affirmative vote of a majority of the votes cast is required to approve each shareholder proposal.
Proposal Six:
The Sheet Metal Workers’ National Pension Fund, owner of approximately 46,756 common shares of Schering-Plough, at Edward F. Carlough Plaza, 601 N. Fairfax Street, Suite 500, Alexandria, VA 22314, has informed Schering-Plough of its intention to present the proposal set forth below for consideration at the Annual Meeting.

Shareholder Proposal
Director Election Majority Vote Standard Proposal
Resolved: That the shareholders of the Schering-Plough Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s certificate of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
Supporting Statement: Our Company is incorporated in New Jersey. Among other issues, New Jersey corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. New Jersey law provides that except as otherwise provided by the company’s certificate of incorporation, directors shall be elected by a plurality of the votes cast at an election. (New Jersey Permanent Statutes, 14A:5-24(3), Elections of directors; cumulative voting.)
Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.
Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.
Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.
We urge your support for this important director election reform.

Board of Directors Statement in Opposition to Proposal Six
This proposal requests that Schering-Plough amend the Certificate of Incorporation to include a majority voting standard for director elections.
Since 1990, no Director has received more than 5% withhold votes. However, recognizing that this issue may be of concern to many shareholders, the Board recently added a majority vote provision to the Corporate Governance Guidelines (see attached Exhibit G) to provide consequences in the event a Director receives a majority of votes cast as “withhold votes.” That new majority vote provision works as follows:

•	Any Director receiving a majority withhold vote would offer to resign.

•	Within 30 days of the vote, the Nominating and Corporate Governance Committee would accept the resignation unless it determined that (a) the issue giving rise to the withhold vote had been cured, or (b) the best interests of the Company would be harmed by accepting the resignation.

•	The Committee would publish a report on Schering-Plough’s website including the reasons for the Committee’s judgment to accept or reject the resignation.
As an alternative to the new majority vote provision of the Guidelines, the Nominating and Corporate Governance Committee considered changing the Certificate of Incorporation (which currently provides for a plurality voting standard for director elections). The corporate law in New Jersey, where Schering-Plough is incorporated, provides the plurality standard as the applicable standard unless otherwise specified, and the plurality standard is the long-accepted system among major U.S. companies. The Committee will follow changes in New Jersey law and prevailing practice, in order to reassess this matter again during 2007.
The Nominating and Corporate Governance Committee applies a robust set of criteria in selecting nominees for election to the Board and, should a majority withhold vote occur, would carefully apply the majority vote provision of the Guidelines.
The Board recommends a vote AGAINST proposal six.

Proposal Seven:
Charles Miller with John Chevedden acting as his proxy, owner of approximately 500 common shares of Schering-Plough, at 23 Park Circle, Great Neck, NY 11024, has informed Schering-Plough of its intention to present the proposal set forth below for consideration at the Annual Meeting.

Shareholder Proposal
RESOLVED: Shareholders recommend that our Board of Directors adopt a simple majority shareholder vote requirement and make it applicable to the greatest number of governance issues practicable. This proposal is focused on adoption of the lowest practicable majority vote requirements to the fullest extent practicable.
         75% yes-vote
This topic won a 75% yes-vote average at 7 major companies in 2004. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.
Our current rule allows a small minority to frustrate our shareholder majority. For example if 79% vote to improve our corporate governance and 1% vote no - only 1% could force their will on our overwhelming 79% majority.
This proposal does not address a majority vote requirement in director elections – an issue gaining a groundswell of support as a separate ballot item.
         Progress Begins with One Step
It is important to take one step forward and adopt the above RESOLVED statement since our 2005 governance was not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	We had to marshal an awesome 80% shareholder vote to make certain key governance improvements – Entrenchment concern.
•	We had to marshal an awesome 80% shareholder vote to remove a director for cause.
•	Ms. Russo, our Lead Director, served on the Lucent (LU) board rated “F” overall by The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm.
•	Ms. Russo also chaired our Nomination and Governance Committee.
•	Mr. Leder, a relatively new director, had non-director links to our company – Lack of independence concern.
These less-than-best practices above reinforce the reason to take one step forward and adopt simple majority vote.
Adopt Simple Majority Vote
Yes on 7

Board of Directors Statement in Opposition to Proposal Seven
The proposal requests that the Board adopt a simple majority voting standard to the “greatest number of governance issues practicable.”
Voting is an important right. The Board carefully analyzes any proposed voting change, and considers the possible impact on the shareholders and Schering-Plough, before deciding whether to recommend that shareholders approve the change.
A careful analysis of the proposed change in voting cannot be done, because the proposal does not define the “greatest number of governance issues practicable.” That phrase can be interpreted in many ways. Take two possible interpretations as an example:

•	One interpretation is to add a voting requirement where none is provided under New Jersey corporation law or the New York Stock Exchange listing standards, any time a governance issue is involved, such as approval of Committee Charters.

•	A second, very different, interpretation is to reduce higher voting thresholds, like the 80% vote required to change the Certificate of Incorporation, to a 51% vote standard.
The Board believes that the example shows a reasonable shareholder might be in favor of the proposal interpreted in one manner and opposed to it interpreted in a different matter.
Further, it is unfortunate that the proponent chose to single out individual Directors with respect to information taken out of context.
In conclusion, since the proposal is vague as to the situations where the proposed change in voting rights would apply and includes statements that may be misleading, the Board recommends a vote against the proposal.
The Board recommends a vote AGAINST proposal seven.

Interactions with Shareholders
Schering-Plough is interested in shareholders’ questions and comments. Corporate officers serve as liaisons to learn from shareholders and to share that information with senior management and the Board. Shareholders are asked to use the contacts noted below to ensure that the information is conveyed to senior management and the Board.
Issues regarding the Schering-Plough’s business, financial matters or stock performance should be directed to the Investor Relations Department, as follows:
Investor Relations Department
Schering-Plough Corporation
2000 Galloping Hill Road
Mail Stop: K-1-4-4275
Phone: 908-298-7436
Fax: 908-298-7082
Issues regarding Schering-Plough’s corporate governance or social issues that impact Schering-Plough should be directed to the Office of the Corporate Secretary, as follows:
Office of the Corporate Secretary
Schering-Plough Corporation
2000 Galloping Hill Road
Mail Stop:K-1-4-4525
Phone: 908-298-3636
Fax: 908-298-7303
In recent years, senior management and Directors have participated in transparent and interactive dialogue with investors.
During 2005, Mr. Hassan met with union thought leaders, religious investors and other institutional investors. These meetings provided valuable input that was considered in the design of patient assistance programs and the decisions to recommend that shareholders approve amendments to the governing documents to declassify the Board and to adopt the guideline provision requiring that should a Director receive a majority of votes cast as withheld votes, then he or she would offer to resign.
Another example is dialogue and information provided in 2003 to Donald L. Miller, who was Chairman of the Compensation Committee at the time, and Schering-Plough executives in meetings with CalPERS regarding executive compensation metrics and to executives meeting with Amalgamated Bank LongView Collective Investment Fund regarding performance-based stock options. These interactions were helpful in the compensation plan design, including the indexed stock options described in the Compensation Committee Report.
Shareholder Proposals for Inclusion in 2007 Proxy Statement
Schering-Plough encourages shareholders to contact the Office of the Corporate Secretary prior to submitting a shareholder proposal or any time they have concerns about Schering-Plough. At the direction of the Board and the Chairman and Chief Executive Officer, the Office of the Corporate Secretary acts as the corporate governance liaison to shareholders.
If any shareholder intends to present a proposal for consideration at the 2007 Annual Meeting of Shareholders, such proposal must be received by Schering-Plough not later than the close of business at 5:00 p.m. (Eastern time) on November 23, 2006 for inclusion, pursuant to Rule 14a-8 under the Exchange Act, in Schering-Plough’s Proxy Statement for such meeting. Such proposal also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in Schering-Plough-sponsored proxy materials. Shareholder proposals are required to be submitted to the Office of the Corporate Secretary at the above address in order to allow Schering-Plough to identify the proposal as being subject to Rule 14a-8 and to respond in a timely manner.
Other Shareholder Proposals for Presentation at 2007 Annual Meeting
The By-Laws of Schering-Plough provide a formal procedure for bringing business before the Annual Meeting. A shareholder proposing to present a matter before the 2007 Annual Meeting is required to deliver a written notice to the Corporate Secretary of Schering-Plough, no earlier than the close of business at 5:00 p.m. on January 19, 2007 and no later than February 19, 2007. In the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s Annual Meeting, the notice must be delivered to the Corporate Secretary of Schering-Plough, not earlier than the 120th day prior to the Annual Meeting and not later than the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Schering-Plough. The notice must contain a brief description of the business desired to be brought, the reasons for conducting such business, the name and address of the shareholder and the number of shares of Schering-Plough’s stock the shareholder beneficially owns, and any material interest of the shareholder in such business. If these procedures are not complied with, the proposed business will not be transacted at the Annual Meeting. Such By-Law provisions are not intended to affect any rights of shareholders to request inclusion of proposals in Schering-Plough’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act.
Pursuant to Rule 14a-4 under the Exchange Act, if a shareholder notifies Schering-Plough after February 6, 2007 of an intent to present a proposal at Schering-Plough’s 2007 Annual Meeting of Shareholders (and for any reason the proposal is voted upon at that Annual Meeting), Schering-Plough’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.
Director Nomination Procedures
The Nominating and Corporate Governance Committee will consider shareholder recommendations for Directors. Shareholder recommendations must be forwarded by the shareholder to the Office of the Corporate Secretary of Schering-Plough with biographical data about the recommended individual.
The By-Laws of Schering-Plough provide the formal procedure for nominations by shareholders of Director candidates. A shareholder intending to make such a nomination is required to deliver to the Office of the Corporate Secretary of Schering- Plough, not less than 30 days prior to a meeting called to elect Directors, a notice with the name, age, business and residence addresses and principal occupation or employment of, and number of shares of stock of Schering-Plough beneficially owned by, such nominee, such other information regarding the nominee as would be required in a proxy statement prepared in accordance with the proxy rules of the Securities and Exchange Commission, and a consent to serve, if elected, of the nominee. A nomination not made in accordance with this procedure would be void.
Other Business
The Board of Directors knows of no other business which will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with the recommendation of the Board of Directors as to such matters, or if no recommendation is made by the Board, then in accordance with the Board’s best judgment pursuant to the authority granted in the proxy.
Solicitation of Proxies
Schering-Plough has retained Georgeson Shareholder Communications, Inc. to solicit proxies for a fee of $               , plus reasonable out-of-pocket expenses. Solicitation of proxies will be undertaken through the mail, in person and by internet and may include solicitation by officers and employees of Schering-Plough. Costs of solicitation will be borne by Schering-Plough.
By Order of the Board of Directors
Susan Ellen Wolf
Corporate Secretary and
Vice President – Corporate Governance

Exhibit A
Audit Committee Charter
Purpose
The Committee is appointed by the Board of Directors to assist the Board in its oversight function by monitoring the following:
    1. integrity of the Company’s financial statements,
    2. independent auditors’ qualifications and independence,
    3. performance of the Company’s corporate audit function and independent auditors, and
    4. compliance by the Company with legal and regulatory requirements.
It is the responsibility of executive management of the Company to prepare financial statements in accordance with generally accepted accounting principles and of the independent auditors to audit those financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles.
    The Audit Committee and the other Committees of the Board will coordinate their compliance and risk oversight efforts to the extent necessary or appropriate to ensure the complete and proper exchange of information.
Membership
The Committee shall be comprised of at least three Directors. Members shall be appointed, and may be removed by the Board upon the recommendation of the Nominating and Corporate Governance Committee.
    The Committee shall meet the independence, financial literacy and expertise requirements of the New York Stock Exchange, the requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission (“SEC”).
    Committee members shall not simultaneously serve on the audit committees of more than two other public companies.
Meetings and Operation
The Committee shall meet at least quarterly, and more frequently as it may determine advisable in light of its responsibilities as set forth in this Charter. The Committee Chair sets the agenda for each meeting and determines the length and frequency of meetings.
    The Committee shall meet periodically, and at a minimum four times per year, in separate executive sessions with management, the internal auditors and the independent auditor. The Committee may request any officer or employee of the Company, outside counsel or the independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
    The Committee shall determine how to best operate, including whether to delegate any responsibilities to subcommittees.
    The Committee shall operate in full compliance with the New York Stock Exchange requirements for audit committees and other applicable laws and regulations.
Independent Auditor
The independent auditor shall report directly to the Committee. The Committee has the sole authority and responsibility to select, appoint, evaluate and, where appropriate, replace the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

Responsibilities
In carrying out its purposes, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. While there is no “blueprint” to be followed by the Committee in carrying out its purposes, the following should be considered within the responsibilities and authority of the Committee:

1.	Select Independent Auditors. Select the independent auditors annually.

2.	Matters Concerning the Independence of Independent Auditors. Review and discuss with the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence and, where appropriate, recommend that the Board take appropriate action in response to the disclosures to satisfy itself of the independence of the independent auditors.

Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

Set policies for the Company’s hiring of employees or former employees of the independent auditor.

Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

3.	Review Quality Control Process of Independent Auditor. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Present the conclusions of its review with respect to the independent auditors to the Board.

4.	Review Audit Plan. Review with the independent auditors their plans for, and the scope of, their annual audit.

5.	Conduct of Audit. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

6.	Review Audit Results. Review with the independent auditors the report of their annual audit, or proposed report of their annual audit, the accompanying management letter, if any, and the reports of their reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 100.

7.	Review Annual Financial Statements. Review and discuss with management and the independent auditors the audited financial statements and the disclosures to be made in management’s discussion and analysis. Recommend to the Board whether the audited financial statements should be included in the 10-K.

8.	Review Quarterly Financial Results. Review and discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information. Review with management generally the types of financial information and presentation to be provided to analysts and rating agencies, including whether earnings guidance will be provided.

9.	Review Quarterly Financial Statements. Review and discuss with management and the independent auditor the quarterly financial statements and the disclosures to be made in the MD&A prior to filing the 10-Q. Discuss with the independent auditors their review of the quarterly financial statements.

10.	Financial Reporting Issues and Judgments; Related Matters. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

            Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(d)	Reports and disclosures of any insider or affiliated party transactions.

Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

Discuss with management and the independent auditor any correspondence or published report which raises material issues regarding the Company’s financial statements or accounting policies that is issued by the U.S. Securities and Exchange Commission or the New York Stock Exchange or other governmental agencies.

11.	Review Corporate Audit Program. Review annually with the senior corporate auditing executive the budget, staffing and proposed scope of the corporate auditing department activities. Review annually the results of the corporate audit activities.
          Review the appointment and replacement of the senior corporate auditing executive.

Approve a matrix for the timing and scope of reporting by Corporate Audit to the Committee and the Business Practices Oversight Committee (in consultation with the Chair of that Committee); receive and review reports to the Committee pursuant to such matrix from the senior corporate auditing executive.

12.	Complaints regarding Accounting and Auditing Matters. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

13.	Review Systems of Internal Controls Over Financial Reporting. Review with management, the senior corporate auditing executive and the independent auditors the adequacy of the Company’s internal controls over financial reporting that could significantly affect the Company’s financial statements.

Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls over financial reporting. Review and discuss with the Chief Financial Officer, the senior Corporate Audits executive and the independent accountants the Company’s report on internal controls over financial reporting and the auditors attestation relating thereto, prior to such documents being included in the 10-K.

14.	Securities Exchange Act of 1934. Obtain assurance from the independent auditor that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated.
    15.     Legal, Compliance and Risk Management Matters.

•	At least annually, the Committee or its Chair will meet with the Business Practices Oversight Committee or its Chair to review compliance and risk matters, including material reports or inquiries received from governmental agencies and material litigation. When such meetings are held by the Committee Chair, he or she will report on such meetings to the full Committee.

•	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements and legal and compliance matters that involve financial reporting or SEC compliance.

•	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

16.	Prepare Proxy Statement Report. Prepare the report of the Committee required by the rules of the SEC to be included in the Company’s annual proxy statement.

17.	Review Other Matters. Review such other matters in relation to the accounting, auditing, financial reporting and related compliance practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

18.	Board Reports. Regularly report its activities to the Board in such manner and at such times as it deems appropriate. The Committee shall review with the Board any issues that arise with respect to the quality or integrity of Schering-Plough’s financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent auditors or the performance of the corporate auditors.

19.	Review Committee Performance. Annually review its own performance.

20.	Review Charter. Review and reassess the adequacy of this Charter annually and submit it to the Nominating and Corporate Governance Committee and the Board for approval.
Advisors
The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors.
Funding for Independent Auditors and Advisors
The Company shall provide for appropriate funding, as determined by the Committee, for payment of:

•	compensation to the independent auditor for the purpose of rendering or issuing an audit report and for any other services approved by the Committee,

•	compensation for any other advisors retained by the Committee, and

•	ordinary administrative expenses that are necessary or appropriate in carrying out the Committee’s duties.
Audit Committee Charter Reference Sheet:
1. Independence Standards Board Standard No. 1
Under ISB Standard No. 1, at least annually, an auditor must (1) disclose to the audit committee, in writing, all relationships between the auditor and its related entities that in the auditors’ professional judgment may reasonably be thought to bear on independence, (2) confirm in the letter that, in its professional judgment, it is independent of the company, and (3) discuss the auditors’ independence with the audit committee.
2. Statement on Accounting Standards Nos. 61, 89 and 90
SAS Nos. 61, 89 and 90 requires an independent auditor to communicate to the audit committee matters related to the conduct of the audit such as the selection of and changes in significant accounting policies, the methods used to account for significant unusual transactions, the effect of significant accounting policies in controversial or emerging areas, the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates, significant adjustments arising from the audit, and disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

3.	Statement on Accounting Standards No. 100
SAS No. 100 requires an independent auditor to be satisfied that any significant matters identified as a result of interim review procedures have been brought to the attention of the audit committee, either by management or the auditor. If it is not possible for the auditor to make such communications prior to the filing, they should be made as soon as practicable thereafter.

4.	Section 10A(b) of Securities Exchange Act of 1934
Section 10A(b) of the Securities Exchange Act of 1934, which is part of the Private Securities Litigation Reform Act of 1995, requires an independent auditor to inform management of, and assure that the audit committee is adequately informed with respect to, illegal acts that have come to the attention of the auditors in the course of their audits.

Exhibit B
Nominating and Corporate Governance Committee Charter
Purpose
The Committee is appointed by the Board to:

1.	Assist with Board structure, function and composition including:
        a. identifying individuals qualified to become Board members, and

b.	recommending to the Board Director nominees for the next annual meeting of shareholders

2.	Assist with Committee structure, function and composition including:

a.	recommending Committee assignments for Directors, and

b.	recommending Committee Charters to each Committee and to the Board for approval.

3.	Develop and recommend the Company’s Corporate Governance Guidelines to the Board for approval.
    4. Recommend Director compensation.
Committee Membership
The Committee shall be comprised of at least three Directors. Members shall be appointed, and may be removed, by the Board.
Each member of the Committee shall be independent in accordance with the requirements of the New York Stock Exchange.
Meetings and Operation
The Committee shall meet at least three times a year, or more frequently as may determine advisable in light of its responsibilities as set forth in this Charter. The Committee Chair sets the agenda for each meeting and determines the length and frequency of meetings.
The Committee may request any officer or employee of the Company, outside counsel or consultant to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
The Committee shall determine how to best operate, including whether to delegate any responsibilities to subcommittees.
The Committee shall operate in full compliance with the New York Stock Exchange requirements for nominating and governance committees and any other applicable laws and regulations.
Committee Responsibilities
In carrying out its purpose, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. While there is no “blueprint” to be followed by the Committee in carrying out its purpose, the following should be considered within the responsibilities and authority of the Committee:

1.	Director Recruitment. Seek individuals qualified to become Directors for recommendation to the Board.

2.	Criteria for Selecting Directors. Recommend the Board’s criteria for selecting Directors and recommend that the criteria be reflected in the Corporate Governance Guidelines.

a.	A majority of Directors are independent, as required by the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

b.	The Board represents a diversity of expertise in areas needed to foster Schering-Plough’s business success including science, finance, marketing, international affairs and public service.

c.	The Board represents a diversity of personal characteristics, including gender and race.

d.	The size and composition of the Board lends itself to efficient operation.

e.	Outside Directors retire on the date of the annual meeting of shareholders when they are age 72.

f.	Outside directors offer to resign, and are re-evaluated, when they have changes in employment or board memberships and committee assignments at other companies.

3.	Nominees. Recommend to the Board nominees for Director to be elected at the annual meeting. Consider nominees suggested by shareholders in accordance with the Company’s By-Laws.

4.	Committee Assignments. Recommend Committee assignments, within the following guidelines:

a.	The independence requirements of New York Stock Exchange and the Company’s Corporate Governance Guidelines.

b.	Other legal and regulatory considerations, including Rule 16b-3 and Section 162(m).

c.	Expertise and diversity characteristics appropriate for each Committee.

d.	Size and composition lending itself to efficient operation of each Committee.
Develop and follow a process for reconsideration of Committee assignments.

5.	Independence Assessments and Director Conflicts of Interest. Recommend an independence standard to the Board. Assist the Board with independence assessments of individual Directors. Recommend policies regarding the conduct of business between the Company and any Director, his/her affiliates and other Director conflict of interest matters.

6.	Director Compensation. Conduct an annual assessment of non-management Director compensation and benefits.

7.	Corporate Governance Guidelines. Review and reassess the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval.

8.	Board Performance Process. Recommend the scope of the annual Board performance assessment, including whether the performance of individual Directors will be assessed in addition to the assessment of the performance of the Board as a group. Receive comments from all Directors and report annually to the Board with an assessment of the Board’s performance, to be discussed with the full Board following the end of each fiscal year.
Assess actions to be taken with respect to a Director, if any, when he or she is unable to perform the duties required of Directors and make appropriate recommendations to the Board.

9.	Reports to the Board. Regularly report its activities to the Board in such manner and at such times as it deems appropriate.

10.	Review Committee Performance. Annually review its own performance.

11.	Review Charter. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
Advisors

1.	Director Search Consultants. The Committee shall have sole authority to retain and terminate any search firm to be used to identify Director candidates, including sole authority to approve such search firm’s fees and other retention terms.

2.	Director Compensation Consultants. The Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of Director compensation and shall have the authority to approve the consultant’s fees and other retention terms.

3.	Legal, Accounting and Other Consultants. The Committee shall have authority to obtain advice and assistance from in-house or outside legal, accounting and other advisors.

4.	Funding. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the consultants and advisors retained by the Committee.

Exhibit C
Compensation Committee Charter
Purpose
The Committee is appointed by the Board of Directors to discharge the Board’s responsibilities relating to compensation of the Company’s officers and to assist the Board with the approval of equity compensation plans. The Committee has overall responsibility for approving and evaluating the officer compensation plans, policies and programs for the Company. The Committee also assures that the Company has established an appropriate governance structure for the Company’s employee benefit plans.
Membership Requirements
The Committee shall be comprised of at least three Directors. Members shall be appointed and may be removed by the Board upon the recommendation of the Nominating and Corporate Governance Committee.
Each member of the Committee shall be independent in accordance with the requirements of the New York Stock Exchange.
Meetings and Operation
The Committee shall meet at least three times a year, or more frequently as it may determine advisable in light of its responsibilities as set forth in this Charter. The Committee Chair sets the agenda for each meeting and determines the length and frequency of meetings.
The Committee may request any officer or employee of the Company, outside counsel or consultants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
The Committee shall determine how to best operate, including whether to delegate any responsibilities to subcommittees.
The Committee shall operate in full compliance with the New York Stock Exchange requirements for compensation committees and any other applicable laws and regulations.
Committee Responsibilities
In carrying out its purpose, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. While there is no “blueprint” to be followed by the Committee in carrying out its purpose, the following should be considered within the responsibility and authority of the Committee:
      1.     Executive Compensation.

a.	The Committee shall review and make recommendations to the Board with respect to incentive compensation plans and equity-based plans.

b.	As part of the determination of the CEO’s compensation, the Committee shall, after receiving input from the full Board, annually review the CEO’s performance in light of corporate goals and objectives and set the CEO’s compensation levels based on this evaluation.

c.	The Committee shall, after receiving input from the full Board, annually review and approve, for the CEO and the senior executives of the Company:

•	corporate goals and objectives relevant to compensation,

•	compensation levels and the mix of compensation instruments, including short-term and long-term incentive awards (and in making this determination, the Committee shall consider the Company’s performance and relative shareholder return, the value of similar compensation instruments at comparable companies and the value of awards to such executive in past years),

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•	the annual base salary level,

•	the annual incentive opportunity level,

•	the long-term incentive opportunity level,

•	employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate, and

•	any special or supplemental benefits.

2.	Report for Proxy Statement. Produce the annual report on executive compensation as required to be included in the Company’s proxy statement in accordance with Securities and Exchange Commission regulations.

3.	Plans. Review and make recommendations to the Board and the shareholders regarding equity-based and incentive plans. Administer or approve administration of equity-based and incentive plans. Determine the Company’s policy regarding deductibility of compensation under Section 162m of the Internal Revenue Code. Determine that the Company has established an appropriate governance structure for the employee benefit plans of the Company and its affiliates.

4.	Management Performance Process. Oversee the annual management performance assessment.

5.	Reports to the Board. Regularly reports its activities to the Board in such manner and at such times as it deems appropriate.

6.	Review Committee Performance. Review annually its own performance.

7.	Review Charter. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Nominating and Corporate Governance Committee and the Board.
Advisors

1.	Executive Compensation Consultants. The Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of CEO or senior executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms.

2.	Legal Accounting and Other Advisors. The Committee shall have authority to obtain advice and assistance from in-house or outside legal, accounting and other advisors.

3.	Funding. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the consultants and advisors retained by the Committee.

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Exhibit D
Business Practices Oversight Committee Charter
Purpose
The Committee will assist the Board in the oversight of:

•	The Company’s non-financial compliance systems and practices and related management activities, including Good Manufacturing Practices.

•	Systems for compliance with the Company’s Standards of Global Business Practices.

•	Regulatory and government affairs and developments regarding material litigation and investigations involving compliance with laws and regulations.
The Business Practices Oversight Committee and the other Committees of the Board will coordinate their compliance and risk oversight efforts to the extent necessary or appropriate to ensure the proper exchange of information.
Membership Requirements
The Committee shall consist of no fewer than three members. Members shall be appointed and may be removed by the Board upon the recommendation of the Nominating and Corporate Governance Committee.
Meetings and Operation
The Committee shall meet at least three times a year, or more frequently as it may determine advisable in light of its responsibilities as set forth in this Charter. The Committee Chair sets the agenda for each meeting and determines the length and frequency of meetings.
The Committee may request any officer or employee of the Company, outside counsel or the non-financial auditors or consultants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
The Committee shall determine how to best operate, including whether to delegate any responsibilities to subcommittees.
The Committee shall operate in full compliance with applicable laws and regulations.
Committee Responsibilities
In carrying out its purpose, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. While there is no “blueprint” to be followed by the Committee in carrying out its purpose, the following should be considered within the responsibilities and authority of the Committee:

1.	Review of Policies and Systems regarding Compliance with Laws, Regulations and Standards of Global Business Practices. Review and assess the adequacy of the Company’s policies and systems designed to obtain compliance with laws and regulations and the Company’s Standards of Global Business Practices; receive reports relating to all significant compliance areas; and meet periodically with the Company’s management, compliance officers, General Counsel, Corporate Audits, and outside advisors, as appropriate, to review:

(a)	the components of the Company’s compliance programs and how those programs are communicated to employees,

(b)	the results of any audits of those compliance programs,

(c)	any compliance issues, problems or trends identified by those compliance programs or audits,

(d)	the steps taken to address any significant violations of those compliance programs,

(e)	the resources allocated to those compliance programs, and

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(f)	significant reports or inquiries received from governmental agencies, and any material litigation or investigations involving the Company’s compliance with any law or regulation.

2.	Good Manufacturing Practices. Review periodic reports on Good Manufacturing Practices and the Company’s compliance with the Consent Decree with the Food and Drug Administration entered May 17, 2002.

3.	Non-Financial Risk Management Matters. Discuss with management the Company’s major non-financial risk exposures and the steps management has taken to monitor and control such risk exposures, including the Company’s risk assessment and risk management policies.

4.	Reports. Regularly report its activities to the Board at such times and in such manner as it deems appropriate. At least annually, the Committee or its Chair will meet with the Audit Committee or its Chair to review compliance and risk matters, including material reports or inquiries received from governmental agencies and material litigation.

5.	Review Committee Performance. Annually review its own performance.

6.	Review Charter. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Nominating and Corporate Governance Committee and the Board.
Advisors
The Committee shall have authority to obtain advice and assistance from in-house or outside legal, accounting and other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the advisors.
Committee Role
The Committee has the responsibilities set forth in this Charter, but its role is one of oversight. While the Committee shall attempt in good faith to assure the integrity and adequacy of the Company’s non-financial compliance systems and practices, it is not the responsibility of the Committee to assure compliance with laws or the Company’s Standards of Global Business Practices. That is the responsibility of management.

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Exhibit E
Finance Committee Charter
Purpose
The Committee shall assist the Board of Directors in the general oversight for the Company’s strategic plans for capital structure, financial and treasury matters.
Membership
The Committee shall be comprised of at least three Directors. Members shall be appointed, and may be removed, by the Board upon the recommendation of the Nominating and Corporate Governance Committee.
Meetings and Operation
The Committee shall meet at least twice a year, and more frequently as it may determine advisable in light of its responsibilities as set forth in this Charter. The Committee Chair sets the agenda for each meeting and determines the length and frequency of meetings.
The Committee may request any officer or employee of the Company, outside counsel or consultants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
The Committee shall determine how to best operate, including whether to delegate any responsibilities to subcommittees.
Activities
In carrying out its function, the Committee may undertake such activities as it deems necessary or useful, which may include:

1.	Capital Structure. Receiving reports from management about the current capital structure and proposed changes to the capital structure.

2.	Dividend Policy. Reviewing analyses from management about the dividend policy of the Company and making recommendations to the Board of Directors.

3.	Financing Activities. Reviewing analyses from management about proposed financing strategies and report to the Board of Directors.

4.	Capital Expenditures. At the request of the Board, review specific projects proposed by management.

5.	Benefit Plan Funding Matters. Reviewing reports from management concerning the funding requirements for the Company’s employee benefit plans.

6.	Insurance. Reviewing the Company’s insurance coverage and the related costs.

7.	Board Reports. Regularly report its activities to the Board in such manner and at such times as it deems appropriate.

8.	Review Committee Performance. Review annually its own performance.

9.	Review Charter. Review and reassess the adequacy of this Charter periodically and recommend any proposed changes to the Nominating and Corporate Governance Committee and the Board.
Advisors
The Committee shall have authority to obtain advice and assistance from in-house or outside legal, accounting and other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the advisors.
Committee Role
While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to manage or execute the Company’s capital structure, financial or treasury operations, which is the responsibility of management.

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Exhibit F
Science and Technology Charter
Purpose
The Committee shall assist the Board of Directors in the general oversight of science and technology matters that impact the Company’s business and products.
Membership
The Committee shall be comprised of at least one Director. Members shall be appointed, and may be removed, by the Board upon the recommendation of the Nominating and Corporate Governance Committee.
Meetings and Operation
The Committee shall meet at least twice a year, and more frequently as it may determine advisable in light of its responsibilities as set forth in this Charter. The Committee Chair sets the agenda for each meeting and determines the length and frequency of meetings.
The Committee may request any officer or employee of the Company, outside counsel or consultants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
The Committee shall determine how to best operate, including whether to delegate any responsibilities to subcommittees.
Committee Functions
In carrying out its function, the Committee may undertake such activities as it deems useful, which may include:

1.	Receive an annual presentation from R&D or Technical Operations management regarding the product pipeline, the scientific and/or technology platforms and the strategic plans for research and development.

2.	Discuss the scientific aspects of certain strategic acquisitions and in-licensing activities.

3.	Provide advice to the Chief Executive Officer concerning the membership and functions of the Scientific Review Panel of outside advisors and meet with the Panel at least twice a year.

4.	With input from the Scientific Review Panel, provide input to the Board regarding the scientific aspects of the company’s R&D portfolio and how developments in science and technology may impact the Company.

5.	Report on its activities to the Board.
      6.          Review its charter and performance at least once every three years.
Advisors
The Committee shall have authority to obtain advice and assistance from advisors as it deems appropriate. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the advisors.

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Exhibit G
Corporate Governance Guidelines
Schering-Plough Corporation is committed to the patients who use our products — through the innovative discovery, development and marketing of new therapies and treatment programs that can improve their health and extend their lives — while providing solid long-term performance to shareholders. Schering-Plough has long recognized good corporate governance as one key to achieving its commitment, first adopting its Statement of Corporate Director Policies in 1971, which among other things required that a majority of the Board be independent.
Schering-Plough’s vision is “to earn trust every day.” These Corporate Governance Guidelines are fundamental to achieving our vision.
Board Composition and Director Qualifications.
Directors are recommended for nomination by the Nominating and Corporate Governance Committee and are nominated by the full Board. The Nominating and Corporate Governance Committee annually assesses the needs of the Board and recommends the criteria for selecting new Directors. All nominees must meet the following minimum criteria for Directors:

1.	Nominees have the highest ethical character and share the values of Schering-Plough as reflected in the Leader Behaviors: shared accountability and transparency, cross-functional teamwork and collaboration, listening and learning, benchmark and continuously improve, coaching and developing others and business integrity.

2.	Nominees are highly accomplished in their respective field, with superior credentials and recognition.

3.	The majority of Directors on the Board are required to be independent as required by the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard set forth below.

4.	Nominees are selected so that the Board of Directors represents a diversity of expertise in areas needed to foster Schering-Plough’s business success, including science, medicine, finance, manufacturing, technology, commercial activities, international affairs and public service. Nominees are also selected so that the Board of Directors represents a diversity of personal characteristics, including gender, race, ethnic origin and national background.

5.	Nominees must indicate they have the time and commitment to provide energetic and diligent service to Schering-Plough. New Directors should be willing and able to serve at least one three-year term prior to the mandatory retirement age of 72.
The Nominating and Corporate Governance Committee considers shareholder nominees for Director and bona fide candidates for nomination that are submitted by other third parties. Directors offer to resign, and are re-evaluated, when they have changes in employment or Board memberships at other companies. Directors notify the Chair of the Nominating and Corporate Governance Committee in advance of a change in their Committee assignments at other companies.
Schering-Plough Board Independence Standard.
If a Director is to be classified as independent, he or she must meet the independence requirements in the New York Stock Exchange corporate governance listing standards and the following, more restrictive categorical standard, called the “Schering-Plough Board Independence Standard”:

1.	A Director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, Schering-Plough for property which, in any single fiscal year, exceeds the greater of $500,000 or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

2.	Directors are independent of any particular constituency and are able to represent all shareholders of Schering-Plough.

3.	In the event that a Director is an executive officer or an employee, or his/her immediate family member is an executive officer, of a charitable organization that receives payments from Schering-Plough which, in any single fiscal year, exceed the greater of $500,000 or 2% of the charitable organization’s gross revenues, such payments will be disclosed in the proxy statement.

4.	A Director who was, or whose immediate family member was:

a.	an executive officer of Schering-Plough, or

b.	affiliated with or employed by the independent auditor, or

c.	an executive officer of another company where any of Schering-Plough’s current executives serve on that company’s compensation committee will not be independent until four years after the end of such relationship.
In this Standard, “immediate family” shall have the meaning provided in the New York Stock Exchange corporate governance listing standards (general commentary to Section 303A.02(b)).
All Audit Committee members must meet the above Standard plus the additional independence requirements in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.
Majority Vote for Election of Directors. Should any nominee for election as a Director receive a majority of votes to withhold, immediately following announcement of the vote, the Director will submit an offer to resign to the Nominating and Corporate Governance Committee. Within thirty days, that Committee would accept the resignation unless it determined that the issue giving rise to the vote had been cured or the best interests of the Company would be harmed by accepting the resignation. The Committee would issue a report on Schering-Plough’s website including the reasons for the Committee’s judgment to accept or reject the resignation.
Board Function and Director Responsibilities. The Chairman sets the agenda for Board meetings, in consultation with Committee chairs and other Directors as appropriate. The frequency and length of meetings is determined based upon the business to be conducted. The non-management Directors hold regularly scheduled executive sessions and additional unscheduled executive sessions as desired. A non-management Director chairs the executive sessions.
Advance materials are provided before meetings.
The Board takes an active role with senior management regarding strategic planning and business development. All members of senior management participate in portions of meetings of the Board and Committees. Upon request, Directors have access to any employee of Schering-Plough and any of Schering-Plough’s information.
There is an orientation program for new Directors. Ongoing Director education about issues facing Schering-Plough and the industry is provided as needed.
The Board retains outside advisors as it deems appropriate.
Committee Composition and Function. The Nominating and Corporate Governance Committee recommends to the Board the optimal structure and functions of the standing Committees of the Board, as well as individual Committee assignments. The following standing Committees are comprised solely of independent Directors:

•	Audit Committee,

•	Compensation Committee, and

•	Nominating and Corporate Governance Committee.
The Board has four other standing Committees: the Business Practices Oversight Committee, the Finance Committee, Science and Technology Committee and the Executive Committee.
Each Committee has a charter. The Chair of each Committee sets the agenda and determines the frequency and length of meetings. Each Committee holds executive sessions as required and more frequently as the Committee determines.
Each Committee retains outside advisors as it deems appropriate.
Board Compensation. Each Director is required to own a minimum of 5,000 shares of Schering-Plough common stock (need to see if covered) (provided that new Directors shall have three years from the date they are elected to the Board to reach the required minimum). The Nominating and Corporate Governance Committee annually reviews Director compensation and makes recommendations to the full Board as to the amount of compensation and the mix of compensation, which may include stock, equity-based awards and/or cash.
Board and Committee Performance Evaluations. The Board and the standing Committees each perform an annual self-evaluation. The Nominating and Corporate Governance Committee provides oversight to ensure that the process is completed each year. That Committee also periodically re-examines these Corporate Governance Guidelines and recommends changes to the Board.
Management Succession. One of the Board’s most important functions is ensuring sound management of Schering-Plough. The Compensation Committee assists the Board with succession planning, with special focus on Chief Executive Officer succession.
Compliance and Ethics. The composition and functions of the Board and each Committee meet all requirements of the New York Stock Exchange and other applicable laws and regulations.
The Board has adopted the Schering-Plough Board of Directors Code of Business Conduct and Ethics, which is available on the Schering-Plough website.
The Board and its Committees are responsible for oversight of the processes designed by senior management regarding compliance by all employees, including Officers, with applicable law and the Schering-Plough Global Standards of Business Practices. These Standards articulate Schering-Plough’s commitment to ethical standards and to compliance with all applicable laws and regulations. The Standards are available on the Schering-Plough website.
The Board has established the Business Practices Oversight Committee, which has the sole purpose of oversight of non-financial compliance matters.
Schering-Plough’s reputation is a valuable asset and compliance programs also stress preservation of reputation and good corporate citizenship, through consideration of the concerns of the patients who use our products, our shareholders, our employees and the communities where our operations are located.
Stock Ownership Requirements for Management. The Compensation Committee of the Board shall establish stock ownership requirements applicable to Executive Officers.
No Repricing without Shareholder Approval. Schering-Plough will not directly or indirectly reprice any stock option unless prior shareholder approval is obtained.

Exhibit H -
ARTICLE NINTH OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SCHERING-PLOUGH CORPORATION
Pursuant to N.J.S. 14A:9-5(4)
Dated: ~~September 28, 2004~~[                    , 2006]
NINTH: Board of Directors

(a)	Number, Election and Terms. The business and affairs of the Corporation shall be managed by a Board of Directors which, subject to any rights of the holders of any series of Preferred Shares of the Corporation (“Preferred Shares”) then outstanding to elect additional directors under specified circumstances, shall consist of not less than nine (9) nor more than twenty-one (21) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by either (i) the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors or (ii) the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

At the ~~1985 annual meeting of shareholders, the directors shall be divided into three classes, as nearly equal in number as possible (but with not less than three directors in each class), with the term of office of the first class to expire at the 1986 annual meeting of shareholders, the term of office of the second class to expire at the 1987 annual meeting of shareholders and the term of office of the third class to expire at the 1988 annual meeting of shareholders, and with the members of each class to hold office until their successors shall have been elected and qualified. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire~~ 2006 Annual Meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2007 annual meeting of shareholders and until such director’s successor shall have been elected and qualified. At the 2007 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2008 annual meeting of shareholders and until such director’s successor shall have been elected and qualified. At each annual meeting of shareholders in 2008 and thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until such director’s successor shall have been elected and qualified.

H-1

Exhibit I -
ARTICLE V, SECTION 1 OF
BY-LAWS
OF
SCHERING-PLOUGH CORPORATION
(As Amended and Restated to ~~June 28, 2005~~[                    , 2006])
V
Directors
         1.            Number, Election and Terms. The business and affairs of the Corporation shall be managed by a Board of Directors which shall have and may exercise all of the powers of the Corporation, except such as are expressly conferred upon the shareholders by law, by the Certificate of Incorporation or by these By-laws. Subject to the rights of the holders of shares of any series of Preferred Shares then outstanding to elect additional directors under specified circumstances, the Board of Directors shall consist of not less than nine (9) nor more than twenty-one (21) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by either (i) the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, or (ii) the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. ~~At the 1985 annual meeting of shareholders, the directors shall be divided into three classes, as nearly equal in number as possible (but with not less than three directors in each class), with the term of office of the first class to expire at the 1986 annual meeting of shareholders, the term of office of the second class to expire at the 1987 annual meeting of shareholders, and the term of office of the third class to expire at the 1988 annual meeting of shareholders, and with the members of each class to hold office until their successors have been elected and qualified. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire~~
         At the 2006 Annual Meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term ~~of office to expire at the third succeeding annual meeting of shareholders after their election.~~ expiring at the 2007 annual meeting of shareholders and until such director’s successor shall have been elected and qualified. At the 2007 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2008 annual meeting of shareholders and until such director’s successor shall have been elected and qualified. At each annual meeting of shareholders in 2008 and thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until such director’s successor shall have been elected and qualified.

I-1

Exhibit J
DIRECTORS COMPENSATION PLAN (Effective June 1, 2006)

I.	ESTABLISHMENT AND PURPOSE
1.1     Purpose. The purposes of the Schering-Plough Corporation Director Compensation Plan (the “Plan”) are (a) to attract, retain and fairly compensate highly qualified and talented individuals to serve as non-employee directors, whose present and future contributions to the welfare, growth and continued business success of the Schering-Plough Corporation will be of benefit to the Schering-Plough, (b) to more closely align the interests of the Schering-Plough’s non-employee directors with the interests of the Schering-Plough’s shareholders by increasing non-employee directors’ stock ownership in the Schering-Plough and (c) to consolidate prior Directors compensation plans and programs into one comprehensive and transparent compensation plan.
1.2     Effective Date. The Plan is effective on June 1, 2006 (the “Effective Date”).

II.	DEFINITIONS
Capitalized terms used in the Plan have the following meanings, unless another definition is indicated clearly by particular usage and context.
“Additional Service Fee” means annual fees, in addition to the Base Director Fee, payable to an Eligible Director for services as a member of the Audit Committee or as chairman of any Board Committee, other than the Executive Committee of the Board.
“Annual Meeting” means the Annual Meeting of Shareholders of Schering-Plough, as specified in the Schering-Plough’s By-Laws.
“Base Director Fee” means the annual fee payable to an Eligible Director for services as a general member of the Board.
“Board Committee” means any of the committees of the Board in place from time to time, which, as of the Effective Date, are (a) the Audit Committee, (b) the Business Practices Oversight Committee, (c) the Compensation Committee, (d) the Executive Committee, (e) the Finance Committee, (f) the Nominating and Corporate Governance Committee and (g) the Science and Technology Committee.
“Cash Deferral” means a deferral in accordance with Section 4.3(b) of the cash portion of the Director Fees payable to an Eligible Director.
“Cash Deferral Sub-Account” means the sub-account under a Deferral Account that tracks Cash Deferrals.
“Change in Control” means the happening of any of the following events:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of Schering-Plough where such acquisition causes such Person to own more than 50% of either (x) the then outstanding Shares of Schering-Plough (the “Outstanding Shares”) or (y) the combined voting power of the then outstanding voting securities of Schering-Plough entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (a) the following acquisitions will not constitute a Change of Control: (i) any acquisition directly from Schering-Plough, (ii) any acquisition by Schering-Plough, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Schering-Plough or any corporation controlled by Schering-Plough or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Shares or Outstanding Voting Securities reaches or exceeds 50% as a result of a prior transaction, and such Person subsequently acquires beneficial ownership of additional Shares or additional voting securities of Schering-Plough, such subsequent acquisition will not be treated as an acquisition that causes such Person to own more than 50% of the Outstanding Shares or Outstanding Voting Securities;

(b) during any 12-month period, individuals who, as of the first day of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such 12-month period whose election, or nomination for election by Schering-Plough’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board;

(c) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Schering-Plough, or the acquisition of assets or stock of another entity by Schering-Plough (each a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were beneficial owners, respectively, of the Outstanding Shares or Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectfully, the then outstanding shares of the common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Schering-Plough or substantially all of Schering-Plough’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Schering-Plough or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectfully, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board on the later of (A) the time of the execution of the initial agreement, (B) the action of the Board providing for such Business Combination or (C) the beginning of the 12-month period ending on the effective date of the Business Combination;

(d) any one Person acquires (or has acquired during any 12-month period ending on the date of the most recent acquisition by such Person) assets of Schering-Plough having a fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Schering-Plough immediately prior to such sale, other than an acquisition by (i) a Person who was a shareholder of Schering-Plough immediately before the asset acquisition in exchange for or with respect to such Person’s Shares, (ii) an entity whose total or voting power immediately after the transfer is at least 50% owned, directly or indirectly, by Schering-Plough, (iii) a person or group that, immediately after the transfer, directly or indirectly owns at least 50% of the total value or voting power of the outstanding stock of Schering-Plough or (iv) an entity whose total value or voting power immediately after the transfer is at least 50% owned, directly or indirectly, by a person described in clause (iii) above; or

(e) the complete liquidation of Schering-Plough.

The definition of Change in Control for purposes of the Plan is intended to conform to the description of “Change in Control Events” in Treas. Prop. Reg. 1.409A-3(g)(5), or in subsequent IRS guidance describing what constitutes a change in control event for purposes of Code section 409A. Accordingly, no Change in Control will be deemed to occur with respect to a transaction or event described in paragraphs (a) through (e) above unless the transaction or event would constitute a “Change in Control Event” as described in Treas. Prop. Reg. 1.409A-3(g)(5), or in subsequent IRS guidance under Code section 409A.
“Change in Control Price” means the higher of (a) the highest reported sales price of a Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which Shares may then be listed during the 60-day period prior to and including the effective date of a Change in Control or (b) if the Change in Control is the result of a tender or exchange offer or a business combination, the highest price per Share paid in such tender or exchange offer or business combination. To the extent that the consideration paid in any transaction described in clause (b) above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration will be determined in the sole discretion of the Committee.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Nominating and Corporate Governance Committee.
“Deferral Account” means the bookkeeping account maintained by Schering-Plough to track Fee Deferrals in accordance with Section 4.4.
“Deferred Stock Unit” means an unfunded contractual right of a Participant to receive one Share or one Prior Plan Share in the future.

“Director Fees” means the Base Director Fee plus the Additional Service Fee, if any, payable to an Eligible Director.
“Disabled” means an inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
“DSU Fund” means the bookkeeping fund under a Share Deferral Sub-Account or Prior Plan Account in which Deferred Stock Units payable in Shares or Prior Plan Shares are allocated in accordance with Sections 4.4(b) and 5.1(c).
“Eligible Director” means any Board member who is not an employee of Schering-Plough or a subsidiary of Schering-Plough.
“Fair Market Value” means the closing sales price of a Share, as reported on the New York Stock Exchange Composite Tape or other national exchange on which Shares are listed, on the last trading day before the date the determination is being made or, if no sale of Shares is reported on that date, on the last trading day on which sales of Shares were reported.
“Fee Deferrals” means the sum of a Participant’s Cash Deferrals and Share Deferrals.
“Method of Payment” means any of the payment methods permitted under Section 4.5(c) for amounts credited to a Participant’s Deferral Account and/or Prior Plan Account.
“Participant” means an Eligible Director or a former director whose Deferral Account or Prior Plan Account has an unpaid balance.
“Payment Commencement Date” means the date payment of amounts credited to a Participant’s Deferral Account and/or Prior Plan Account are scheduled to begin under Section 4.5 or 5.3.
“Phantom Stock Unit” means an unfunded contractual right of a Participant to receive cash in the future equal to the Fair Market Value of one Share on the payment date.
“Prior Plan Account” means the bookkeeping account maintained by Schering-Plough to track Schering-Plough’s outstanding deferred compensation obligations under the Prior Plans that were transferred to and assumed by this Plan under Section 5.1.
“Prior Plans” means the Schering-Plough Directors Stock Award Plan, the Schering-Plough Directors Deferred Stock Equivalency Program, the Schering-Plough Directors Deferred Compensation Plan, and the prior cash compensation program, each of which are hereby terminated as of the Effective Date.
“Prior Plan Shares” means Shares that have been reserved for issuance under a Prior Plan but have not been issued under the Prior Plan as of the Effective Date.
“Share Deferral” means a deferral in accordance with Section 4.3(a) of the Share portion of the Director Fees payable to an Eligible Director.
“Share Deferral Sub-Account” means the sub-account under a Deferral Account that tracks Share Deferrals.
“Shares” means shares of Common Stock, $.50 par value per share, of Schering-Plough.
“Simple Interest Fund” means the bookkeeping fund under a Cash Deferral Sub-Account or Prior Plan Account in which account balances are adjusted by reference to a pre-determined bank interest rate.
“Stock Equivalency Fund” means the fund under a Prior Plan Account in which Phantom Stock Units payable in cash are allocated in accordance with Section 5.1(b).
“Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code section 152(a)) of the Participant, (b) loss of the Participant’s property due to casualty or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee in its sole discretion.

III.	DIRECTOR FEES
The Plan is the exclusive means for the payment of Director Fees to Eligible Directors. All Director Fees payable under the Plan are in consideration of services rendered for Schering-Plough as a member of the Board and are subject to the following terms and conditions.
3.1     Amount of Director Fees; Form of Payment. The Base Director Fee will be payable one-third in Shares and two-thirds in cash. The Additional Service Fee will be payable entirely in cash. The Board, upon the recommendation of the Committee, will set from time to time the amount of annual Director Fees; provided, however, that:

(a) the annual Base Director Fee is initially set at $200,000.00; and

(b)	the annual Additional Service Fee is initially set at $15,000.00 for service on the Audit Committee or as chairman of any Board Committee; provided, however, that the chairman of any Board Committee who is also a member of the Audit Committee (including the Audit Committee Chairman) is entitled to receive only the Additional Service Fee for serving as chairman of the Board Committee, and not an Additional Service Fee for also serving as a member of the Audit Committee. No Additional Service Fee will be paid in connection with service as a member of the Executive Committee of the Board.
The amount of Director Fees and form of payment will be reviewed annually and disclosed in Schering-Plough’s annual proxy statement. The number of Shares that will be issued to an Eligible Director in payment of the Share portion of the Base Director Fee is the whole number of Shares determined by dividing the dollar amount of the Share portion of the Base Director Fee payable on a given date by the Fair Market Value of a Share on that date.
3.1     Timing of Payments. Unless an Eligible Director elects a Fee Deferral, annual Director Fees will be paid in advance to each Eligible Director in substantially equal semi-annual payments on the first day of June and December, beginning June 2006, unless such first day is not a business day, in which case it will be paid on the most recent prior business day. Notwithstanding the foregoing, (a) the first semi-annual payment of the Base Director Fee to a newly-elected Eligible Director will be paid (without proration) on the date that the Eligible Director first becomes a member of the Board and (c) the first semi-annual payment of an Additional Service Fee to a newly appointed Audit Committee member and/or Board Committee chairman will be paid (without proration) on the date the Eligible Director is first appointed in that capacity.

IV.	FEE DEFERRALS
4.1     Deferral Elections. An Eligible Director may elect to defer receipt of all or a portion of the Director Fees payable under the Plan. Each deferral election by an Eligible Director is irrevocable for the year(s) covered by the election and will automatically renew and remain in full force and effect for all subsequent years unless and until the Eligible Director submits a change in deferral election, as provided in Section 4.2(b), covering such subsequent years. All elections under the Plan must be made on a form and in the manner prescribed by the Committee.
4.2     Election Due Dates
(a)       Initial Deferral Elections. The deferral election of an Eligible Director who wishes to make a Fee Deferral effective for the June 2006 payment must be received by the Committee prior to the Effective Date. The deferral election of an individual who is first nominated as a director after the Effective Date and who wishes to make a Fee Deferral effective for the first semi-annual Director Fee payment to which he is entitled under Section 3.2 must be received by the Committee prior to the date he or she becomes an Eligible Director. Alternatively, the initial deferral election of a newly-elected Eligible Director may be received by the Committee up to thirty days after he or she first becomes an Eligible Director, but such election will apply only to Director Fee payments made after the date of the deferral election.
(b)       Change in Deferral Elections. An Eligible Director who either (i) did not make an initial deferral election under paragraph (a) above or (ii) who has made a prior deferral election that is still effective, but wishes to change that election for future years, must submit a new deferral election form that is received by the Committee no later than December 31 of the calendar year prior to the year in which the deferral election takes effect.
4.3     Deferral Designations. An Eligible Director may elect to make either a Cash Deferral, a Share Deferral or both.
(a)       Share Deferrals. Subject to Section 7.4, an Eligible Director may designate the amount of a Share Deferral as (i) a fixed dollar amount on each payment date, not to exceed the dollar amount of the Base Director Fee otherwise payable in Shares on that payment date, (ii) as a percentage, up to 100%, of the amount of the Base Director Fee otherwise payable in Shares or (iii) in a fixed number of Shares on each payment date, not to exceed the number of Shares otherwise payable to the Eligible Director on that payment date.
(b)       Cash Deferrals. An Eligible Director may designate the amount of a Cash Deferral either as (i) a fixed dollar amount on each payment date, not to exceed the amount of Director Fees otherwise payable in cash on that payment date or (ii) a percentage, up to 100%, of the amount of the Director Fees otherwise payable in cash.
4.4     Deferral Accounts. Schering-Plough will establish and maintain a Deferral Account in the name of each Eligible Director whose payment of Director Fees has been deferred. Fee Deferrals will be credited to Deferral Accounts as of the date the Director Fees would otherwise have been paid under Section 3.2. Each Deferral Account will be comprised of two sub-accounts:

(a)	Share Deferral Sub-Account. Amounts are credited to the Share Deferral Sub-Account as Deferred Stock Units. If, under Section 4.3(a), the Eligible Director designates his Share Deferral as a fixed number of Shares, the number of Deferred Stock Units credited to his or her Share Deferral Sub-Account on each date Director Fees are otherwise paid will be equal to the number of Shares designated for deferral or, if less, the number of Shares that are otherwise payable. Otherwise, the number of Deferred Stock Units credited (including fraction units) will be determined by dividing the dollar amount being deferred by the Fair Market Value of a Share on the payment date. Each Share Deferral Sub-Account is adjusted annually as of December 31, and on any date on which a distribution from the sub-account is made, to reflect dividends paid during the year on Shares, based on the assumption that an equivalent dividend or distribution is paid on Deferred Stock Units and such dividend is reinvested in additional Deferred Stock Units (including fractional units) at Fair Market Value on the dividend payment date.

(b)	Cash Deferral Sub-Account. Each Cash Deferral Sub-Account is comprised of two funds:

(i) Simple Interest Fund. Amounts allocated to the Simple Interest Fund are credited as cash and are adjusted annually as of the December 31, and on any date on which a distribution from the sub-account is made, to reflect hypothetical interest earnings based on the interest rate offered by JPMorgan Chase Bank, New York, New York, to its preferred risk commercial borrowers, as published by said bank from time to time.

(ii) DSU Fund. Amounts allocated to the DSU Fund are credited as Deferred Stock Units in the same manner that Deferred Stock Units are credited and adjusted under the Share Deferral Sub-Account.

(iii) Allocation of Cash Deferrals Among Funds. Cash Deferrals will be allocated to the Simple Interest Fund and DSU Fund in such proportion as the Eligible Director elects when he or she makes a Fee Deferral. If no allocation election is made on the deferral election form, 100% of the Eligible Director’s Cash Deferrals will be allocated to the Simple Interest Fund. An Eligible Director may change his Cash Deferral allocations prospectively with respect to prior and/or future Cash Deferrals by submitting a new election no later than December 31 of the year prior to the year in which the change will take effect. Any such change in allocation will take effect on the next January 1 following the date the election is made.
4.5     Distribution of Fee Deferrals. When an Eligible Director makes a Fee Deferral election, he or she may elect the Payment Commencement Date and method of payment that will apply to the amounts credited to his Deferral Account.
(a)       Payment Commencement Date. Payment of Fee Deferrals to an Eligible Director may commence no later than the fifth business day following any of the Payment Commencement Dates below, as elected by the Eligible Director:

(i)	upon termination of Board membership for any reason;

(ii)	on a specified anniversary of his termination of Board membership, up to the 15th anniversary;

(iii)	upon attaining a specified age;

(iv)	on any other specified date, which must be an actual date and not a date tied to a contingent event;

(v)	upon the earlier of termination of Board membership or attainment of a specified age or date;

(vi)	upon the later of termination of Board membership or attainment of a specified age or date; or

(vii)	upon the earlier of becoming Disabled or any of the other permissible Payment Commencement Dates under the Plan.

If an Eligible Director does not timely elect a Payment Commencement Date, then, except as provided in Section 7.4(b), the Payment Commencement Date will be the date the Eligible Director terminates service with the Board for any reason.
(b)       Form of Payment. Amounts credited to the Simple Interest Fund will be paid in cash only and, except as provided in Section 6.1(b) in the event of a Change in Control, amounts credited as Deferred Stock Units will be paid in whole Shares.
(c)       Method of Payment. All amounts credited to the Eligible Director’s Deferral Account will be distributed to the Eligible Director in a single lump sum; except that an Eligible Director may elect when he or she makes a Fee Deferral election to receive payment of the amounts credited to his or her Deferral Account in either 5, 10 or 15 substantially equal annual installments. If an Eligible Director elects to receive his or her distribution in installments, the number of Shares issued in connection with Deferred Stock Units on each installment date will be determined by multiplying (x) the number of Deferred Stock Units remaining in the Deferral Account on the date the installment is paid by (y) a fraction, the numerator of which is one (1) and the denominator of which is the number of remaining unpaid installments, and by rounding such result to the nearest whole number of Shares. The Eligible Director’s Deferral Account will be reduced to reflect each installment payment.
(d)       Changes to Distributions Elections.

(i) Future Deferrals. An Eligible Director may, with respect to future Fee Deferrals, elect to have a different Payment Commencement Date and/or Method of Payment from that in effect with respect to prior Fee Deferrals by submitting a new deferral election form no later than December 31 of the year prior to the year in which the election takes effect. Any election will apply only to amounts in the Eligible Director’s Deferral Account that are attributable to Fee Deferrals credited after the date of the new election.

(ii) Previously Deferred Amounts. An Eligible Director or former Eligible Director may elect to change his Payment Commencement Date and/or Method of Payment with respect to prior Fee Deferrals only if the following requirements are met:

A.	The election to change the Payment Commencement Date and/or Method of Payment must be received by the Committee no later than 12 months prior to the current Payment Commencement Date;
B.	The change in election will not be effective until 12 months after the date the change in election is received by the Committee; and
C.	The new Payment Commencement Date is no earlier than the fifth anniversary after the current Payment Commencement Date.

V.	PRIOR PLAN ACCOUNTS
5.1     Establishment of Prior Plan Accounts; Transfer of Balances From Prior Plans. Schering-Plough will establish and maintain a Prior Plan Account in the name of each Participant who, as of the day prior to the Effective Date, had an outstanding account balance under a Prior Plan. Each Participant’s outstanding account balances under all Prior Plans will be transferred and credited to the Participant’s Prior Plan Account as of the Effective Date and, as a result of such transfer and crediting, all of Schering-Plough’s obligations and Participant’s rights under each Prior Plan will be extinguished and become obligations and rights under this Plan. Each Prior Plan Account is comprised of three funds:

(a)	Simple Interest Fund. The Simple Interest Fund of each Participant will be credited on the Effective Date with amounts transferred on his or her behalf from his or her simple interest fund under the prior Directors Deferred Compensation Plan. Amounts credited to the Simple Interest Fund are credited as cash and are adjusted annually in the same manner as the Simple Interest Fund under a Cash Deferral Sub-Account, as provided in Section 4.4(b)(i).
(b)	Stock Equivalency Fund. The Stock Equivalency Fund of each Participant will be credited on the Effective Date with amounts transferred on his or her behalf from his or her deferred account under the prior Directors Deferred Stock Equivalency Program and from his or her Schering-Plough Stock Equivalency Fund under the prior Directors Deferred Compensation Plan. Amounts credited to the Stock Equivalency Fund are credited as Phantom Stock Units and are adjusted annually in the same manner as the Share Deferral Sub-Account, as provided in Section 4.4(a).
(c)	DSU Fund. The DSU Fund of each Participant will be credited on the Effective Date with amounts transferred on his or her behalf from his or her stock unit account under the prior Directors Stock Award Plan. Amounts credited to the DSU Fund are credited as Deferred Stock Units that are payable in Prior Plan Shares and are adjusted annually in the same manner as the Share Deferral Sub-Account, as provided in Section 4.4(a).
(d)	Reallocation of Amounts Credited to Simple Interest Fund and Stock Equivalency Fund. A Participant may elect to reallocate among his or her Simple Interest Fund and Stock Equivalency Fund all or a portion of amounts currently allocated to those funds, but no reallocations into or out of the Participant’s DSU Fund is permitted. Reallocation elections may be made no more than once each year and must be received by the Committee no later than December 31 of the year prior to the year in which the reallocation takes effect. Any such reallocation will take effect on the next January 1 after the election is made.

5.2     Application of Plan to Plan Prior Accounts. Notwithstanding any provision of a Prior Plan to the contrary, or any elections made by a Participant under a Prior Plan, the provisions of this Plan, including without limitation the provisions of Article VI, will govern and control the payment of all amounts credited to a Prior Plan Account, and a Participant’s rights with respect to any amounts transferred from an account under a Prior Plan to this Plan in accordance with Section 5.1 will be determined exclusively under this Plan.
5.3     Distribution of Prior Plan Accounts. Each Participant may elect the Payment Commencement Date and Method of Payment that will apply to the amounts credited to his or her Prior Plan Account under the same terms and conditions applicable to distribution elections for amounts credited to Deferral Accounts, as provided in Section 4.5. This election must be received by the Committee no later than the December 31, 2006. If a Participant does not timely submit a distribution election for amounts credited to his Prior Plan Account, then the amounts will be distributed in accordance with the Participant’s distribution elections in effect under the Prior Plans as of the Effective Date or, if no such election is in effective with respect to amounts transferred from one or more of the Prior Plans, in a single lump sum no later than the fifth business day following the date that the Participant terminates service with the Board for any reason.

VI.	PERMITTED ACCELERATIONS
6.1     Accelerated Payment of Plan Accounts. Except as provided in this Article VI, in no event may the payment of amounts credited to a Participant’s Deferral Account or Prior Plan Account be made prior to the Payment Commencement Dates determined under Articles IV or V. Accelerated payment of amounts credited to a Participant’s Deferral Account or Prior Plan Account will be permitted only in the following circumstances:

(a)	Death. Upon the Participant’s death, any amounts remaining in the deceased Participant’s Deferral Account and Prior Plan Account will be paid in a single lump sum to the beneficiary or beneficiaries designated by the Participant on his most current deferral election form (or, absent such designation, to the Participant’s estate) as soon as practicable after the Committee receives satisfactory verification of the Participant’s death.
(b)	Change in Control. Within 30 days after a Change in Control, all amounts remaining in a Participant’s Deferral Account and Prior Plan Account as of the date of the Change of Control will be paid to the Participant in an immediate lump sum cash payment. For this purpose, the dollar value of Deferred Stock Units and Phantom Stock Units will be determined based on the Change in Control Price.
(c)	Unforeseeable Emergencies. If a Participant experiences an Unforeseeable Emergency, the Participant may request a hardship withdrawal of all or a portion of the amounts credited to the Participant’s Deferral Account and/or Prior Plan Account. In such event, the Participant will provide the Committee with such evidence as the Committee deems necessary and appropriate to review and confirm the existence of the Unforeseeable Emergency. Upon completion of its review, the Committee will determine, in its sole discretion, whether the requested hardship withdrawal will be approved and the amount that may be distributed to the Participant in connection with the Unforeseeable Emergency. The amount distributed in connection with an Unforeseeable Emergency may not exceed the lesser of (i) the amount necessary to satisfy the Unforeseen Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution and (ii) the dollar value of amounts that remain credited to Participant’s Deferral Account and Prior Plan Account. In making its determination, the Committee will be guided by the prevailing authorities under the Code and will take into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If the hardship withdrawal does not result in a complete distribution of the amounts credited to the Participant’s Deferral Account and Prior Plan Account, amounts that are payable in cash will be distributed first. Hardship withdrawals on account of an Unforeseeable Emergency will be distributed as soon as practicable after the date that the Committee, in its discretion, approves the withdrawal. An Eligible Director may not participate in any decision of the Board regarding his or her request for a hardship withdrawal under this Section 6.1(c).

VII.	SHARES SUBJECT TO THE PLAN; ADJUSTMENTS
7.1     Shares Available. The Shares issuable under the Plan are authorized but unissued Shares or Shares held in Schering-Plough’s treasury. The total number of Shares that may be issued under the Plan may not exceed 1,000,000 Shares, as adjusted in accordance with Section 7.2. In addition, any Prior Plan Shares underlying Deferred Stock Units credited to the DSU Fund under a Prior Plan Account on the Effective Date and that have not been issued under a Prior Plan are available for issuance under this Plan, but such Prior Plan Shares may be issued only in connection with Deferred Stock Units credited to the DSU Fund under a Prior Plan Account.

7.2     Adjustments. If there is a change in the outstanding Shares by reason of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, and the Committee determines, in its sole discretion, that, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, an adjustment in the number or kind of Shares that may be issued under the Plan, in the number of Deferred Stock Units credited to a Deferral Account or Prior Plan Account, in the number of Phantom Stock Units credited to a Prior Plan Account, or in the kind of Shares underlying Deferred Stock Units and Phantom Stock Units is required, the Committee will make the adjustment, which will be conclusive and binding for all purposes under the Plan.
7.3     Fractional Shares. No fractional Shares will be issued under the Plan. If a Participant is owed a fractional Share under the Plan, he or she will receive instead cash equal to the Fair Market Value of the fractional Share on the date of settlement.
7.4     Shareholder Approval Requirement For Shares. Notwithstanding anything in the Plan to the contrary, unless and until the Plan is approved by a vote of the holders of at least a majority of the Shares present in person or by proxy and entitled to vote at Schering-Plough’ 2006 Annual Meeting, no Shares may be issued under the Plan, except that Prior Plan Shares may be issued under Article V in payment of Deferred Stock Units credited to the DSU Fund under a Prior Plan Account.

(a) Consequences of Non-Approval. If the Plan is not approved by shareholders at the 2006 Annual Meeting, then:

(i) All Director Fees payable after the 2006 Annual Meeting will be paid exclusively in cash;
(ii) All Share Deferrals elections under the Plan shall immediately convert to Cash Deferrals elections and no Share Deferral Sub-Accounts will be opened;
(iii) The DSU Fund under the Cash Deferral Sub-Account will be replaced by a Stock Equivalency Fund that holds Phantom Stock Units; and
(iv) The DSU Fund under each Prior Plan Account will remain open and continue to hold Deferred Share Units payable in Prior Plan Shares.
VIII.   AMENDMENT AND TERMINATION
8.1     Amendment. The Board may amend the Plan at any time without the approval of Schering-Plough’s shareholders, except that none of the following amendments will be effective unless and until it is approved by the holders of at least a majority of the Shares present in person or by proxy and entitled to vote at a meeting of Schering-Plough’s shareholders: (a) an increase to the aggregate number of Shares that may be issued under the Plan, (b) a material modification to the eligibility requirements for participation in the Plan, (c) a provision allowing the payment of Director Fees to be made in a form of equity other than Shares or (d) a change to the percentage of Base Director Fees that is payable in Shares. Notwithstanding the foregoing, this Plan is intended to incorporate all applicable restrictions of Section 409A of the Code and guidance issued by the Department of the Treasury thereunder, and this Plan will be deemed to be amended as necessary to comply with those requirements.
8.2     Termination. The Plan will terminate on May 31, 2016 or, if earlier, upon the adoption of a resolution of the Board terminating the Plan. No Director Fees will be paid and no Fee Deferrals will be credited to any Deferral Accounts under this Plan after it has been terminated. Any existing Fee Deferrals will remain in effect and will continue to be governed by the terms of the Plan after the Plan is terminated.
IX.     GENERAL PROVISIONS
9.1     Nontransferability of Rights. A Participant’s, or his or her beneficiary’s, right to receive payments under the Plan may not, in any manner, be any manner alienated, anticipated, sold, assigned, pledged, encumbered or transferred, other than by will or by the laws of descent or distribution, by the Participant, and no other persons may otherwise acquire any rights to those payments; except that all or a portion of a Participant’s Director Fees, or Deferral Account and Prior Plan Account balances may be paid to the Participant’s spouse pursuant to a qualified domestic relations order, as defined in Section 414(p) of the Code.
9.2     No Implied Rights. Neither the establishment and subsequent operation of the Plan, nor the payment of Director Fees, nor the crediting of Fee Deferrals to a Deferral Account, nor any other action taken pursuant to the Plan, constitutes or is evidence of any agreement or understanding, express or implied, that an individual has a right to continue as an Eligible Director for any period of time or at any particular rate of compensation.

9.3     No Rights as Stockholders. No person has any rights as a shareholder of Schering-Plough with respect to any Shares or Prior Plan Shares payable under the Plan unless and until such time as certificates for the Shares are registered in the person’s name.
9.4     Nature of Deferral Accounts and Prior Plan Accounts. Deferral Accounts and Prior Plan Accounts (and all sub-accounts and funds under those accounts) established and maintained under the Plan, and all credits and adjustments to those accounts, sub-accounts and funds, are bookkeeping entries only and reflect a mere unfunded and unsecured promise by Schering-Plough to issue Shares or make cash payments in the future. No Shares or other assets or funds of Schering-Plough will be removed from the claims of Schering-Plough’s general or judgment creditors or otherwise be made available until Shares are actually issued or cash is actually paid to Participants or their beneficiaries as provided in the Plan. The Participants and their beneficiaries have the status of general unsecured creditors of Schering-Plough. The Corporation may, however, in its discretion and subject to the requirements of Section 409A of the Code, set aside funds in a trust or other vehicle, which funds will remain subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan under the Code.
9.5     Compliance with Applicable Law. The obligations of Schering-Plough to issue Shares and permit Fee Deferrals under the Plan are subject to (a) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to the Shares and Fee Deferrals, (b) the condition that the Shares be listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which Shares are listed, (c) compliance with Section 409A of the Code and (d) all other applicable laws, regulations, rules and orders then in effect. The issuance of Shares and Deferred Stock Units under the Plan is intended to satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934. If any provision or this Plan would otherwise frustrate or conflict with such intent, that provision will be interpreted and deemed amended so as to avoid such conflict.
9.6     Headings. Section and paragraph headings are for reference only. In the event of a conflict between the heading and content of a section or paragraph, the content will control.
9.7     Governing Law; Severability. The Plan and all determinations made and actions taken under the Plan are governed by the internal substantive laws, and not the choice of law rules, of the State of New Jersey and will be construed accordingly, to the extent not superseded by applicable federal law. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other provision of the Plan or part thereof, each of which will remain in full force and effect.

Exhibit K
Stock Incentive Plan
I.    ESTABLISHMENT AND PURPOSE.
1.1   Purpose. The purpose of this Schering-Plough Corporation 2006 Stock Incentive Plan (the “Plan”) is to enable Schering-Plough Corporation to achieve superior financial performance, as reflected in the performance of its Shares and other key financial or operating indicators by (i) providing incentives and rewards to certain Employees who are in a position to contribute materially to the success and long-term objectives of Schering-Plough, (ii) aiding in the recruitment and retention of Employees of outstanding ability and (iii) providing Employees an opportunity to acquire or expand equity interests in Schering-Plough, thus aligning the interests of such Employees with those of Schering-Plough’s shareholders. Schering-Plough expects that it will benefit from the added interest that such Employees will have in the welfare of Schering-Plough as a result of their ownership or increased ownership of Schering-Plough’s Shares.
1.2   Effective Date; Shareholder Approval. The Plan is effective as of May 19, 2006, subject to the approval of the Plan by the affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote at the 2006 Annual Meeting of Shareholders of Schering-Plough, or any adjournment of such meeting. Any Awards granted under the Plan prior to the approval of the Plan by Schering-Plough’s shareholders, as provided herein, shall be contingent on such approval; if such approval is not obtained, the Plan shall have no effect, and any Awards granted under the Plan shall be rescinded.
II.   DEFINITIONS.
         Capitalized terms used in the Plan have the following meanings, unless another definition is indicated clearly by particular usage and context.
         “Acquired Company” means any business, corporation or other entity acquired by Schering-Plough or its Affiliates or Subsidiaries.
         “Acquired Grantee” means the grantee of a stock-based award of an Acquired Company.
         “Affiliate” means a corporation or other entity controlled by, controlling or under common control with Schering-Plough.
         “Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations (if any) as the Committee may establish and set forth in the applicable Award Certificate. Awards granted under the Plan may consist of:
                  (a)     “Stock Options” awarded pursuant to Section 4.4;
                  (b)     “Restricted Stock” awarded pursuant to Section 4.5;
                  (c)     “Deferred Stock Units” awarded pursuant to Section 4.6;
                  (d)     “Other Stock-Based Awards” awarded pursuant to Section 4.7;

(e) “	Performance Awards”, including “Qualified Performance Awards”, awarded pursuant to Section 4.8; and
                  (f)      “Substitute Awards” awarded pursuant to Section 4.9.
         “Award Certificate” means the document issued, either in writing or by electronic means, by Schering-Plough to a Participant evidencing the grant of an Award and setting forth the specific terms, conditions, restrictions and limitations applicable to the Award.
         “Beneficiary” means the person or persons designated by the Participant in accordance with Section 7.6 to acquire the Participant’s right in the Plan in the event of the Participant’s death.
         “Board” means the Board of Directors of Schering-Plough.
         “Change in Control” means the happening of any of the following events:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the

Exchange Act) of securities of Schering-Plough where such acquisition causes such Person to own more than 50% of either (x) the then outstanding Shares of Schering-Plough (the “Outstanding Shares”) or (y) the combined voting power of the then outstanding voting securities of Schering-Plough entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (a) the following acquisitions will not constitute a Change in Control: (i) any acquisition directly from Schering-Plough, (ii) any acquisition by Schering-Plough, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Schering-Plough or any corporation controlled by Schering-Plough or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Shares or Outstanding Voting Securities reaches or exceeds 50% as a result of a prior transaction, and such Person subsequently acquires beneficial ownership of additional Shares or additional voting securities of Schering-Plough, such subsequent acquisition will not be treated as an acquisition that causes such Person to own more than 50% of the Outstanding Shares or Outstanding Voting Securities;

(b) during any 12-month period, individuals who, as of the first day of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such 12-month period whose election, or nomination for election by the Schering-Plough’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board;

(c) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Schering-Plough, or the acquisition of assets or stock of another entity by Schering-Plough (each a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were beneficial owners, respectively, of the Outstanding Shares or Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectfully, the then outstanding shares of the common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Schering-Plough or substantially all of Schering-Plough’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Schering-Plough or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectfully, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board on the later of (A) the time of the execution of the initial agreement, (B) the action of the Board providing for such Business Combination or (C) the beginning of the 12-month period ending on the effective date of the Business Combination;

(d) any one Person acquires (or has acquired during any 12-month period ending on the date of the most recent acquisition by such Person) assets of Schering-Plough having a fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Schering-Plough immediately prior to such sale, other than an acquisition by (i) a Person who was a shareholder of Schering-Plough immediately before the asset acquisition in exchange for or with respect to such Person’s Shares, (ii) an entity whose total or voting power immediately after the transfer is at least 50% owned, directly or indirectly, by Schering-Plough, (iii) a person or group that, immediately after the transfer, directly or indirectly owns at least 50% of the total value or voting power of the outstanding stock of Schering-Plough or (iv) an entity whose total value or voting power immediately after the transfer is at least 50% owned, directly or indirectly, by a person described in clause (iii) above; or

(e) the complete liquidation of Schering-Plough.

         The definition of Change in Control for purposes of the Plan is intended to conform to the description of “Change in Control Events” in Treas. Prop. Reg. 1.409A-3(g)(5), or in subsequent IRS guidance describing what constitutes a change in control event for purposes of Code section 409A. Accordingly, no Change in Control will be deemed to occur with respect to a transaction or event described in paragraphs (a) through (e) above unless the transaction or event would constitute a “Change in Control Event” as described in Treas. Prop. Reg. 1.409A-3(g)(5), or in subsequent IRS guidance under Code section 409A.
         “Change in Control Price” means the higher of (a) the highest reported sales price of a Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which Shares may then be listed during the

60-day period prior to and including the effective date of a Change in Control or (b) if the Change in Control is the result of a tender or exchange offer or a business combination, the highest price per Share paid in such tender or exchange offer or business combination; provided, however, that in the case of Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of a Share on the date such Stock Option is exercised or cancelled. To the extent that the consideration paid in any transaction described in clause (b) above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the sole discretion of the Committee.
         “Code” means the Internal Revenue Code of 1986, as amended.
         “Committee” means the Compensation Committee of the Board of Directors, or such other successor committee or subcommittee of the Board formed to act on performance-based compensation for Covered Employees, which is comprised solely of two or more persons who are outside directors within the meaning of Section 162(m)(4)(C)(i) of the Code and the applicable regulations and non-employee directors within the meaning of Rule 16b-3(b)(3) under the Exchange Act.
         “Controlled Group Member” means Schering-Plough and each other company that is required to be aggregated with Schering-Plough under Code Sections 414(b), (c) and (m).
         “Corporation” means Schering-Plough Corporation.
         “Covered Employee” means an Employee who is, or who the Committee determines may be, a “covered employee” within the meaning of Section 162(m)(3) of the Code in the fiscal year in which Schering-Plough would expect to be able to claim a tax deduction with respect to a Performance Award.
         “Deferred Stock Account” means a hypothetical bookkeeping account established and maintained by Schering-Plough on behalf of a Participant pursuant to Section 4.6(a) to track Deferred Stock Units awarded to the Participant pending the distribution of Shares in settlement of such units.
         “Deferred Stock Unit” means the Award of an unfunded contractual right granted under Section 4.6 to receive one Share in the future, subject to any restrictions, as the Committee, in its discretion, may determine.
         “Disabled” or “Disability” means an inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
         “Dividend Equivalent” means an amount equal to the cash dividend or the Fair Market Value of the stock dividend that would be paid on each Share underlying an Award if the Share were duly issued and outstanding on the dividend record date.
         “Effective Date” means May 19, 2006.
         “Employee” means any individual who performs services as a common law employee for Schering-Plough or an Affiliate or Subsidiary.
         “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
         “Exercise Price” means the price per Share, as fixed by the Committee, at which Shares may be purchased under a Stock Option.
         “Fair Market Value” of a Share means either:

(a) The closing sales price of a Share as reported on the New York Stock Exchange on the applicable date,

(b) If no sales of Shares are reported for such date, the mean between the bid and asked price of a Share on such Exchange at the close of the market on such date, or

(c) In the event that the method for determining fair market value described in clauses (a) or (b) is not practicable, the fair market value of a Share determined in accordance with any other reasonable method approved by the Committee in its discretion.
         “GAAP” means United States generally accepted accounting principles.

         “Incentive Stock Option” means a Stock Option granted under Section 4.4 of the Plan that meets the requirements of Section 422 of the Code and any regulations or rules promulgated thereunder and is designated in the Award Certificate to be an Incentive Stock Option.
         “Involuntary Termination” means a Termination of Employment initiated by Schering-Plough or an Affiliate or Subsidiary other than a Termination for Cause or a Termination Due to Business Divestiture.
         “Nonqualified Stock Option” means any Stock Option granted under Section 4.4 of the Plan that is not an Incentive Stock Option.
         “Other Stock-Based Award” means an Award (other than a Stock Option, Restricted Stock or Deferred Stock Unit) granted under Section 4.7 of the Plan that consists of, or is denominated in, payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares.
         “Participant” means an Employee or Acquired Grantee who has been granted an Award under the Plan.
         “Performance Award” means an Award granted under Section 4.8 of the Plan that is granted, vested or paid solely on account of the attainment of a specified performance target in relation to one or more Performance Measures.
         “Performance Cycle” means a period typically measured by Schering-Plough’s fiscal year or years over which the level of attainment of one or more Performance Measures shall be assessed; provided, however, that the Committee, in its discretion, may determine to designate a Performance Cycle that is less than a full fiscal year.
         “Performance Measure” means, with respect to any Performance Award, the business criteria selected by the Committee to measure the level of performance of Schering-Plough during a Performance Cycle. The Committee may select as the Performance Measure for a Performance Cycle any one or combination of the following corporate measures, as interpreted by the Committee:

(a) Net operating profit after taxes;

(b) Operating profit before taxes;

(c) Return on equity;

(d) Return on assets or net assets;

(e) Total shareholder return;

(f) Relative total shareholder return (as compared with a peer group of Schering-Plough);

(g) Earnings before income taxes;

(h) Earnings per Share;

(i) Net income;

(j) Free cash flow;

(k) Free cash flow per Share;

(l) Revenue (or any component thereof);

(m) Revenue growth;

(n) Share performance; and/or

(o) Relative Share performance.

(p) Economic value added; and/or

(q) Return on capital.
         “Plan” means the Schering-Plough Corporation 2006 Stock Incentive Plan, as set forth in this document and as may be amended from time to time.
         “Prior Plan” means the Schering-Plough Corporation 2002 Stock Incentive Plan.
         “Qualified Performance Award” means a Performance Award that is intended by the Committee to meet the requirements for “qualified performance-based compensation” within the meaning of Code Section 162(m) and Treasury Regulation Section 1.162-27(e).
         “Qualified Performance Award Determination Period” means the period within which Committee determinations regarding Performance Measures, targets and payout formulas in connection with a Qualified Performance Award must be made. The Qualified Performance Award Determination Period is the period beginning on the first day of a Performance Cycle and ending no later than 90 days after commencement of the Performance Cycle; provided, however, that in the case of a Performance Cycle that is less than 12 months in duration, the Qualified Performance Award Determination Period shall end no later than the date on which 25% of the Performance Cycle has elapsed.
         “Reporting Person” means an Employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act.
         “Restricted Stock” means Shares issued pursuant to Section 4.5, which are subject to such restrictions as the Committee, in its discretion, shall impose.
         “Restriction Period” means the period of time during which the Restricted Stock Awards will remain subject to restrictions imposed by the Committee and set forth in the Award Certificate.
         “Retirement” means, for purposes of a particular Award, an Employee’s “retirement” as defined in the Committee’s grant guidelines in effect as of the date the Award is granted to the Employee or, if no such grant guidelines are in effect as of the date of grant (or if such guidelines are in effect, but do not define “retirement”), an Employee’s Termination of Employment on or after the earliest date the Employee is eligible to retire under Schering-Plough’s tax-qualified retirement plans, or in the case of a non-U.S. Employee, under the Worldwide Retirement Plan.
         “Section 409A Specified Employee” means, with respect to Terminations of Employment that occur between April 1st of a calendar year (beginning with the 2006 calendar year) and the following March 31st, any Employee who meets the requirements of paragraphs (a), (b) or (c) below at any time during the 12-month period ending on December 31st of the calendar year immediately preceding such April 1st.

(a) An officer of Schering-Plough or any other Controlled Group Member having annual compensation greater than $135,000 in 2005 or $140,000 in 2006 (and as adjusted under Section 416(i)(1) of the Code for years after 2006). Notwithstanding the foregoing, an Employee will be treated as an officer for purposes of the Plan only if such Employee is one of the top 50 highest paid employees of Schering-Plough and all other Controlled Group Members who exceed the applicable annual compensation threshold described herein at any time during a calendar year.

(b) A “5% owner” of Schering-Plough. A “5% owner” means any person who owns (or is considered as owning within the meaning of Code Section 318) more than 5% of the outstanding stock of Schering-Plough or stock possessing more than 5% of the total combined voting power of all stock of Schering-Plough. In determining percentage ownership hereunder, Controlled Group Members shall be treated as separate employers.

(c) A “1% owner” of Schering-Plough having an annual compensation from Schering-Plough of more than $150,000. “1% owner” means any person who owns (or is considered as owning within the meaning of Code Section 318) more than 1% of the outstanding stock of Schering-Plough or stock possessing more than 1% of the total combined voting power of all stock of Schering-Plough. In determining percentage ownership, Controlled Group Members shall be treated as separate employers. However, in determining whether an individual has annual compensation or more than $150,000, compensation from each Controlled Group Member shall be taken into account.

(d) For purposes of paragraphs (a), (b) and (c) above, “annual compensation” shall mean the Form W-2 compensation of a Participant for the applicable calendar year.

         “Shares” means shares of common stock, $.50 par value per share, of Schering-Plough.
         “Stock Option” means a right granted under Section 4.4 of the Plan to purchase from Schering-Plough a stated number of Shares at the Exercise Price. Stock Options awarded under the Plan shall be in the form of either Incentive Stock Options or Nonqualified Stock Options.
         “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profit interest is owned, directly or indirectly, by Schering-Plough or any successor to Schering-Plough.
         “Termination Due to Business Divestiture” means a Termination of Employment due to a transaction or series of related transactions (other than a transaction or series of transactions that are a part of a Change in Control) that result in a divestiture, sale, transfer, assignment or other disposition of any division, subsidiary, business unit, product line or group, or any other asset of Schering-Plough or any of its affiliates.
         “Termination for Cause” shall have the definition prescribed in the current employment agreement, if any, between Schering-Plough and the relevant Employee or, in the absence of such definition, shall mean a Termination of Employment initiated by Schering-Plough or an Affiliate or Subsidiary incident to or connected with a determination that the Employee has engaged in misappropriation, theft, embezzlement, kick-backs, bribery or similar deliberate, gross or willful misconduct or dishonest acts or omissions. Termination for Cause shall also include such a Termination of Employment incident to or in connection with acts or omissions of the Employee that the Committee reasonably determines to be willfully or wantonly harmful to, or detrimental to the interests of, Schering-Plough or any of its Affiliates or Subsidiaries, monetarily or otherwise.
         “Termination of Employment” means the date of cessation of an Employee’s employment relationship with Schering-Plough and any Affiliate or Subsidiary for any reason, with or without cause, as determined by Schering-Plough. A transfer of an Employee between and among Schering-Plough, an Affiliate or a Subsidiary shall not be deemed a Termination of Employment for purposes of the Plan.
III.     ADMINISTRATION
3.1     The Committee. The Plan shall be administered by the Committee.
3.2     Authority of the Committee. The Committee shall have authority, in its sole and absolute discretion and consistent with applicable law and regulation, and subject to the terms of the Plan, to:

(a) Interpret and administer the Plan and any instrument or agreement relating to the Plan;

(b) Prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating the Plan;

(c) Select Employees to receive Awards under the Plan;

(d) Determine the form of an Award, the number of Shares subject to each Award, all the terms and conditions of an Award, including, without limitation, the conditions on exercise or vesting, the designation of Stock Options as Incentive Stock Options or Nonqualified Stock Options, and the circumstances in which an Award may be settled in cash or Shares or may be cancelled, forfeited or suspended, and the terms of the Award Certificate;

(e) Determine whether Awards will be granted singly, in combination or in tandem;

(f) Establish and interpret Performance Measures in connection with Performance Awards, evaluate the level of performance over a Performance Cycle and, in the case of Qualified Performance Awards, certify the level of performance attained with respect to Performance Measures;

(g) Waive or amend any terms, conditions, restrictions or limitations on an Award, except that the prohibition on the repricing of Stock Options, as described in Section 4.4(h), and the limitations on elections to defer payment of Deferred Stock Units, as described in Section 4.6(e), may not be waived;

(h) Except to the extent that any such action would result in the imposition on a Participant of an “additional tax” under Section 409A of the Code, accelerate the vesting, exercise or lapse of restrictions on an Award when such action or actions would be in the best interest of Schering-Plough;

(i) Make any adjustments permitted by the Plan (including but not limited to adjustment of the number of Shares available under the Plan or any Award) and any Award granted under the Plan as may be appropriate pursuant to Article V;

(j) Subject to the requirements of Section 409A of the Code, determine under which circumstances Awards may be deferred and the extent to which a deferral will be credited with Dividend Equivalents and interest thereon;

(k) Determine whether a Nonqualified Stock Option or Restricted Stock Award may be transferable to family members, a family trust or a family partnership;

(l) Establish any sub-plans and make any modifications to the Plan that the Committee may determine to be necessary to implement and administer the Plan in countries outside the United States;

(m) Appoint such agents as it shall deem appropriate for proper administration of the Plan; and

(n) Take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.
3.3     Committee Determinations. All determinations of the Committee shall be made in its sole discretion, in the best interest of Schering-Plough, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals. Committee determinations shall be made by a majority of its members present at a meeting at which a quorum is present and shall be final, conclusive and binding on all persons having an interest in the Plan and any Awards granted under the Plan. Any determination of the Committee that is reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly held.
3.4     Delegation of Authority. The Committee, in its discretion and consistent with applicable law and regulations, may delegate some or all of its authority and duties under the Plan to such other individual, individuals or committee as it may deem advisable, under such conditions and subject to such limitations as the Committee may establish. Notwithstanding the foregoing, only the Committee shall have authority to grant and administer Awards to Covered Employees and other Reporting Persons, to establish and certify Performance Measures for Qualified Performance Awards and to grant Awards to any Employee who is acting as a delegate of the Committee in respect of the Plan.
3.5     Employment of Advisors. The Committee may employ attorneys, consultants, accountants and other advisors, and the Committee, Schering-Plough and the officers and directors of Schering-Plough may rely upon the advice, opinions or valuations of the advisors employed.
3.6     No Liability. No member of the Committee, nor any person acting as a delegate of the Committee in respect of the Plan, shall be liable for any losses incurred by any person resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Award granted under the Plan.
IV.     AWARDS
4.1     Eligibility. All Employees shall be eligible to receive Awards under the Plan.
4.2     Participation. The Committee, at its sole discretion, shall select from time to time Participants from those persons eligible under Section 4.1 to receive Awards under the Plan.
4.3     Forms of Award. Awards shall be in the form determined by the Committee, in its discretion, and shall be evidenced by an Award Certificate. Awards may be granted singly or in combination or tandem with other Awards.
4.4     Stock Options. The Committee may grant Stock Options under the Plan to those Employees whom the Committee may from time to time select, in the amounts and pursuant to such other terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Certificate, subject to the following provisions.

(a) Form. Stock Options granted under the Plan may, at the discretion of the Committee, be in the form of Nonqualified Stock Options, Incentive Stock Options or a combination of the two, subject to the restrictions set forth in paragraph (g) below with respect to grants of Incentive Stock Options. The Committee shall designate the form of the Stock Option at the time of grant and such form shall be specified in the Award Certificate. Where both a Nonqualified Stock Option and an Incentive Stock Option are granted to an Employee at the same time, such Awards shall be deemed to have been granted in separate grants, shall be clearly identified, and in no event will the exercise of one such Award affect the right to exercise the other Award.

(b) Amount of Shares. The Committee may grant Stock Options to an Employee in such amounts as the Committee may determine, subject to the limitations set forth in Section 5.1 of the Plan. The number of Shares subject to a Stock Option shall be set forth in the Award Certificate.

(c) Exercise Price. The Exercise Price of Stock Options granted under the Plan shall be determined by the Committee at the time of grant and set forth in the Award Certificate. In no event shall the Exercise Price with respect to any Share subject to a Stock Option be set at a price that is less than the grant date Fair Market Value of a Share.

(d) Option Term. Except as otherwise provided in paragraph (e)(iv) of this Section 4.4, all Stock Options granted under the Plan shall lapse no later than the tenth anniversary of the date of grant.

(e) Timing of Exercise. Except as the Committee may otherwise determine at the time of grant, and subject to (1) the Committee’s authority under Section 3.2(g) to waive or amend any terms, conditions, limitations or restrictions of an Award, (2) Section 5.4 relating to Changes in Control and (3) the special forfeiture provisions of Section 7.2, each Stock Option granted under the Plan shall be exercisable in whole or in part, subject to the following conditions, limitations and restrictions.

(i) Vesting. The Committee will determine and set forth in the Award Certificate the date on which the Stock Options subject to the Award may first be exercised. Unless the Award Certificate provides otherwise, and except as otherwise provided in this Section 4.4(e) and in Section 5.4 relating to Changes in Control, no Stock Option shall be exercisable prior to the one-year anniversary of the date of grant.

(ii) Retirement. Upon a Participant’s Retirement,

(A) All Stock Options granted to the Participant during the one-year period immediately preceding the Participant’s Retirement date that have not become exercisable as of the such Retirement date shall be forfeited;

(B) All Stock Options granted to the Participant more than one year prior to the Participant’s Retirement date that have not become exercisable as of such Retirement date shall continue to become exercisable in accordance with the vesting schedule set out in the applicable Award Certificate; and

(C) To the extent that Stock Options have become exercisable as of the Participant’s Retirement date, or become exercisable after such date in accordance with paragraph (B) above, such Stock Options must be exercised, if at all, within five years after the Participant’s Retirement date, or, if earlier, no later than the original expiration date of the Stock Option.

(D) In the event the Participant’s death occurs after Retirement, the Participant’s Stock Options that have not become exercisable in accordance with paragraph (B) as of the date of the Participant’s death shall become immediately exercisable and all of the Participant’s Stock Options must be exercised, if at all, within the later of (x) five years from the Participant’s Retirement date or, if earlier, the original expiration date of Stock Option and (y) one year from the Participant’s date of death.

(iii) Termination Due to Business Divestiture. Upon a Participant’s Termination Due to Business Divestiture, all Stock Options granted to the Participant that have not become exercisable as of the date of such Termination Due to Business Divestiture shall become immediately exercisable and must be exercised, if at all, within five years after such termination date, but in no event later than the original expiration date of the Stock Option.

(iv) Disability. Upon the Disability of a Participant, all Stock Options granted to the Participant that have not become exercisable as of the date of Disability shall become immediately exercisable and shall remain exercisable for the full duration of the Stock Option’s original term.

(v) Death. Upon a Participant’s Termination of Employment due to his or her death during the term of a Stock Option, all Stock Options held by the Participant at the time of his or her death that are not already exercisable shall become immediately exercisable and all Stock Options shall remain exercisable for the longer of (A) the full duration of the Stock Option’s original term and (B) one year from the Participant’s date of death. Stock Options of a deceased Participant may be exercised only by the Participant’s Beneficiary or, if none, by the legal representative of the Participant’s estate or by the person given authority to exercise such Stock Options by the Participant’s will or by operation of law. In the event a Stock Option is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Stock Option has been transferred under the Participant’s will or the applicable laws of descent and distribution, Schering-Plough shall be under no obligation to deliver Shares unless and until Schering-Plough is satisfied that the person or persons exercising the Stock Option is or are the duly appointed executor(s) or administrator(s) of the deceased Participant or the person to whom the Stock Option has been transferred under the Participant’s will or by the applicable laws of descent and distribution.

(vi) Other Terminations. Upon an Employee’s Termination of Employment for any reason other than death, Disability, Retirement, Termination Due to Business Divestiture or Termination for Cause, all Stock Options that have not become exercisable as of the date of termination shall be forfeited and to the extent that Stock Options have become exercisable as of such date, such Stock Options must be exercised, if at all, within three months after such Termination of Employment (one year in the case of an Involuntary Termination), but in no event later than the original expiration date of the Stock Option.

(f) Method of Exercise; Payment of Exercise Price. A Stock Option may be exercised by giving written notice to Schering-Plough specifying the number of Shares to be purchased, which shall be accompanied by full payment of the Exercise Price plus applicable taxes, if any. No Stock Option shall be exercised for less than the lesser of 100 Shares or the full number of Shares for which the Stock Option is then exercisable. No stock certificates shall be registered and delivered, and no Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to the Stock Option until the Participant has given written notice of exercise, made full payment of the Exercise Price for such Shares (including taxes) and, if requested by Schering-Plough, has given the representation described in Section 7.4. Payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order. In addition, at the discretion of the Committee, payment of all or a portion of the Exercise Price may be made by –

(i) Delivering a properly executed exercise notice to Schering-Plough or its agent, together with irrevocable instructions to a broker to deliver promptly to Schering-Plough the amount of sale proceeds with respect to the portion of the Shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid;

(ii) Tendering (actually or by attestation) to Schering-Plough previously acquired Shares that have been held by the Participant for at least six months, subject to paragraph (iv), and that have a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the Exercise Price being so paid, provided that the Board has specifically approved the repurchase of such Shares (unless such approval is not required by the terms of the By-Laws of Schering-Plough) and the Committee has determined that, as of the date of repurchase, Schering-Plough is, and after the repurchase will continue to be, able to pay its liabilities as they become due; or

(iii) Provided such payment method has been expressly authorized by the Board or the Committee in advance and subject to any requirements of applicable law and regulations, instructing Schering-Plough to reduce the number of Shares that would otherwise be issued by such number of Shares as have in the aggregate a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid.

(iv) The Committee, in consideration of applicable accounting standards, may waive any holding period on Shares required to tender pursuant to clause (ii).

(g) Incentive Stock Options. Incentive Stock Options granted under the Plan shall be subject to the following additional conditions, limitations and restrictions:

(i) Eligibility. Incentive Stock Options may be granted only to Employees of Schering-Plough or an Affiliate or Subsidiary that is a “subsidiary” or “parent corporation”, within the meaning of Code Section 424, of Schering-Plough. In no event may an Incentive Stock Option be granted to an Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Schering-Plough or such Affiliate or Subsidiary.

(ii) Timing of Grant. No Incentive Stock Option shall be granted under the Plan after the 10-year anniversary of earlier of (A) the date the Plan is adopted by the Board and (B) the date the Plan is approved by Schering-Plough’s shareholders.

(iii) Amount of Award. The aggregate Fair Market Value on the date of grant of the Shares with respect to which such Incentive Stock Options first become exercisable during any calendar year under the terms of the Plan for any Participant may not exceed $100,000. For purposes of this $100,000 limit, the Participant’s Incentive Stock Options under this Plan and all Plans maintained by Schering-Plough and its Affiliates and Subsidiaries shall be aggregated. To the extent any Incentive Stock Option first becomes exercisable in a calendar year and such limit would be exceeded, such Incentive Stock Option shall thereafter be treated as a Nonqualified Stock Option for all purposes.

(iv) Timing of Exercise. In the event that an Incentive Stock Option is exercised by a Participant more than three months after a Participant’s Termination of Employment (or more than 12 months after the Participant is Disabled), such Incentive Stock Option shall thereafter be treated as a Nonqualified Stock Option for all purposes. For this purpose, an Employee’s employment relationship shall be treated as continuing intact while the Employee is on military leave, sick leave or other bona fide leave of absence (such as temporary employment with the Government) duly authorized in writing by Schering-Plough if the period of such leave does not exceed three months or, if longer, so long as the Employee’s right to reemployment with Schering-Plough or an Affiliate or Subsidiary is guaranteed either by statute or by contract. If the period of leave exceeds three months and the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such three-month period.

(v) Transfer Restrictions. In no event shall the Committee permit an Incentive Stock Option to be transferred by a Participant other than by will or the laws of descent and distribution, and any Incentive Stock Option granted hereunder shall be exercisable, during his or her lifetime, only by the Participant.

(h) No Repricing. Except as otherwise provided in Section 5.3, in no event shall the Committee decrease the Exercise Price of a Stock Option after the date of grant or cancel outstanding Stock Options and grant replacement Stock Options with a lower Exercise Price without first obtaining the approval of the holders of a majority of the Shares present in person or by proxy at a meeting of Schering-Plough’s shareholders and entitled to vote at such meeting.
4.5     Restricted Stock. The Committee may grant Restricted Stock under the Plan to such Employees as the Committee may from time to time select, in such amounts and subject to such terms, conditions and restrictions (including, without limitation, transfer restrictions) and Restriction Periods as the Committee, in its discretion, may determine and set forth in the Award Certificate. The Committee, in its discretion, may condition an Award of Restricted Stock on the Participant giving the representation described in Section 7.4.

(a) Payment of Restricted Stock. As soon as practicable after Restricted Stock is awarded, a certificate or certificates for all such Shares of Restricted Stock shall be registered in the name of the Participant and, at the discretion of Schering-Plough, be either (i) delivered to the Participant or (ii) held by Schering-Plough on behalf of the Participant until all restrictions have lapsed. The Participant shall thereupon have all the rights of a shareholder with respect to such Shares, including the right to vote and receive dividends or other distributions made or paid with respect to such Shares, except that such Shares shall be subject to the forfeiture provisions of clause (i) below. The Committee may, in its discretion, impose and set forth in the Award Certificate such other restrictions on Restricted Stock for such Restriction Period or Periods as it deems appropriate. Except as the Committee may otherwise determine, and subject to (1) the Committee’s authority under Section 3.2 to waive or amend any terms, conditions, limitations or restrictions of an Award, (2) Section 5.4 relating to Changes in Control and (3) the special forfeiture provisions of Section 7.2, such Shares shall be subject to the following provisions.

(i) Forfeiture and Lapse of Restriction. Shares of Restricted Stock shall be forfeited by a Participant upon the Participant’s Termination of Employment during the Restriction Period for any reason other than the Participant’s death, Disability or Termination Due to Business Divestiture. Subject to clause (ii) below and Section 5.4 relating to Changes in Control, restrictions on Shares of Restricted Stock shall lapse at the end of the Restriction Period set forth in the Award Certificate.

(ii) Accelerated Lapse. Notwithstanding the foregoing, all restrictions on Shares of Restricted Stock shall immediately lapse upon the death or Disability of the Participant. The Committee may, in its discretion, provide in the applicable Award Certificate that restrictions on Shares of Restricted Stock shall also lapse upon the Participant’s Retirement or Involuntary Termination.

(b) Legend. In order to enforce any restrictions that the Committee may impose on Restricted Stock, the Committee shall cause a legend or legends setting forth a specific reference to such restrictions to be placed on all certificates for Shares of Restricted Stock. As restrictions are released, a new certificate, without the legend, for the number of Shares with respect to which restrictions have been released shall be issued and delivered to the Participant as soon as possible thereafter.
4.6     Deferred Stock Units. The Committee may grant Deferred Stock Units under the Plan to those Employees whom the Committee may from time to time select, in such amounts and pursuant to such other terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Certificate, subject to the following provisions.

(a) Deferred Stock Account. Deferred Stock Units awarded to a Participant shall be credited to a Deferred Stock Account established and maintained by Schering-Plough on behalf of the Participant. No Participant shall be a shareholder with respect to any Shares underlying Deferred Stock Units credited to his Deferred Stock Account, nor shall the Participant (or the Participant’s Beneficiary) have any right to or interest in any specific assets of Schering-Plough or its Affiliates or Subsidiaries, including any Shares reserved for issuance under the Plan, until such Shares are actually distributed to the Participant.

(b) Dividend Equivalents. Unless the Committee determines otherwise at the time of grant and sets forth in the applicable Award Certificate, in the event of Schering-Plough’s payment of dividends on Shares, Dividend Equivalents shall be applied as follows.

(i) Stock Dividends. Dividend Equivalents relating to stock dividends shall be credited to a Participant’s Deferred Stock Account as of the dividend payment date in the form of additional Deferred Stock Units, based on the Fair Market Value of a Share on the dividend payment date.

(ii) Non-Stock Dividends. Dividend Equivalents relating to dividends other than stock dividends shall be distributed immediately to the Participant as additional compensation on the dividend payment date.

(c) Payment of Shares. Subject to paragraph (d) below and Section 5.4 relating to Changes in Control, Deferred Stock Units shall be paid in Shares, at the rate of one Share per each Deferred Stock Unit, at such time or times and in such manner as the Committee shall determine at the time of grant and set forth in the applicable Award Certificate, which can be either:

(i) Lump Sum. A single lump sum payable on a specified date not earlier than the six-month anniversary of the date the Deferred Stock Units were awarded to the Participant, or

(ii) Installments. In a set number of equal or unequal periodic installments commencing on a specified date not earlier than the six-month anniversary of the date the Deferred Stock Units were awarded to the Participant.

The timing and form of payment of Shares in settlement of Deferred Stock Units shall be set forth in the Award Certificate at the time of grant and, to the extent such Deferred Stock Units are subject to the requirements of Section 409A of the Code, shall not be subject to modification or acceleration by the Committee, except as provided in paragraph (d) below and in Section 5.4. The Committee, in its discretion, may condition the issuance of Shares in connection with Deferred Stock Units on the Participant giving the representation described in Section 7.4.

(d) Termination and Forfeiture. Unless the Award Certificate provides otherwise, and subject to (1) the Committee’s authority under Section 3.2 to waive or amend any terms, conditions, limitations or restrictions of an Award, (2) Section 5.4 relating to Changes in Control and (3) the special forfeiture provisions of Section 7.2, any undistributed Deferred Stock Units remaining in a Participant’s Deferred Stock Account shall be forfeited by the Participant upon the Participant’s Termination of Employment for any reason other than other than the death, Disability, Retirement, Termination Due to Business Divestiture or Involuntary Termination of the Participant.

(i) Death. Upon the death of a Participant prior to full payment of the Participant’s Deferred Stock Account, the remaining balance of the Participant’s Deferred Stock Account shall be paid in Shares to the Participant’s Beneficiary or, if none, to the legal representative of the Participant’s estate or to the person to whom the Participant’s Deferred Stock Unit payment rights are transferred under Participant’s will or by operation of law, in a single lump sum payment as soon as administratively feasible after the Participant’s death. Schering-Plough shall be under no obligation to deliver Shares in satisfaction of a Deferred Stock Unit unless and until Schering-Plough is satisfied that the person or persons to whom the Shares are being transferred are the duly appointed executor(s) or administrator(s) of the deceased Participant or the person to whom the Deferred Stock Units have been transferred under the Participant’s will or by the applicable laws of descent and distribution.

(ii) Disability. In the event a Participant becomes Disabled prior to full payment of the Participant’s Deferred Stock Account, the remaining balance of the Participant’s Deferred Stock Account shall be paid in Shares at the scheduled time and in the scheduled manner set out in the applicable Award Certificate at the time of grant; provided, however that the Committee may determine at the time of grant and set forth in an Award Certificate that if the Participant becomes Disabled prior to the scheduled payment date or dates of the Deferred Stock Units, the remaining balance the Participant’s Deferred Stock Account shall be paid to the Participant in a single lump sum distribution as soon as administratively feasible after the date the Participant becomes Disabled.

(iii) Retirement. Upon the Retirement of a Participant prior to full payment of the Participant’s Deferred Stock Account, the Participant shall forfeit all unpaid Deferred Stock Units that were awarded to the Participant during the one-year period immediately preceding the Participant’s Retirement date and all other Deferred Stock Units remaining in the Participant’s Deferred Stock Account shall be paid at the scheduled time and in the scheduled manner set out in the applicable Award Certificate at the time of grant; provided, however that the Committee may determine at the time of grant and set forth in an Award Certificate that the entire unpaid balance of the a Participant’s Deferred Stock Account shall be forfeited upon the Participant’s Retirement. Alternatively, to the extent permitted under Section 409A of the Code, the Committee may determine at the time of grant and set forth in an Award Certificate that, in the event of the Participant’s Retirement prior to the scheduled payment date or dates of the Deferred Stock Units, the remaining balance the Participant’s Deferred Stock Account shall be paid to the Participant in a single lump sum distribution as soon as administratively feasible after the Participant’s Retirement date, but not earlier than the six-month anniversary of the Participant’s Retirement date if the Participant is a Section 409A Specified Employee.

(iv) Termination Due to Business Divestiture. Upon a Participant’s Termination Due to Business Divestiture prior to full payment of the Participant’s Deferred Stock Account, the remaining balance of the Participant’s Deferred Stock Account shall be paid in Shares at the scheduled time and in the scheduled manner set out in the applicable Award Certificate at the time of grant. Alternatively, to the extent permitted under Section 409A of the Code, the Committee may determine at the time of grant and set forth in an Award Certificate that, in the event of the Participant’s Termination Due to Business Divestiture prior to the scheduled payment date or dates of the Deferred Stock Units, the remaining balance the Participant’s Deferred Stock Account shall be paid to the Participant in a single lump sum distribution as soon as administratively feasible after the Participant’s termination date, but not earlier than the six-month anniversary of the Participant’s termination date if the Participant is a Section 409A Specified Employee.

(v) Involuntary Termination. Upon the Involuntary Termination of a Participant prior to full payment of the Participant’s Deferred Stock Account, the Participant shall forfeit –

(A) All unpaid Deferred Stock Units that were awarded to the Participant during the one-year period immediately preceding the Participant’s Involuntary Termination date; and

(B) A prorated portion of the remaining Deferred Stock Units under each Deferred Stock Unit Award determined by subtracting from the number of unpaid Deferred Stock Units remaining under such Award the product of (I) the number of unpaid Deferred Stock Units remaining under such Award, multiplied by (II) a fraction, the numerator of which is the number of full months worked by the Participant between the date of grant and the Involuntary Termination date, and the denominator of which is the total number of full months between the date of grant and the originally scheduled payment date.

All other Deferred Stock Units remaining in the Participant’s Deferred Stock Account shall be paid at the scheduled time and in the scheduled manner set out in the applicable Award Certificate at the time of grant.

(e) Payment Deferrals. Subject to the requirements of Section 409A of the Code, the Committee may from time to time and on a case by case basis permit a Participant to elect to defer payment of his Deferred Stock Units, or change the form of payment of Shares issued in connection with Deferred Stock Units. Elections to defer the payment date or change the form of payment shall be subject to the following limitations, which may not be waived by the Committee:

(i) Such election must be made, if at all, no less than 12 months prior to the originally scheduled payment date set out in the Award Certificate for the Deferred Stock Units with respect to which the election is made;

(ii) Such election may not take effect until at least 12 months after the date on which the election is made; and

(iii) Except with respect to an election to receive payment upon Disability, the first scheduled payment must be deferred pursuant to the election for a period of at least five years from the original payment date set out in the Award Certificate for the Deferred Stock Units with respect to which the election is made.

For purposes of this paragraph (e), each scheduled installment payment under a Deferred Stock Unit Award shall be deemed to be a separate payment.

(f) Committee Discretion. Notwithstanding anything in the Plan to the contrary (including anything in Section 3.2 relating to the authority of the Committee or Section 5.4 relating to Changes in Control) in no event shall the Committee have discretion under the Plan to accelerate the payment date or deferred payment date of Deferred Stock Units, except to the extent permitted under Section 409A of the Code and applicable U.S. Treasury Department or Internal Revenue Service guidance issued in connection with Section 409A of the Code.
4.7     Other Stock-Based Awards. Subject to compliance with the requirements of Section 409A of the Code, the Committee may, from time to time, grant to an Employee Other Stock-Based Awards under the Plan. These Awards may include, among other things Shares, restricted stock options, stock appreciation rights that are settled in Shares, and phantom or hypothetical Shares. The Committee shall determine, in its discretion, the terms, conditions, restrictions and limitations, if any, that shall apply to Other Stock-Based Awards granted pursuant to this Section 4.7 (including whether Dividend Equivalents shall be credited or paid with respect to any such Award), which terms, conditions, restrictions and/or limitations shall be set forth in the Award Certificate. The Committee, in its discretion, may condition the delivery of Shares in connection with an Award under this Section 4.7 on the Participant giving the representation described in Section 7.4.
4.8     Performance Awards. The Committee may grant Performance Awards under the Plan only to such Employees as the Committee may from time to time select, in such amounts and subject to such terms and conditions as the Committee, in its discretion, may determine. Performance Awards granted under the Plan shall be subject to the following provisions.

(a) General. Performance Awards that are not Qualified Performance Awards shall be based on such Performance Cycles, Performance Measures and vesting or payout formulas (which may be the same as or different than those applicable to Performance Awards that are designated as Qualified Performance Awards) as the Committee, in its discretion, may establish for such purposes.

(b) Form of Payment. Performance Awards may be paid in cash, Shares, Stock Options, Restricted Stock, Deferred Stock Units, Other Stock-Based Awards or any combination of the foregoing in such proportions as the Committee may determine, in its discretion, and set forth in the Award Certificate. To the extent that a Performance Award is paid in Shares, Stock Options, Restricted Stock, Deferred Stock Units and/or Other Stock-Based Awards, the amount of each such form of Award that is payable shall be based on the Fair Market Value of a Share on the date of grant, subject to such reasonable Restricted Stock and Deferred Stock Unit discount factors and/or Stock Option valuation methodologies as the Committee may, in its discretion, apply. Stock Options, Restricted Stock, Deferred Stock Units and Other Stock-Based Awards granted in connection with a Performance Award shall be subject to the provisions of Sections 4.4, 4.5, 4.6 and 4.7, respectively.

(c) Qualified Performance Awards. A Performance Award granted to a Covered Employee under the Plan may, at the discretion of the Committee, be designated as a Qualified Performance Award. Qualified Performance Awards under the Plan may be granted either separately or at the same time as Awards that are not designated as Qualified Performance Awards; provided, however, that in no event may the payment of an Award that is not a Qualified Performance Award be contingent upon the failure to attain a specific level of performance on the Performance

Measure(s) applicable to a Qualified Performance Award for the same Performance Cycle. In the event the Committee designates an Award as a Qualified Performance Award, any determinations of the Committee pertaining to Performance Measures and other terms and conditions of such Qualified Performance Award (other than a determination under paragraph (iii)(D) below to reduce the amount of the Award) shall be in writing and made within the Qualified Performance Award Determination Period. A Performance Award that the Committee designates as a Qualified Performance Award shall be subject to the following additional requirements.

(i) Performance Cycles. Performance Awards that are designated as Qualified Performance Awards shall be awarded in connection with a Performance Cycle. The Committee shall determine the length of a Performance Cycle within the Qualified Performance Award Determination Period. In the event that the Committee determines that a Performance Cycle shall be a period greater than one fiscal year, a new Qualified Performance Award may be granted and a new Performance Cycle may commence prior to the completion of the Performance Cycle associated with the prior Qualified Performance Award.

(ii) Participants. Within the Qualified Performance Award Determination Period, the Committee shall determine the Covered Employees who shall be eligible to receive a Qualified Performance Award for such Performance Cycle.

(iii) Performance Measures; Targets; Vesting and Payout Formulas.

(A) Within the Qualified Performance Award Determination Period, the Committee shall fix and establish, in writing, (1) the Performance Measure(s) that shall apply to the Qualified Performance Award for the Performance Cycle; (2) the target amount of such Qualified Performance Award that shall be payable to each such Covered Employee; and (3) the vesting and/or payout formula for computing the actual amount of such Qualified Performance Award that shall become vested and/or payable with respect to each level of attained performance. Towards this end, such vesting and/or payout formula shall, based on objective criteria, set forth for the applicable Performance Measure(s) the minimum level of performance that must be attained during the Performance Cycle before any such Qualified Performance Award shall become vested and/or payable and the percentage of the target amount of such Award that shall be vested and/or payable to each Covered Employee upon attainment of various levels of performance that equal or exceed the minimum required level.

(B) The Committee may, in its discretion, select Performance Measures that measure the performance of Schering-Plough or one or more business units, divisions, Affiliates or Subsidiaries of Schering-Plough. The Committee may select Performance Measures that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies.

(C) In applying Performance Measures, the Committee may, in its discretion, exclude unanticipated, unusual or infrequently occurring items (including any event described in Section 5.3 and the cumulative effect of changes in the law, regulations or accounting rules), and may determine within the Qualified Performance Award Determination Period to exclude other items.

(D) Notwithstanding anything in this paragraph (c)(iii) to the contrary, the Committee may, on a case by case basis and in its sole discretion, reduce, but not increase, the amount of any Qualified Performance Award that is payable to a Covered Employee with respect to a Performance Cycle, provided, however, that no such reduction shall result in an increase in the dollar amount of any such Qualified Performance Award payable to any other Covered Employee.

(iv) Committee Certification. No Qualified Performance Award shall vest or be paid to a Covered Employee under the Plan unless and until the Committee certifies in writing the level of attainment of the applicable Performance Measure(s) for the applicable Performance Cycle.

(v) Limitation on Awards. Subject to Sections 5.1 and 5.3, the dollar value of any Qualified Performance Award payable in cash to any Covered Employee shall not exceed $3 million (or, in the case of the Chief Executive Officer, $6,000,000) for any 12-month Performance Cycle; provided that for any Performance Cycle that is the same as a performance period under the Operations Management Team Incentive Plan, such amounts shall serve as combined limits under both this Plan and the Operations Management Team Incentive Plan. For any Performance Cycle greater than 12 months in duration, this maximum will be adjusted proportionately.

(vi) Code Section 162(m). It is the intent of Schering-Plough that Qualified Performance Awards granted to Covered Employees under the Plan shall satisfy the applicable requirements of Code Section 162(m) and the regulations thereunder so that Schering-Plough’s tax deduction for Qualified Performance Awards is not disallowed in whole or in part by operation of Code Section 162(m). If any provision of this Plan pertaining to Qualified Performance Awards, or any Award to a Covered Employee under the Plan that the Committee designates as a Qualified Performance Award, would otherwise frustrate or conflict with such intent, that provision or Award shall be interpreted and deemed amended so as to avoid such conflict.
4.9     Substitute Awards. The Committee may make Awards under the Plan to Acquired Grantees through the assumption of, or in substitution for, outstanding stock-based awards previously granted to such Acquired Grantees. Such assumed or substituted Awards will be subject to the terms and conditions of the original awards made by the Acquired Company, with such adjustments therein as the Committee considers appropriate to give effect to the relevant provisions of any agreement for the acquisition of the Acquired Company. Any grant of Stock Options pursuant to this Section 4.9 will be subject to the rules set out in Section 424 of the Code and any final regulations published thereunder, regardless of whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.
4.10    Termination for Cause. Notwithstanding anything to the contrary herein, if a Participant incurs a Termination for Cause, then all of the Participant’s outstanding Awards under the Plan (whether or not vested or exercisable) will immediately be cancelled and forfeited and the special forfeiture provisions of Section 7.2 shall apply. The exercise of any Stock Option or the payment of any Award may be delayed, in the Committee’s discretion, in the event that a potential Termination for Cause is pending.
V.      SHARES SUBJECT TO THE PLAN; ADJUSTMENTS.
5.1     Shares Available. The Shares issuable under the Plan are authorized but unissued Shares or Shares held in Schering-Plough’s treasury. Subject to adjustment in accordance with Section 5.3, the total number of Shares with respect to which Awards may be issued under the Plan may not exceed 92,000,000 Shares, which includes the number of Shares that have been approved by Schering-Plough shareholders for issuance under the Prior Plan, but which have not been awarded under the Prior Plan as of the Effective Date and which are no longer available for issuance under Prior Plan for any reason (including without limitation, the discontinuance or termination of the Prior Plan). Subject to adjustment in accordance with Section 5.3, from such aggregate limit:

(a) No more than an aggregate of 46,000,000 Shares may be issued under Incentive Stock Options during the term of the Plan;

(b) No more than an aggregate of 46,000,000 Shares may be issued in the form of Restricted Stock, Deferred Stock Units or Other Stock-Based Awards payable in Shares during the term of the Plan; and

(c) The maximum aggregate number of Shares with respect to which Stock Options may be granted to any one Participant during any fiscal year of Schering-Plough may not exceed 3,000,000 Shares.
5.2     Counting Rules.

(a) Shares Counted. For purposes of determining the number of Shares remaining available for issuance under the Plan (including Shares originally approved under the Prior Plan, but made available for issuance under this Plan in accordance with Section 5.1), only Awards payable in Shares shall be counted. In addition, Shares that are tendered or withheld in payment of all or part of the Exercise Price of a Stock Option, or in satisfaction of the withholding obligations of an Award shall be counted against the remaining Shares and shall no longer be available for issuance under the Plan.

(b) Shares Not Counted. The following Shares relating to Awards under this Plan (or Awards under the Prior Plan that are outstanding as of the Effective Date) are not counted as issued Shares for purposes of determining the number of Shares remaining available for issuance under the Plan, and shall remain available for issuance under the Plan.

(i) Shares underlying awards that are settled in cash in lieu of Shares;

(ii) Shares underlying Awards that expire, are forfeited, cancelled or terminate for any other reason without the issuance of Shares;

(iii) Shares issued in connection with Awards that are assumed, converted or substituted as the result of Schering-Plough’s acquisition of an Acquired Company or the combination of Schering-Plough with another company; and

(iv) Shares of Restricted Stock that are forfeited and returned to Schering-Plough upon a Participant’s Termination of Employment.
5.3     Adjustments. If there is a change in the outstanding Shares by reason of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, and the Committee determines, in its sole discretion, that, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, an adjustment in the number or kind of Shares that may be issued under the Plan, the number of Shares underlying an outstanding Award, the Exercise price of a Stock Option or the number of Deferred Stock Units credited to a Deferred Stock Account is required, the Committee will make the adjustment, which will be conclusive and binding for all purposes under the Plan. Notwithstanding the foregoing, no adjustments shall be made with respect to Qualified Performance Awards granted to a Covered Employee to the extent such adjustment would cause the Award to fail to qualify as performance-based compensation under Section 162(m) of the Code.
5.4     Consequences of a Change in Control. Notwithstanding any other provision of the Plan, Awards that are outstanding as of the effective date of a Change in Control shall be subject to the following provisions.

(a) Replacement Awards. Any Award granted hereunder shall be deemed to apply to the securities, cash or other property (subject to adjustment by cash payment in lieu of fractional interests) to which a holder of the number of Shares equal to the number of Shares underlying the Participant’s Awards would have been entitled pursuant to the Change in Control, and proper provisions shall be made to ensure that this clause is a condition to any transaction that would result in a Change in Control; provided, however, that during the 60-day period beginning on the date of Change in Control, the Committee (or, if applicable, the board of directors of the entity assuming Schering-Plough’s obligations under the Plan) may, in its discretion, take any of the following actions with respect to each Award that is outstanding as of the effective date of Change in Control:

(i) Modify or adjust the Award to reflect the Change in Control; or

(ii) Cancel the Award and cause the acquiring or surviving corporation to replace it with an equivalent right after the Change in Control.

(b) Stock Options. All outstanding Stock Options shall become immediately vested and exercisable as of the effective date of a Change in Control. In addition, during the 60-day period beginning on the date of Change in Control, the Committee may, in its discretion, cancel all or a portion of a Participant’s remaining Stock Options and, in consideration of such cancellation, pay the Participant with respect to each Share issuable under the cancelled Stock Option an amount in cash equal to the amount by which the Change in Control Price exceeds the Exercise Price of the cancelled Stock Option. Finally in the event an Employee incurs an Involuntary Termination after a Change in Control, all of the Participant’s outstanding Stock Options as of the date of such Involuntary Termination (which became exercisable as of the effective date of the Change in Control, if not already exercisable before such time), shall remain exercisable for the full duration of the Stock Option’s original term, notwithstanding the Participant’s Termination of Employment.

(c) Deferred Stock Units. All Deferred Stock Units credited to a Participant’s Deferred Stock Account but not yet distributed as of the date of the Change in Control shall become immediately vested and non-forfeitable as of the effective date of a Change in Control and shall be distributed in a single lump sum cash payment, in lieu of Shares, as soon practicable thereafter (but in no event more than 30 days after the effective date of the Change in Control) at a dollar value per Deferred Stock Unit equal to the Change in Control Price.

(d) Restricted Stock and Other Stock-Based Awards. All restrictions and conditions on any Shares of Restricted Stock or Other Stock-Based Awards shall immediately lapse or be deemed satisfied, as the case may be, as of the effective date of a Change in Control and all such Awards shall become vested and non-forfeitable as of such date.

(e) Performance Awards. Each Employee who has been granted a Performance Award that is outstanding as of the effective date of a Change in Control shall be deemed to have achieved a level of performance, as of the Change in Control, that would cause all (100%) of the Participant’s target amounts to become payable and all restrictions and vesting conditions, if any, on the form of Award or Awards payable to the Employee in connection with the Performance Award shall be waived.

5.5     Fractional Shares. No fractional Shares shall be issued under the Plan. In the event that a Participant acquires the right to receive a fractional Share under the Plan, such Participant shall receive, in lieu of such fractional Share, cash equal to the Fair Market Value of the fractional Share as of the date of settlement.
VI.     AMENDMENT AND TERMINATION.
6.1     Amendment. The Plan may be amended at any time and from time to time by the Board without the approval of shareholders of Schering-Plough, except that no material revision to the terms of the Plan will be effective without first obtaining the approval of the amendment by the holders of a majority of the Shares present in person or by proxy at a meeting of Schering-Plough’s shareholders and entitled to vote at such meeting. A revision is “material” for this purpose if, among other changes, it (a) materially increases the number of Shares that may be issued under the Plan (other than an increase pursuant to Section 5.3 of the Plan), (b) changes the types of Awards available under the Plan, (c) expands the class of persons eligible to receive Awards under the Plan, (d) extends the term of the Plan, (e) decreases the Exercise Price at which Stock Options may be granted, (f) reduces the Exercise Price of outstanding Stock Options, or (g) results in the replacement of outstanding Stock Options with new Awards that have an Exercise Price that is lower than the Exercise Price of the replaced Stock Options. No amendment of the Plan made without the Participant’s written consent may adversely affect any right of a Participant with respect to an outstanding Award. Notwithstanding the foregoing, this Plan is intended to incorporate all applicable requirements of Section 409A of the Code and guidance issued thereunder by the U.S. Treasury Department and the Internal Revenue Service, and the Plan will be deemed to be amended as necessary to comply with those requirements.
6.2     Termination. The Plan shall terminate upon the earlier of the following dates or events to occur:

(a) The adoption of a resolution of the Board terminating the Plan; or

(b) December 31, 2011.
         No Awards shall be granted under this Plan after it has been terminated. However, the termination of the Plan shall not alter or impair any of the rights or obligations of any person, without such person’s consent, under any Award theretofore granted under the Plan. After the termination of the Plan, any previously granted Awards shall remain in effect and shall continue to be governed by the terms of the Plan and the applicable Award Certificate.
VII.    GENERAL PROVISIONS
7.1     Nontransferability of Awards. No Award under the Plan shall be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, and no other persons will otherwise acquire any rights therein, except as provided below.

(a) Any Award may be transferred by will or by the laws of descent or distribution.

(b) The Committee may provide in the Award Certificate that all or any part of the vested portion of a Nonqualified Stock Option may, subject to the prior written consent of the Committee, be transferred to one or more of the following classes of donees –

(i) a family member;

(ii) a trust for the benefit of a family member; or

(iii) a limited partnership whose partners are solely family members; or any other legal entity set up for the benefit of family members.

For purposes of this paragraph (b), a family member means a Participant’s spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews, grandnieces and grandnephews, including adopted, in-laws and step family members.

(c) Any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and the applicable Award Certificate. The Participant or the Participant’s estate will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority. The Committee may, in its discretion, disallow all or a part of any transfer of an Award pursuant to paragraph (b) above unless and until the Participant makes arrangements satisfactory to the Committee for the payment of any withholding tax. The Participant must immediately notify the Committee, in the form and manner required by the Committee, of any proposed transfer of an Award pursuant to paragraph (b). No transfer will be effective until the Committee consents to the transfer in writing.

(d) Except as otherwise provided in the Award Certificate, any Nonqualified Stock Option transferred by a Participant pursuant to this paragraph (d) may be exercised by the transferee only to the extent that the Award would have been exercisable by the Participant had no transfer occurred. The transfer of Shares upon exercise of the Award will be conditioned on the payment of any withholding tax.

(e) Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered; provided, however, that Restricted Stock awarded to an affiliate of Schering-Plough may be transferred only pursuant to Rule 144 under the Securities Act, or pursuant to an effective registration for resale under the Securities Act. For purposes of this paragraph (e), “affiliate” will have the meaning assigned to that term under Rule 144.

(f) In no event may a Participant transfer an Incentive Stock Option other than by will or the laws of descent and distribution.
7.2     Special Forfeiture Provision. Except as otherwise provided in the current employment agreement between Schering-Plough and the relevant Employee (which agreement shall take precedent over this Section 7.2), and if the Committee, in its discretion, provides otherwise in the applicable Award Certificate, if a Participant either –

(a) incurs a Termination for Cause or

(b) incurs a Termination of Employment for any reason other than other than death, Disability, Retirement, Termination Due to Business Divestiture or Involuntary Termination and, within one year after such Termination of Employment, without prior written approval of the Committee, enters into an employment or consulting arrangement (including service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in any business in which Schering-Plough or its Affiliates or Subsidiaries is engaged that, in the sole judgment of the Committee, is competitive with Schering-Plough or any Affiliate or Subsidiary, then the Participant shall forfeit and return to Schering-Plough –

(i) the amount of any profit realized upon the exercise of any Stock Options at any time on or after the date that is ninety (90) days immediately prior to the date of the Participant’s Termination of Employment;

(ii) all shares of Restricted Stock that are not then vested or which vested during the three-month period immediately preceding such Termination of Employment; and

(iii) all Shares issued to the Participant in payment of the Participant’s Deferred Stock Units during the three-month period immediately preceding such Termination of Employment.
7.3     Withholding of Taxes. The Committee, in its discretion, may satisfy a Participant’s tax withholding obligations by any of the following methods or any method as it determines to be in accordance with the laws of the jurisdiction in which the Participant resides, has domicile or performs services.

(a) Stock Options. As a condition to the delivery of Shares pursuant to the exercise of a Stock Option, the Committee may require that the Participant, at the time of exercise, pay to Schering-Plough by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations. The Committee may, however, in its discretion, accept payment of tax withholding obligations through any of the Exercise Price payment methods described in Section 4.4(f).

(b) Other Awards Payable in Shares. The Participant shall satisfy the Participant’s tax withholding obligations arising in connection with the release of restrictions on Restricted Stock or the payment of Deferred Stock Units or Other Stock-Based Awards by payment to Schering-Plough by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations, provided that the format is approved by Schering-Plough or a designated third-party administrator. Notwithstanding the foregoing, subject to the requirements of applicable law, Schering-Plough may also satisfy the Participant’s tax withholding obligations by other methods, including selling or withholding Shares that would otherwise be available for delivery, provided that the Committee has specifically approved such payment method in advance.

(c) Cash Awards. Schering-Plough may satisfy a Participant’s tax withholding obligations arising in connection with the payment of any Award in cash by withholding cash from such payment.

7.4     Investment Representation. As a condition to any distribution of Shares pursuant to Awards under the Plan, Schering-Plough may require a Participant to represent in writing that such Shares are being acquired for the Participant’s own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.
7.5     Code Section 83(b) Elections. Neither Schering-Plough, any Affiliate or Subsidiary, nor the Committee shall have any responsibility in connection with a Participant’s election, or attempt to elect, under Code Section 83(b) to include the value of a Restricted Stock Award in the Participant’s gross income for the year of payment. Any Participant who makes a Code Section 83(b) election with respect to any such Award shall promptly notify the Committee of such election and provide the Committee with a copy thereof.
7.6     Beneficiary Designations. Designations of Beneficiaries by a Participant shall be made in writing and filed with Schering-Plough in such form and in such manner as the Committee may from time to time prescribe. A Participant may change his or her Beneficiaries in the same manner at any time prior to the death of the Participant. If a Participant dies without having designated any surviving Beneficiaries, the Participant’s remaining interests in Awards under the Plan shall be distributed to the legal representative of his estate or in accordance with the Participant’s will.
7.7     No Implied Rights. The establishment and operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other right upon any Employee for the continuation of his or her employment for any Performance Cycle or any other period. Schering-Plough expressly reserves the right, which may be exercised at any time and in Schering-Plough’s sole discretion, to discharge any individual and/or treat him or her without regard to the effect which such treatment might have upon him or her as a Participant in the Plan.
7.8     No Obligation to Exercise Options. The granting of a Stock Option shall impose no obligation upon the Participant to exercise such Stock Option.
7.9     No Rights as Shareholders. A Participant granted an Award under the Plan shall have no rights as a shareholder of Schering-Plough with respect to the Award unless and until such time as certificates for the Shares underlying the Award are registered in such Participant’s name. The right of any Participant to receive an Award by virtue of participation in the Plan shall be no greater than the right of any unsecured general creditor of Schering-Plough.
7.10    Indemnification of Committee. Schering-Plough shall indemnify, to the full extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate, is or was a member of the Committee or a delegate of the Committee so acting.
7.11    No Required Segregation of Assets. Neither Schering-Plough nor any Affiliate or Subsidiary shall be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan. In no event shall any interest be paid or accrued on any Award, including unpaid installments of an Award.
7.12    Nature of Payments. All Awards made pursuant to the Plan are in consideration of services for Schering-Plough or its Affiliates or Subsidiaries. Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of Schering-Plough or any Affiliate or Subsidiary except as may otherwise be specifically provided in the applicable employee benefit plan.
7.13    Compliance with Applicable Law. The obligations of Schering-Plough to issue or transfer Shares pursuant to Awards shall be subject to (a) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to the Shares, (b) the condition that the Shares be listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which Shares are listed and (c) compliance with all applicable laws and approvals by all governmental or regulatory agency as may be required. With respect to Reporting Persons, it is the intent of Schering-Plough that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. If any provision or this Plan or of any grant of an Award would otherwise frustrate or conflict with such intent, that provision shall be interpreted and deemed amended so as to avoid such conflict. No Participant will be entitled to a grant, exercise, transfer or payment of any Award if the grant, exercise, transfer or payment would violate the provisions of the Sarbanes-Oxley Act of 2002 or any other applicable law. In addition, it is the intent of Schering-Plough that the Plan and applicable Awards under the Plan comply with the applicable provisions of Sections 162(m) and 422 of the Code, and to the extent an Award is subject to the requirements of Section 409A of the Code, it is the intent of Schering-Plough that the Award be administered in a manner that satisfies such requirements. To the extent that any legal requirement of Section 16 of the Exchange Act or Section 162(m), 409A or 422 of the Code as set forth in the Plan ceases to be required under such Section, that Plan provision shall cease to apply. The Committee may revoke any Award if it is contrary to law or modify a Award (to the extent permitted by applicable law) to bring it into compliance with any valid and mandatory government regulation.
7.14    Headings. Section and paragraph headings are for reference only. In the event of a conflict between the title and content of a section or paragraph, the content shall control.
7.15    Governing Law; Severability. The Plan and all determinations made and actions taken thereunder shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Jersey and construed accordingly, to the extent not superseded by applicable federal law. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

DIRECTIONS
BY CAR
From South of Boston
Take I-93 North to exit 26 (Cambridge/ Storrow Drive). Keep left at the end of ramp and take underpass to Storrow Drive. Follow Storrow Drive approximately 2.5 miles to Kenmore Square exit (on left). Bear right at end of exit ramp into Kenmore Square. Take leftmost fork at intersection onto Brookline Avenue. Follow Brookline Avenue approximately 1 mile (Beth Israel Hospital will be on left) until Longwood Avenue. Take left on Longwood Avenue and follow approximately 1/4 mile. Take left onto Avenue Louis Pasteur. The Conference Center at Harvard Medical is on left.
From West of Boston
Take I-90 East (Massachusetts Turnpike) to exit 18 (Cambridge/ Allston). Bear right after toll booth at end of exit ramp. Turn right after lights (before the bridge) onto Storrow Drive. Follow Storrow Drive (about one mile) to Kenmore Square exit. Bear right at end of exit ramp into Kenmore Square. Take leftmost fork at intersection onto Brookline Avenue. Follow Brookline Avenue approximately 1 mile (Beth Israel Hospital will be on left). until Longwood Avenue. Take left on Longwood Avenue and follow approximately 1/4 mile. Take left onto Avenue Louis Pasteur. The Conference Center at Harvard Medical is on left.
From North of Boston
Take I-93 South to exit 26 (Storrow Drive/ North Station). Keep left at end of ramp and take underpass to Storrow Drive. Follow Storrow Drive approximately 2.5 miles to Kenmore Square exit (on left). Bear right at end of exit ramp into Kenmore Square. Take leftmost fork at intersection onto Brookline Avenue. Follow Brookline Avenue approximately 1 mile (Beth Israel Hospital will be on the left) until Longwood Avenue. Take left on Longwood Avenue and follow approximately 1/4 mile. Take left onto Avenue Louis Pasteur. The Conference Center at Harvard Medical is on left.
From Logan Airport
Take Rte. 1A South through Sumner Tunnel after leaving Logan Airport. Watch for detour signs that periodically direct traffic north before allowing access to Rte. 1A South. After tunnel, turn right onto I-93 N. Follow I-93 N about 1/4 mile to exit 26 (Cambridge/ Storrow Drive). Keep left at end of ramp and take underpass to Storrow Drive. Follow Storrow Drive approximately 2.5 miles to Kenmore Square exit (on left). Bear right at end of exit ramp into Kenmore Square. Take leftmost fork at intersection onto Brookline Avenue. Follow Brookline Avenue approximately 2 miles (Beth Israel Hospital will be on left) until Longwood Avenue. Take left on Longwood Avenue and follow approximately 1/4 mile. Take left onto Avenue Louis Pasteur. The Conference Center at Harvard Medical is on left.
BY PUBLIC TRANSPORTATION
D Line Subway
Take train to Longwood Station. From station, turn left on to Chapel Street and walk up short hill to Longwood Avenue. Turn left on to Longwood Avenue. Follow until Avenue Louis Pasteur and take left. The Conference Center at Harvard Medical is on left (about a 15 minute walk from the Longwood Station).
E Line Subway
Take train to Longwood Medical Area Station. From stop, proceed down Longwood Avenue towards the hospitals. Take right onto Avenue Louis Pasteur. The Conference Center at Harvard Medical is located on the left (about a 10 minute walk from the Longwood Medical Area Station).
47 Bus
Central Square, Cambridge – Albany St. Via South End Medical Area, Dudley Station & Longwood Medical Area
Exit bus in front of Children’s Hospital. Proceed down Longwood Avenue (towards Harvard Medical School) and take left on Avenue Louis Pasteur. The Conference Center at Harvard Medical is located on the left.
CT2 Bus
Kendall Square Station – Ruggles Station Via Longwood Medical Area
Exit bus in front of Children’s Hospital. Proceed down Longwood Avenue (towards Harvard Medical School) and take left on Avenue Louis Pasteur. The Conference Center at Harvard Medical is located on the left.
8A Bus
Dudley Station – Kenmore Station Via Longwood Medical Area
Exit bus in front of Children’s Hospital. Proceed down Longwood Avenue (towards Harvard Medical School) and take left on Avenue Louis Pasteur. The Conference Center at Harvard Medical is located on the left.

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET
https://www.proxyvotenow.com/sgp
•	Go to the website address listed above.

•	Have your proxy card ready.

•	Follow the simple instructions that appear on your computer screen.

OR
TELEPHONE
1-888-XXX-XXXX
•	Use any touch-tone telephone.

•	Have your proxy card ready.

•	Follow the simple recorded instructions.

OR
MAIL

•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage-paid envelope provided.

PRELIMINARY
DRAFT
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CALL TOLL-FREE TO VOTE

The Internet and telephone voting facilities will close at 5:00 p.m. E.S.T. on May 18, 2006.
For Plan Participants, to allow sufficient time for the Trustee to vote your shares under either Plan, voting facilities will close at 5:00 p.m. E.S.T on May 16, 2006.
▼ PLEASE DETACH PROXY CARD HERE ▼

The Board recommends a vote FOR proposals 1, 2, 3, 4 and 5 and AGAINST proposals 6 and 7.
1.	Elect five Directors named below for a one-year term (unless proposal 3 does not pass, in which case the terms will be three years):

The Board
Recommends
â
FOR all nominees (except as indicated to the contrary below)	☐	WITHHOLD authority to vote for all nominees	☐

Nominees:	1 - Thomas J. Colligan, 2 - C. Robert Kidder, 3 - Carl E. Mundy, Jr., 4 - Patricia F. Russo and 5 - Arthur F. Weinbach
INSTRUCTIONS: To withhold authority to vote for any individual nomination, strike a line through the nominee’s name.

The Board
Recommends
â

		FOR	AGAINST	ABSTAIN

2.	Ratify the designation of Deloitte & Touche LLP to audit the books and accounts for 2006	☐	☐	☐

3.	Approve amendments to governing instruments to provide for the annual election of Directors	☐	☐	☐

The Board
Recommends
â

		FOR	AGAINST	ABSTAIN

4.	Approve the Directors Compensation Plan	☐	☐	☐

5.	Approve the Stock Incentive Plan	☐	☐	☐

The Board Recommends â

6.	Shareholder Proposal on majority vote standard in the election of Directors	☐	☐	☐

7.	Shareholder Proposal on simple majority vote on all governance issues	☐	☐	☐

SCAN LINE

Please vote, sign, date and return this card promptly using the enclosed envelope. Sign exactly as your name appears on this card. Each joint tenant should sign. When signing as attorney, trustee, etc., give full title.

Date	Shareholder sign here	Co-Owner sign here

          SCHERING-PLOUGH CORPORATION
          2000 Galloping Hill Road
          Kenilworth, New Jersey 07033
2006 ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder:
     The Annual Meeting of Shareholders of Schering-Plough Corporation will be held at the Conference Center at Harvard Medical, 77 Avenue Louis Pasteur, Boston, Massachusetts on Friday, May 19, 2006 at 8:30 a.m.
     To be certain that your vote is counted, we urge you to complete and sign the proxy and voting instruction card below, detach it from this letter, and return it in the prepaid envelope enclosed in this package. Alternatively, you can vote by internet or telephone by following the instructions on the opposite side of this card.
     Admission to the meeting will be by ticket only. If you are a shareholder of record and plan to attend, please write to The Bank of New York at the address found in your Proxy Statement and an admission ticket will be sent to you.To be admitted, you must present both the admission ticket and a photo identification.

Susan Ellen Wolf
Corporate Secretary and
Vice President — Corporate Governance
March XX, 2006

SCHERING-PLOUGH CORPORATION — PROXY AND VOTING INSTRUCTION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Annual Meeting of Shareholders, May 19, 2006
     I appoint Fred Hassan, Robert Bertolini and Susan Ellen Wolf individually as proxies to vote all of my Schering-Plough Corporation Common Shares entitled to vote at the Annual Meeting of Shareholders to be held at the Conference Center at Harvard Medical, 77 Avenue Louis Pasteur, Boston, Massachusetts on Friday, May 19, 2006, and at any and all adjournments or postponements of that meeting, as directed on the other side of this card and, in their discretion upon other matters that arise at the meeting. I revoke any proxy previously given for the same shares.
     The proxy is solicited on behalf of the Board of Directors of the Company.This proxy when properly executed will be voted in the manner directed on the reverse side of this card. If no instructions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors.
     For participants in the Schering-Plough Employees’ Savings Plan and Schering-Plough Puerto Rico Employees’ Retirement Savings Plan: In accordance with the provisions of the Plans, I direct the Trustee of such Plans to sign a proxy for me in substantially the form set forth on the reverse side of this card. Voting rights will be exercised by the Trustee as directed. If the Trustee does not receive voting instructions for shares credited to Company Stock Account(s) under the Plans, it will vote those shares in the same proportion as shares held under each respective Plan for which voting instructions were timely received.
(Continued and to be signed on the reverse side)

To change your address, please mark this box.	☐	SCHERING-PLOUGH CORPORATION P.O. BOX 11371 NEW YORK, N.Y. 10203-0371